As filed with the Securities and Exchange Commission on August 17, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PORTEC RAIL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

West Virginia	3743	55-0755271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 Old Freeport Road

Pittsburgh, Pennsylvania 15238-8250
(412) 782-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John S. Cooper

900 Old Freeport Road
Pittsburgh, Pennsylvania 15238-8250
(412) 782-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan Schick, Esq. Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Phone: (202) 274-2000	Anker M. Bell, Esq. Vorys, Sater, Seymour & Pease LLP P.O. Box 1008 Columbus, Ohio 43216 Phone: (614) 464-5652

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☐

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☑

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☑

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
		offering price	aggregate offering	Amount of
Title of each class of securities to be registered	Amount to be registered	per share	price	registration fee

Common Stock, $0.01 par value per share	1,606,000 shares(1)	(2)	$11,857,084(2)	$1,503

(1)	Represents the maximum number of shares of Portec Rail Products, Inc. common stock that may be issued in connection with the proposed merger to which this registration statement relates.

(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of $3.23, the market value of the common stock of Salient Systems, Inc. to be exchanged or cancelled in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such common stock quoted on the Pink Sheets Market on August 12, 2004, and 3,676,615 shares of common stock of Salient Systems, Inc. that may be received by the Registrant and/or cancelled upon consummation of the merger.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[SALIENT SYSTEMS, INC. LOGO]

To the Shareholders of Salient Systems, Inc.:

A Merger Proposal — Your Vote Is Very Important

      On July 19, 2004, the board of directors of Salient Systems, Inc. unanimously approved a merger agreement by and among Portec Rail Products, Inc., Portec Rail Acquisition Corp., Salient Systems, Inc., Harold D. Harrison and Sharron A. Harrison pursuant to which Salient Systems, Inc. will be merged with and into Portec Rail Acquisition Corp., a subsidiary of Portec Rail Products, Inc. Salient Systems, Inc. has scheduled a special meeting of shareholders to vote on the merger agreement. Salient Systems, Inc. is sending you this document to ask you to vote on the approval of the merger agreement.

      If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Salient Systems, Inc. common stock (other than any dissenting shares) will be converted into the right to receive:

•	$1.447 in cash, and 0.24116397 shares of Portec Rail Products, Inc. common stock, subject to adjustment (together with the cash consideration, the “base merger consideration”), plus;

•	the possibility of an additional number of shares of Portec Rail Products, Inc. common stock depending on the after-tax net income, if any, of the Salient Systems, Inc. business for the years ending December 31, 2004, 2005 and 2006, subject to a reduction if the working capital of Salient Systems, Inc. at the closing date is less than the working capital of Salient Systems, Inc. at December 31, 2003, plus;

•	if the working capital of Salient Systems, Inc. at the closing date is greater than the working capital of Salient Systems, Inc. at December 31, 2003, a pro rata share of such amount paid in cash and Portec Rail Products, Inc. common stock in the same proportion as the base merger consideration.

      Harold D. Harrison, the founder, President and Chief Executive Officer and 32.7% owner of Salient Systems, Inc., has agreed that out of the Salient Systems, Inc. common stock issued to and owned by him, 735,323 shares shall become and be converted into the right to receive the same consideration received by other Salient Systems, Inc. shareholders but on a deferred basis, and subject to certain conditions relating to his continued employment with a subsidiary of Portec Rail Products, Inc., as follows: (i) a promissory note, in the aggregate principal amount of $1,064,000, which provides for the payment to Mr. Harrison in four equal, annual installments of $266,000 beginning January 3, 2006 and ending on January 3, 2009, with interest payable at the prime rate; plus (ii) 177,334 shares of Portec Rail Products, Inc. common stock, subject to adjustment, to be placed in an escrow account which shall provide for the delivery to Mr. Harrison of these shares in four approximately equal annual installments beginning January 3, 2006 and ending on January 3, 2009.

      Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of Salient Systems, Inc. and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Salient Systems, Inc. vote to approve the merger agreement. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by submitting a valid proxy, completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares of Salient Systems, Inc. common stock held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

      This proxy statement-prospectus gives you detailed information about the special meeting of shareholders to be held on [Date of Meeting], 2004, the merger and other related matters. You should carefully read this entire document, including the appendices. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 39.

      On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Harold D. Harrison President and Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

      This proxy statement-prospectus is dated                     , 2004, and is first being mailed on or about                     , 2004.

WHERE YOU CAN FIND MORE INFORMATION

      Portec Rail Products, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Portec Rail Products, Inc. files reports and other information with the Securities and Exchange Commission electronically, and the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information.

      This document references important business and financial information about Portec Rail Products, Inc. from documents that are not included in or delivered with this proxy statement-prospectus. These documents are available without charge to you upon written or oral request at the applicable company’s address and telephone number listed below:

Portec Rail Products, Inc.	Salient Systems, Inc.
900 Old Freeport Road	4330 Tuller Road
Pittsburgh, Pennsylvania 15238	Dublin, Ohio 43017
(412) 782-6000	(614) 792-5800

      To obtain timely delivery, you must request the information no later than                     , 2004.

      Portec Rail Products, Inc. has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 1,060,000 shares of Portec Rail Products, Inc. common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

      You should rely only on the information contained in this document to vote on the merger. We have not authorized anyone to provide to you information that is different form what is contained in this document. This document is dated                    , 2004. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders nor the issuance of the shares of Portec Rail Products, Inc. common stock in the merger shall create any implication to the contrary.

      Portec Rail Products, Inc. common stock is listed on the Nasdaq National Market under the trading symbol “PRPX,” and Salient Systems, Inc. common stock is not traded on any established trading market but is traded over-the-counter under the trading symbol “SLTS.”

(i)

SALIENT SYSTEMS, INC.

4330 Tuller Road
Dublin, Ohio 43017

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [Date of Meeting], 2004

      NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Salient Systems, Inc. will be held at the offices of Salient Systems, Inc. located at 4330 Tuller Road, Dublin, Ohio, at       p.m. local time, on [Date of Meeting], 2004, for the following purposes:

      1. To approve the Agreement and Plan of Merger by and among Portec Rail Products, Inc., Portec Rail Acquisition Corp., Salient Systems, Inc., Harold D. Harrison and Sharron A. Harrison, dated July 20, 2004, and the transactions contemplated by the merger agreement, as discussed in the attached proxy statement-prospectus; and

      2. To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

      The proposed merger is described in more detail in this proxy statement-prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this document. Only Salient Systems, Inc. shareholders of record as of the close of business on [Record Date], are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

      Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Harold D. Harrison President and Chief Executive Officer

Dublin, Ohio
                    , 2004

      SALIENT SYSTEMS, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

      PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

      DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, WHICH IS BEING SENT ON OR ABOUT THE DATE THIS PROXY STATEMENT-PROSPECTUS IS BEING MAILED, YOU WILL RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

TABLE OF CONTENTS

Page

WHERE YOU CAN FIND MORE INFORMATION	i
QUESTIONS AND ANSWERS ABOUT VOTING AT THE SALIENT SYSTEMS, INC. SPECIAL MEETING OF SHAREHOLDERS	1
SUMMARY	3
SELECTED HISTORICAL FINANCIAL DATA FOR PORTEC RAIL PRODUCTS, INC. AND SALIENT SYSTEMS, INC	8
PRO FORMA MERGER DATA	12
PORTEC RAIL PRODUCTS, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
SALIENT SYSTEMS INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
RISK FACTORS	39
SALIENT SYSTEMS, INC. SPECIAL MEETING OF SHAREHOLDERS	44
THE MERGER AND THE MERGER AGREEMENT	45
COMPARISON OF SHAREHOLDERS’ RIGHTS	77
DESCRIPTION OF CAPITAL STOCK OF PORTEC RAIL PRODUCTS, INC	83
CERTAIN PROVISIONS OF THE PORTEC RAIL PRODUCTS, INC. ARTICLES OF INCORPORATION AND BYLAWS	84
EXPERTS	84
LEGAL OPINIONS	85
ADJOURNMENT OF THE SPECIAL MEETING OF SHAREHOLDERS	85
CERTAIN BENEFICIAL OWNERS OF SALIENT SYSTEMS, INC. COMMON STOCK	85
OTHER MATTERS	86
FORWARD-LOOKING STATEMENTS	86

APPENDICES
A. Agreement and Plan of Merger by and among Portec Rail Products, Inc., Portec Rail Acquisition Corp., Salient Systems, Inc., Harold D. Harrison and Sharron A. Harrison, dated July 20, 2004	A-1
B. Section 1701.85 of the Ohio Revised Code	B-1
C. Portec Rail Products, Inc. Index to Consolidated Financial Statements and Other Information	C-1
D. Salient Systems, Inc. Index to Financial Statements and Other Information	D-1

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SALIENT SYSTEMS, INC.

SPECIAL MEETING OF SHAREHOLDERS

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares of Salient Systems, Inc. common stock to be voted at the special meeting. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q: WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be approved by a majority of the issued and outstanding shares of Salient Systems, Inc. common stock. A failure to vote will have the same effect as a vote against the merger agreement.

Q: IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares of Salient Systems, Inc. without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q: WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A: If you fail to instruct your broker to vote your shares of Salient Systems, Inc., the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the merger agreement, and therefore will have the same effect as a vote against the merger agreement.

Q: CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All Salient Systems, Inc. shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting by executing a proxy card. If a broker holds your shares of Salient Systems, Inc. common stock in street name, then you are not the shareholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q: CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card, and any earlier proxy can be revoked, by:

•	providing written notice to the Secretary of Salient Systems, Inc.;

•	submitting a new proxy card; or

•	attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy.

      If you have instructed a broker to vote your shares of Salient Systems, Inc. common stock, you must follow your broker’s directions to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Please DO NOT send your stock certificates with your proxy card. You will be sent a letter of transmittal to complete and return with your Salient Systems, Inc. common stock at the closing of this transaction.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Portec Rail Products, Inc. and Salient Systems, Inc. currently expect to complete the merger in October 2004, assuming all of the conditions to completion of the merger have been satisfied.

Q: WHAT WILL SHAREHOLDERS OF SALIENT SYSTEMS, INC. RECEIVE IN THE MERGER?

A: If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Salient Systems, Inc. common stock (other than any dissenting shares) will be converted into the right to receive:

•	$1.447 in cash and 0.24116397 shares of Portec Rail Products, Inc. common stock, subject to adjustment (together with the cash consideration, the “base merger consideration”), plus

•	the possibility of an additional number of shares of Portec Rail Products, Inc. common stock depending on the after-tax net income, if any, of the Salient Systems, Inc. business for the years ending December 31, 2004, 2005 and 2006, subject to a reduction if the working capital of Salient Systems, Inc. at the closing date is less than the working capital of Salient Systems, Inc. at December 31, 2003, plus;

•	if the working capital of Salient Systems, Inc. at the closing date is greater than the working capital of Salient Systems, Inc. at December 31, 2003, a pro rata share of such amount paid in cash and Portec Rail Products, Inc. common stock in the same proportion as the base merger consideration.

      Harold D. Harrison, the founder, President and Chief Executive Officer and 32.7% owner of Salient Systems, Inc., has agreed that out of the Salient Systems, Inc. common stock issued to and owned by him, 735,323 shares shall become and be converted into the right to receive the same consideration received by other Salient Systems, Inc. shareholders but on a deferred basis, and subject to certain conditions related to his continued employment with a subsidiary of Portec Rail Products, Inc., as follows: (i) a promissory note, in the aggregate principal amount of $1,064,000, which provides for the payment to Mr. Harrison in four equal, annual installments of $266,000 beginning January 3, 2006 and ending on January 3, 2009, with interest payable at the prime rate; plus (ii) 177,334 shares of Portec Rail Products, Inc. common stock, subject to adjustment, to be placed in an escrow account which shall provide for the delivery to Mr. Harrison of these shares in four approximately equal annual installments beginning January 3, 2006 and ending on January 3, 2009.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should direct any questions regarding the special meeting of shareholders or the merger to Sharron A. Harrison, Secretary of Salient Systems, Inc., at (614) 792-5800.

SUMMARY

      This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.

      This document, including information included in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of Portec Rail Products, Inc. and Salient Systems, Inc. and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward–Looking Statements” on page 86.

THE MERGER

      The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Salient Systems, Inc. with and into Portec Rail Acquisition Corp.

Parties to the Merger Agreement

Portec Rail Products, Inc. (page 45)

      Portec Rail Products, Inc. was incorporated in West Virginia in 1997. Portec Rail Products, Inc. manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors, rail spikes, railway friction management products and systems and freight car securement devices. Portec Rail Products, Inc. also manufactures material handling equipment through Portec Rail Products, Inc.’s United Kingdom operation. Portec Rail Products, Inc. serves both domestic and international markets.

      Portec Rail Products, Inc. and its predecessors have served the railroad industry since 1906. In 1997, a group of private investors including several senior executives of Portec, Inc., its predecessor company, purchased the rail-related assets and selected material handling assets of, and assumed certain liabilities of, Portec, Inc. Since the buyout in 1997, Portec Rail Products, Inc. has reduced outstanding debt, improved its operating efficiency, introduced new products to address the changing trends in the industry and consolidated its market share in certain business segments in which it operates.

      Portec Rail Products, Inc. became a publicly traded company on January 23, 2004 and its common stock trades on the Nasdaq National Market under the trading symbol “PRPX.”

Salient Systems, Inc. (page 49)

      Salient Systems, Inc. was incorporated in Ohio in 1984. Salient designs, manufactures, and provides wayside measurement and detection equipment and related services to enhance client railroads’ equipment utilization by improving reliability and reducing maintenance expense.

What Salient Systems, Inc. Shareholders Will Receive In the Merger (page 52)

      If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Salient Systems, Inc. common stock (other than any dissenting shares) will be converted into the right to receive:

•	$1.447 in cash and 0.24116397 shares of Portec Rail Products, Inc. common stock, subject to adjustment (together with the cash consideration, the “base merger consideration”), plus

•	the possibility of an additional number of shares of Portec Rail Products, Inc. common stock depending on the after-tax net income, if any, of the Salient Systems, Inc. business for the years ending December 31, 2004, 2005 and 2006, subject to a reduction if the working capital of Salient Systems, Inc. at the closing date is less than the working capital of Salient Systems, Inc. at December 31, 2003, plus;

•	if the working capital of Salient Systems, Inc. at the closing date is greater than the working capital of Salient Systems, Inc. at December 31, 2003, a pro rata share of such amount paid in cash and Portec Rail Products, Inc. common stock in the same proportion as the base merger consideration.

      Harold D. Harrison, the founder, President and Chief Executive Officer and 32.7% owner of Salient Systems, Inc., has agreed that out of the Salient Systems, Inc. common stock issued to and owned by him, 735,323 shares shall become and be converted into the right to receive the same consideration received by other Salient Systems, Inc. shareholders but on a deferred basis, and subject to certain conditions relating to his continued employment with a subsidiary of Portec Rail Products, Inc., as follows: (i) a promissory note, in the aggregate principal amount of $1,064,000, which provides for the payment to Mr. Harrison in four equal, annual installments of $266,000 beginning January 3, 2006 and ending on January 3, 2009, with interest payable at the prime rate; plus (ii) 177,334 shares of Portec Rail Products, Inc. common stock, subject to adjustment, to be placed in an escrow account which shall provide for the delivery to Mr. Harrison of these shares in four approximately equal annual installments beginning January 3, 2006 and ending on January 3, 2009.

Lock-up Agreements (page 70)

      Harold D. Harrison and Sharron A. Harrison have agreed to forbear from selling any Portec Rail Products, Inc. common stock they receive in this transaction for one year following the completion of the merger.

Material United States Federal Income Tax Consequences of the Merger (page 70)

      Neither Portec Rail Products, Inc. nor Salient Systems, Inc. will be required to complete the merger unless it receives an opinion to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

      Portec Rail Products, Inc. expects that, for United States federal income tax purposes, since you will receive a combination of cash and shares of Portec Rail Products, Inc. common stock in exchange for your shares of Salient Systems, Inc. common stock, you will generally recognize a gain with respect to the excess of the cash and value of Portec Rail Products, Inc. common stock you receive over your basis in the Salient Systems, Inc. common stock exchanged therefore, but in any case not in excess of the amount of cash received by you in the merger.

      You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 70 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Salient Systems, Inc.’s Board of Directors Unanimously Recommends Shareholder Approval of the Merger (page 56)

      The board of directors of Salient Systems, Inc. believes:

•	the merger presents a unique opportunity to merge with an industry leader that will have significantly greater managerial depth, financial strength and earning power than Salient Systems, Inc. would have on its own, as well as the added resources necessary to undertake and solidify leadership positions in key business lines;

•	the merger will provide both companies distinct advantages resulting from the melding of Salient Systems, Inc.’s proven monitoring, detection, communications and database technologies with Portec Rail Products, Inc.’s proven name and product leadership in this growing business segment; and

•	the merger affords Salient Systems, Inc.’s shareholders an opportunity to improve liquidity by providing cash and a marketable security in exchange for shares for which there has only been a limited trading market to date. See “The Merger and The Merger Agreement — Stock Trading and Dividend Information” on page 76.

      As a result, Salient Systems, Inc.’s board of directors has unanimously approved the merger agreement. Salient Systems, Inc.’s board of directors believes that the merger and the merger agreement are fair to and in the best interests of Salient Systems, Inc. and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

Special Meeting of Shareholders of Salient Systems, Inc. (page 44)

      Salient Systems, Inc. will hold a special meeting of its shareholders on [Date of Meeting], 2004, at       p.m., local time, at the offices of Salient Systems, Inc. located at 4330 Tuller Road, Dublin, Ohio. At the special meeting of shareholders, you will be asked to vote to approve the merger agreement.

      You may vote at the special meeting of shareholders if you owned shares of Salient Systems, Inc. common stock at the close of business on the record date, [Record Date]. On that date, there were 3,591,615 shares of Salient Systems, Inc. common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of Salient Systems, Inc. common stock you owned on the record date.

      Even if you expect to attend the special meeting of shareholders, Salient Systems, Inc. recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Vote Required (page 67)

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Salient Systems, Inc. common stock issued and outstanding on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger agreement. As of the record date, directors and executive officers of Salient Systems, Inc. beneficially owned 2,530,000 shares of Salient Systems, Inc. common stock entitled to vote at the special meeting of shareholders. This represents 70.44% of the total votes entitled to be cast at the special meeting of shareholders. Harold, Sharron and Leif Harrison, who own collectively 70.38% of Salient Systems, Inc. common stock, have agreed to vote “FOR” approval of the merger agreement.

Dissenters’ Rights of Appraisal (page 74 and Appendix B)

      Under Section 1701.85 of the Ohio Revised Code, holders of Salient Systems, Inc. common stock may have the right to have the “fair cash value” of their shares of Salient Systems, Inc. common stock determined by a court and paid in cash. To perfect appraisal rights, a Salient Systems, Inc. shareholder must be a shareholder of record on the record date for the vote of the merger; must not vote for the approval of the merger agreement; must deliver a written demand within ten days after the vote on the merger; and must strictly comply with all of the procedures required under Section 1701.85 of the Ohio Revised Code.

      We have included a copy of the Ohio Revised Code — Section 1701.85 — Appraisal Rights as Appendix B to this document.

Interests of Salient Systems, Inc.’s Directors and Officers In the Merger (page 57)

      In considering the recommendation of the board of directors of Salient Systems, Inc. to approve the merger, you should be aware that executive officers and certain of the directors of Salient Systems, Inc. have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as Salient Systems, Inc. shareholders. In particular, Harold D. Harrison, President, Chief Executive Officer and 32.7% owner of Salient Systems, Inc., will receive merger consideration as more fully described in this document, an employment agreement that provides for a base salary of $100,000 per annum and an annual payment by Portec Rail Products, Inc. based on the net sales of Salient Systems, Inc.’s Rail Stress Monitor Systems.

Conditions to the Merger (page 67)

      Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Salient Systems, Inc. shareholders must have approved the merger agreement;

•	with respect to each of Salient Systems, Inc. and Portec Rail Products, Inc., the representations and warranties of the other party to the merger agreement must be true and correct in all material respects (unless the representation or warranty was qualified as to materiality, in which case it must be true and correct);

•	Portec Rail Products, Inc. and Salient Systems, Inc. must have performed in all material respects all obligations and covenants under the merger agreement;

•	there must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or enjoins completion of the merger;

•	neither Portec Rail Products, Inc. nor Salient Systems, Inc. is a party to any actions, suits or proceedings which challenges the merger agreement or, if adversely determined, could reasonably be expected to: (i) cause the transactions contemplated by the merger agreement to be rescinded; (ii) adversely affect the right of Portec Rail Products, Inc. to own the assets or operate the business of Salient Systems, Inc. following the merger; or (iii) have a material adverse effect on Portec Rail Products, Inc. following the merger;

•	Portec Rail Products, Inc.’s registration statement, of which this document is a part, has become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of Portec Rail Products, Inc.’s registration statement of which this document is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission or any state securities commissioner;

•	the shares of Portec Rail Products, Inc. common stock to be issued to Salient Systems, Inc. shareholders in the merger must be approved for listing on the Nasdaq National Market;

•	Portec Rail Products, Inc. and Salient Systems, Inc. must have received an opinion that the merger will qualify as a reorganization under United States federal income tax laws;

•	Harold D. Harrison and Portec Rail Products, Inc. shall have entered into an employment agreement;

•	Portec Rail Products, Inc. shall have obtained a key man life insurance policy on Harold D. Harrison, with a death benefit payable to Portec Rail Products, Inc.;

•	certain officers of Salient Systems, Inc. shall have entered into non-compete agreements with Portec Rail Products, Inc.;

•	no more than 5% of the issued and outstanding shares of Salient Systems, Inc. common stock shall have dissented to the merger under Ohio law; and

•	the aggregate value of the shares of Portec Rail Products, Inc. common stock, based on the closing price on the day immediately preceding the closing date, to be delivered on the closing date shall not be less than 51% of the sum of the aggregate merger consideration to be delivered on the closing date, plus cash to be paid to any dissenting shareholders, plus the value of any consideration paid by Portec Rail Products, Inc. to acquire any shares of Salient Systems, Inc. prior to the closing date.

      We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 68)

      Salient Systems, Inc. has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Portec Rail Products, Inc. is pending.

Termination of the Merger Agreement (page 69)

      Portec Rail Products, Inc. and Salient Systems, Inc. may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Salient Systems, Inc. shareholders have approved the merger agreement. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if Salient Systems, Inc. shareholders do not approve the merger agreement, if the merger is not consummated by November 30, 2004 or if the other party materially breaches its agreements.

Termination Fee (page 69)

      If the merger is terminated pursuant to certain specified situations in the merger agreement (and Salient Systems, Inc. accepts a superior proposal), Salient Systems, Inc. may be required to pay a termination fee to Portec Rail Products, Inc. of $1.2 million. Salient Systems, Inc. agreed to this termination fee arrangement in order to induce Portec Rail Products, Inc. to enter into the merger agreement. The termination fee requirement may discourage other companies from proposing to acquire Salient Systems, Inc. before the merger is completed.

Differences in Rights of Shareholders (page 77)

      The rights of Salient Systems, Inc. shareholders after the merger who continue as Portec Rail Products, Inc. shareholders will be governed by West Virginia law and the articles of incorporation and bylaws of Portec Rail Products, Inc. rather than the articles of incorporation and code of regulations of Salient Systems, Inc.

SELECTED HISTORICAL FINANCIAL DATA FOR PORTEC RAIL PRODUCTS, INC.

AND SALIENT SYSTEMS, INC.

Portec Rail Products, Inc. Selected Historical Financial and Other Data

      The following tables set forth selected historical financial and other data of Portec Rail Products, Inc. for the periods and at the dates indicated. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Portec Rail Products, Inc. beginning on page C-3 of this document. The information at and for the six months ended June 30, 2004 and 2003 is unaudited. However, in the opinion of management of Portec Rail Products, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for future periods.

      The following tables set forth selected consolidated historical financial data of Portec Rail Products, Inc. for the periods and at the dates indicated. The information is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Portec Rail Products, Inc.

	At or For the Six Months
	Ended June 30,		For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except share and per share data)
Income Statement Data:
Net sales	$33,706	$31,826	$57,564	$50,081	$43,839	$47,150	$54,264
Cost of sales	24,405	22,696	40,986	36,357	31,798	34,603	38,042

Gross profit	9,301	9,130	16,578	13,724	12,041	12,547	16,222
Selling, general and administrative	6,115	5,403	10,880	9,345	9,008	9,204	10,205
Amortization expense	32	38	78	229	340	342	350

Operating income	3,154	3,689	5,620	4,150	2,693	3,001	5,667
Interest expense	71	201	353	530	1,007	1,465	1,507
Other (income) expense, net	(33)	109	85	122	51	(120)	(351)

Income before income taxes	3,116	3,379	5,182	3,498	1,635	1,656	4,511
Provision for income tax	995	1,269	1,784	1,312	782	993	1,769

Net income	2,121	2,110	$3,398	$2,186	$853	$663	$2,742

Earnings per share(1):
Basic	$0.25	$0.32	$0.52	$0.35	$0.14	$0.10	$0.43
Diluted	$0.25	$0.32	$0.52	$0.34	$0.13	$0.10	$0.42
Cash Dividends paid per share	$0.10	$0.05	$0.15	$—	$—	$—	$—
Weighted average shares outstanding(1):
Basic	8,602,169	6,525,002	6,524,002	6,309,160	6,293,924	6,410,667	6,333,333
Diluted	8,602,169	6,525,002	6,524,002	6,484,760	6,502,403	6,625,948	6,518,686

(footnotes on following page)

	At	At December 31,
	June 30,
	2004	2003	2002	2001	2000	1999

	(In thousands)
Balance Sheet Data:
Working capital(2)	$25,407	$6,155	$8,937	$9,650	$11,489	$11,079
Total assets	52,231	40,387	34,854	35,297	40,059	38,004
Short-term debt(3)	781	8,555	2,193	2,239	2,413	2,084
Long-term debt and capital lease obligations, net of current portion(3)	584	716	7,338	10,998	14,661	13,771
Total shareholders’ equity	38,284	19,133	15,943	14,533	14,241	14,342

(1)	Adjusted for a 4-for-1 stock split effective June 29, 1999 and a 2-for-1 stock split, in the form of a 100% stock dividend, effective July 1, 2003.

(2)	Working capital represents total current assets less total current liabilities.

(3)	Following the completion of Portec Rail Products, Inc.’s initial public offering in January 2004, Portec Rail Products, Inc. repaid certain long-term indebtedness including certain revolving credit facilities; therefore, at December 31, 2003, outstanding balances of $5.9 million under these facilities were classified as short-term debt.

Salient Systems, Inc. Selected Historical Financial and Other Data

      The following tables set forth selected historical financial and other data of Salient Systems, Inc. for the periods and at the dates indicated. The information at December 31, 2003 and for the year ended December 31, 2003, is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Salient Systems, Inc. beginning on page D-2 of this document. The information at and for the six months ended June 30, 2004 and 2003 as well as the information at and for the years ended December 31, 2002, 2001 and 2000 are unaudited. The information at December 31, 1999 and for the year ended December 31, 1999, is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Salient Systems, Inc. beginning on page D-2 of this document. However, in the opinion of management of Salient Systems, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for future periods.

	At or For the Six Months
	Ended June 30,		At or For the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
Selected Income Statement Data:
Net sales	$904	$1,244	$4,604	$2,884	$3,213	$1,429	$2,374
Cost of sales	189	373	1,151	970	1,005	638	900

Gross profit	715	871	3,453	1,914	2,208	791	1,474
Selling, general and administrative	678	434	1,044	1,032	869	900	1,090
Research and development	268	363	705	562	334	307	257

Operating (loss) income	(231)	74	1,704	320	1,005	(416)	127
Interest income	8	8	13	16	13	17	31
Other expense (income), net	—	—	12	—	—	—	—

(Loss) Income before income taxes	(223)	82	1,705	336	1,018	(399)	158
(Benefit) Provision for income taxes	(61)	31	594	73	124	(53)	38

(Loss) Income from continuing operations	(162)	51	1,111	263	894	(346)	120

Discontinued operations(1)	—	—	—	—	—	(723)	(226)

Net (loss) income	$(162)	$51	$1,111	$263	$894	$(1,069)	$(106)

Basic and dilutive (loss) earnings per share:
Continuing operations	$(0.05)	$0.01	$0.31	$0.07	$0.25	$(0.10)	$0.03
Net (loss) income	$(0.05)	$0.01	$0.31	$0.07	$0.25	$(0.30)	$(0.03)
Weighted average shares outstanding:
Basic	3,591,615	3,591,615	3,591,615	3,591,615	3,591,615	3,591,615	3,591,615
Diluted	3,591,615	3,591,615	3,591,615	3,591,615	3,591,615	3,591,615	3,591,615

	At	At December 31,
	June 30,
	2004	2003	2002	2001	2000	1999

	(In thousands)
Balance Sheet Data:
Working capital(2)	$3,079	$3,206	$2,080	$1,805	$874	$1,127
Total assets	4,085	4,725	3,406	2,580	1,359	2,609
Short-term debt	—	—	—	—	—	—
Long-term debt, net of current portion	—	—	—	—	—	—
Total shareholders’ equity	3,146	3,308	2,197	1,934	1,040	2,109

(1)	Discontinued operations losses reflect a loss on the disposal of assets and an uncollectible note receivable of approximately $723,000 related to the sale of a former subsidiary in 2000. In 1999, the discontinued operation loss of approximately $226,000 is related solely to discontinuing the subsidiary’s operations.

(2)	Working capital represents total current assets less total current liabilities.

PRO FORMA MERGER DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

      The following is the unaudited pro forma combined financial information for Portec Rail Products, Inc. and Salient Systems, Inc. giving effect to the merger. The balance sheet information presented gives the effect to the merger as if it occurred June 30, 2004. The income statement information presented gives the effect to the merger as if it occurred on the first day of each period presented.

      The unaudited pro forma information is provided for informational purposes only. The pro forma combined figures are simply arithmetical combinations of Portec Rail Products, Inc. and Salient Systems, Inc. separate financial results in order to assist you in analyzing the future prospects of Portec Rail Products, Inc. The pro forma financial information presented is not necessarily indicative of actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results.

      The pro forma information reflects the purchase method of accounting under accounting principles generally accepted in the United States of America with Salient Systems, Inc.’s assets and liabilities recorded at their estimated fair values and Portec Rail Products, Inc.’s closing stock price of $7.94 as of June 30, 2004. The actual fair value adjustments to the assets and liabilities of Salient Systems, Inc. has been made on the basis of a preliminary appraisal and evaluation. This preliminary appraisal and evaluation will be finalized as of the date the merger is completed. Thus, the actual fair value adjustments may differ from those reflected in these pro forma financial statements. In the opinion of Portec Rail Products, Inc.’s management, the estimates used in the preparation of these pro forma statements are reasonable under the circumstances.

      The unaudited pro forma financial information should be read in conjunction with the accompanying notes and with the historical audited consolidated financial statements and notes thereto of Portec Rail Products, Inc. and Salient Systems, Inc. which are included as part of the document in Appendices C and D, respectively.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At June 30, 2004(1)

	Portec Rail	Salient	Pro Forma
	Products, Inc.	Systems, Inc.	Acquisition		Combined
	Historical	Historical	Adjustments(2)		Pro Forma

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,918	$2,540	$74	(A)	$8,092
			(4,480	)(C)
			(93	)(F)
			92	(H)
			41	(K)
Accounts receivable, net	11,263	355			11,618
Inventories, net	13,098	847			13,945
Costs and estimated earnings in excess of billings on uncompleted contracts	—	223			223
Prepaid expenses and other current assets	924	97			1,021
Deferred income taxes	402	(44)			358

Total current assets	35,605	4,018	(4,366)		35,247
Property, plant and equipment, net	11,387	67			11,454
Goodwill	5,130				5,130
Intangible asset-wheel impact load detector			9,936	(E)	9,936
Intangible asset-rail stress monitor			3,479	(E)	3,479
Other assets	109	—			109

Total assets	$52,231	$4,085	$9,049		$65,365

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$781	$—	$280	(C)	$1,061
Accounts payable	5,212	12			5,224
Accrued income taxes	1,042	—			1,042
Customer deposits	684	—			684
Billings in excess of costs and estimated earnings on uncompleted contracts	—	719			719
Accrued compensation	677	130			807
Other accrued liabilities	1,802	78	456	(D)	2,441
			47	(I)
			80	(J)
			(36	)(K)
			14	(L)

Total current liabilities	10,198	939	841		11,978
Long-term debt, less current maturities	584	—	840	(C)	1,424
Contingent consideration payable			3,168	(E)	3,168
Accrued pension costs	1,760	—			1,760
Deferred income taxes	1,121	—			1,121
Other long-term liabilities	284	—			284

Total liabilities	13,947	939	4,849		19,735
Shareholders’ equity:
Common stock, $1 par value, 50,000,000 shares authorized, 9,551,336 issued and outstanding at June 30, 2004	8,618	6	933	(B)	9,551
			(6	)(G)
Additional paid in capital	18,633	2,201	74	(A)	25,111
			6,478	(B)
			(2,275	)(G)
Retained earnings	12,480	939	(93	)(F)	12,415
			(939	)(G)
			92	(H)
			(47	)(I)
			(80	)(J)
			77	(K)
			(14	)(L)
Accumulated other comprehensive loss	(1,447)	—			(1,447)

Total shareholders’ equity	38,284	3,146	4,200		45,630

Total liabilities and shareholders’ equity	$52,231	$4,085	$9,049		$65,365

(The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information)

Unaudited Pro Forma Condensed Consolidated Statements of Income

	Six Months Ended June 30, 2004(1)

	Portec Rail	Salient	Pro Forma
	Products, Inc.	Systems, Inc.	Acquisition		Combined
	Historical	Historical	Adjustments(2)		Pro Forma

	(Dollars in thousands except per share amounts)
Income Statement Data:
Net sales	$33,706	$904	$—		$34,610
Cost of sales	24,405	189	—		24,594

Gross profit	9,301	715	—		10,016
Selling, general and administrative	6,115	678	(92	)(H)	6,751
			47	(I)
			80	(J)
			(77	)(K)
Research and development costs	—	268	—		268
Amortization expense	32	—	—		32

Operating income (loss)	3,154	(231)	42		2,965
Interest expense (income), net	71	(8)	—		63
Other expense (income), net	(33)	—	—		(33)

Income (loss) before income taxes	3,116	(223)	42		2,935
Provision (benefit) for income tax	995	(61)	14	(L)	948

Net income (loss)	$2,121	$(162)	$28		$1,987

Earnings per share:
Basic	$0.25	$(0.05)	—		$0.21
Diluted	$0.25	$(0.05)	—		$0.21
Cash Dividends paid per share	$0.10	$—	—		$0.09	(M)
Weighted average shares outstanding:
Basic	8,602,169	3,591,615	—		9,535,503	(N)
Diluted	8,602,169	3,591,615	—		9,535,503	(N)

	Year Ended December 31, 2003(1)

	Portec Rail	Salient	Pro Forma
	Products, Inc.	Systems, Inc.	Acquisition		Combined
	Historical	Historical	Adjustments(2)		Pro Forma

	(In thousands except per share amounts)
Income Statement Data:
Net sales	$57,564	$4,604	$—		$62,168
Cost of sales	40,986	1,151	—		42,137

Gross profit	16,578	3,453	—		20,031
Selling, general and administrative	10,880	1,044	(142	)(H)	11,824
			47	(I)
			80	(J)
			(85	)(K)
Research and development costs	—	705	—		705
Amortization expense	78	—	—		78

Operating income	5,620	1,704	142		7,424
Interest expense (income), net	353	(13)	—		340
Other expense (income), net	85	12	—		97

Income before income taxes	5,182	1,705	142		6,987
Provision for income tax	1,784	594	34	(L)	2,412

Net income	$3,398	$1,111	$108		$4,575

Earnings per share:
Basic	$0.52	$0.31			$0.61
Diluted	$0.52	$0.31			$0.61
Cash Dividends paid per share	$0.15	$—			$0.11	(M)
Weighted average shares outstanding:
Basic	6,524,002	3,591,615			7,457,336	(N)
Diluted	6,524,002	3,591,615			7,457,336	(N)

(The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information)

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

Note 1:     Basis of Presentation

      Portec Rail Products, Inc. has agreed to acquire Salient Systems, Inc. for a combination of cash and stock. Each Salient System, Inc. common stock shareholder will receive $1.447 per share in cash plus Portec Rail Products, Inc. common stock. The exchange ratio of Salient System, Inc. common stock to Portec Rail Products, Inc. common stock is: One share of Salient System, Inc. common stock will be exchanged for ..24116397 of Portec Rail Products, Inc. common stock, except for 735,323 common shares owned by Harold D. Harrison. Under the merger agreement and utilizing the same exchange ratios, Harold D. Harrison has agreed to defer this portion of his non-cash merger consideration into an escrow account to be paid out commencing January 3, 2006 through January 3, 2009. Portec Rail Products, Inc. will execute a promissory note for $1,064,000 for the cash consideration Harold D. Harrison is to receive under the escrow agreement. In addition, the stock portion (177,334 shares of Portec Rail Products, Inc. common stock) will be issued into the escrow account to be delivered to Harold D. Harrison as described herein. In addition, under the merger agreement, Falls River Group, LLC will receive $224,000 in cash and 37,333 shares of Portec Rail Products, Inc. stock at closing. Falls River Group, LLC will also receive deferred consideration under the same terms of payment as Harold Harrison. Falls River Group, LLC will receive $56,000 of cash to be placed in escrow under a promissory note agreement with Portec Rail Products, Inc. along with 9,333 shares of Portec Rail Products, Inc. common stock.

      The exchange ratio is subject to adjustment if the average closing price for the twenty days before closing of Portec Rail Products, Inc. common stock is below a specified threshold. Contingent consideration consists of additional Portec Rail Products, Inc. shares if certain net income levels are attained for the years ending December 31, 2004, 2005 and 2006, subject to reduction. The acquisition will be accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Salient Systems, Inc. have been marked to estimated fair value based upon conditions at June 30, 2004. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies combined at that time.

Note 2:	Pro Forma Adjustments

(A)	To record additional paid in capital for the exercise of 85,000 common stock options for Salient Systems, Inc. common stock, which occur after June 30, 2004 but before the acquisition date.

(B)	To record the issuance of additional Portec Rail Products, Inc. common stock utilized as consideration in the acquisition of Salient Systems, Inc.

(C)	To record the non-stock acquisition consideration of cash and notes payable from Portec Rail Products, Inc. to Harold D. Harrison and Falls River Group, LLC in connection with the acquisition of Salient Systems, Inc.

(D)	To record Portec Rail Products Inc.’s estimated acquisition costs in connection with the acquisition of Salient Systems, Inc.

(E)	To record the intangible assets and contingent consideration payable related to the acquisition calculated as follows:

(Amounts in
thousands)

Purchase Price:

Portec Rail Products, Inc. common stock	$933
Portec Rail Products, Inc. additional paid in capital	6,478
Portec Rail Products, Inc. acquisition costs	456
Portec Rail Products, Inc. notes payable	1,120
Portec Rail Products, Inc. cash paid to Salient Systems Inc. shareholders	4,480

Total purchase price paid by Portec Rail Products, Inc.	$13,467

Allocated to:

Historical book value of Salient Systems Inc.’s net assets	$3,146
Loan receivable from three employees of Salient Systems, Inc. relating to the exercise of 85,000 shares of stock options exercised prior to closing	74
Intangible asset-wheel impact load detector(a)	9,936
Intangible asset-rail stress monitor(a)	3,479
Contingent consideration payable(a)	(3,168)

Total allocation	$13,467

(a)	Intangible asset value for Salient Systems, Inc.’s Wheel Impact Load Detector and Rail Stress Monitor were determined by a preliminary independent valuation of the present value of the historical and estimated cash flows less an estimate of costs to maintain the different technologies. The contingent consideration payable was determined as the difference between the sum of the net assets and identifiable intangible assets purchased compared to the purchase price paid. The actual fair value adjustments to the assets and liabilities of Salient Systems, Inc. has been made on the basis of a preliminary appraisal and evaluation. This preliminary appraisal and evaluation will be finalized as of the date the merger is completed.

(F)	To reflect the payment of dividends for the estimated additional 933,334 shares of Portec Rail Products, Inc. common stock issued as part of the purchase consideration of the transaction based on actual dividend amounts per share paid by Portec Rail Products, Inc. during the period.

(G)	To eliminate Salient Systems, Inc.’s equity accounts.

(H)	Pro forma adjustment to remove certain Salient Systems, Inc.’s officers’ salaries and benefits during the respective periods.

(I)	Pro forma adjustment to record deferred bonus payment to Leif Harrison in conjunction with the acquisition as if the transaction occurred at the beginning of the respective periods.

(J)	Pro forma adjustment to record the consulting agreement to Leif Harrison related to post acquisition integration as if the transaction occurred at the beginning of the respective periods.

(K)	Pro forma adjustments to remove Salient Systems, Inc.’s acquisition related expenses to both Falls River Group, LLC and legal costs. These expenses amounted to $77,000 and $85,000 at June 30, 2004 and December 31, 2003, respectively.

(L)	To record income tax effect of the pro forma entries at an effective rate of 34%.

(M)	Combined pro forma cash dividends per share is calculated based on actual cash dividends paid by Portec Rail Products, Inc. during the respective periods divided by the combined pro forma weighted average shares outstanding for the periods presented.

(N)	Combined pro forma weighted average shares outstanding is calculated based on Portec Rail Products, Inc.’s historical shares outstanding plus the estimated additional 933,334 shares of Portec Rail Products, Inc. common stock issued as part of the transaction.

Comparative Pro Forma Per Share Data

      The table below summarizes selected per share information about Portec Rail Products, Inc. and Salient Systems, Inc. The Portec Rail Products, Inc. per share information is presented on a pro forma basis to reflect the merger with Salient Systems, Inc. The Salient Systems, Inc. per share information is presented both historically, and on a pro forma basis to reflect the merger. Portec Rail Products, Inc. has also assumed that 57% of the consideration for the outstanding shares of Salient Systems, Inc. common stock will be paid in shares of Portec Rail Products, Inc. common stock and 43% will be paid in cash and is based on the closing price of $7.94 of Portec Rail Products, Inc.’s common stock on June 30, 2004.

      The data in the table should be read together with the financial information and the financial statements of Portec Rail Products, Inc. and Salient Systems, Inc. attached to this proxy statement-prospectus. The pro forma per common stock data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect the effects of cost savings or synergies which may be obtained by combining the operations of Portec Rail Products, Inc. and Salient Systems, Inc. or the costs of combining the companies and their operations.

      It is further assumed that Portec Rail Products, Inc. will pay a cash dividend after the completion of the merger at the annual rate of $0.20 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given either that Portec Rail Products, Inc. will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

			Combined Pro
			Forma Amounts
			for Portec Rail	Pro Forma
	Portec Rail		Products,	Salient Systems,
	Products, Inc.	Salient Systems,	Inc./Salient	Inc. Equivalent
	Historical	Inc. Historical	Systems, Inc.(1)	Shares(2)

		(Shares in thousands)
Book value per share at June 30, 2004	$4.44	$0.88	$4.78 (3)	$1.15276392
Book value per share at December 31, 2003	$2.93	$0.92	$3.55 (3)	$0.85613220

Shares outstanding at June 30, 2004	8,618	3,592	9,551	2,303.35736000
Shares outstanding at December 31, 2003(3)	6,523	3,592	7,456	1,798.11878000

Cash dividends paid per common share for the six months ended June 30, 2004	$0.10	$—	$0.09 (4)	$0.21704760
Cash dividend paid per common share for the year ended December 31, 2003	$0.12	$—	$0.11 (4)	$0.02652804

Basic earnings per share from continuing operations:
For the six months ended June 30, 2004	$0.25	$(0.05)	$0.21	$0.05064444
For the year ended December 31, 2003	$0.52	$0.31	$0.61	$0.14711004

Diluted earnings per share from continuing operations:
For the six months ended June 30, 2004	$0.25	$(0.05)	$0.21	$0.05064444
For the year ended December 31, 2003	$0.52	$0.31	$0.61	$0.14711004

(1)	Pro forma amounts assume the merger was completed at the beginning of the period presented and includes an estimated additional 933,334 shares of Portec Rail Products, Inc. common stock issued as part of the transaction.

(2)	Pro forma Salient Systems, Inc. Equivalent Shares are calculated by multiplying the Combined Pro Forma Salient Systems, Inc. Equivalent Shares by the exchange ratio of 0.24116397.

(3)	Pro forma book value per common stock is based on the pro forma total stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity and includes an estimated additional 933,334 shares of Portec Rail Products, Inc. common stock issued as part of the transaction.

(4)	Pro forma cash dividends represent the historical dividends of Portec Rail Products, Inc. and includes an estimated additional 933,334 shares of Portec Rail Products, Inc. common stock issued as part of the transaction.

Market Price and Dividend Information

      The following table shows trading information for Salient Systems, Inc. common stock and Portec Rail Products, Inc. common stock on July 19, 2004 and                     , 2004. July 19, 2004 was the last trading date before the parties announced the merger.                     , 2004 is a recent date before this proxy statement-prospectus was finalized.

      The historical market values per share of Portec Rail Products, Inc. common stock and Salient Systems, Inc. common stock and the historical market value of Portec Rail Products, Inc. common stock used to determine the equivalent market value per share of Salient Systems, Inc. common stock are the per share closing sales prices on July 19, 2004, and                     , 2004 respectively, as reported on by the OTC Bulletin Board with respect to Salient Systems, Inc. common stock and the Nasdaq National Market with respect to Portec Rail Products, Inc. common stock. Salient Systems, Inc. has not declared a dividend in its history.

Portec Rail
	Products, Inc.		Equivalent Value
	Common	Salient Systems, Inc.	for Each Salient
Date	Stock	Common Stock	Systems, Inc. Share

July 19, 2004	$7.15	$2.80 (1)	$
	$	$	$

(1)	As of July 16, 2004. No shares of Salient Systems, Inc. common stock traded on July 19, 2004.

PORTEC RAIL PRODUCTS, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the consolidated financial statements of Portec Rail Products, Inc. and the related notes attached as Appendix C. Unless otherwise specified, any reference to a “year” is to a year ended December 31. Additionally, unless the context requires otherwise, the terms “we” and “our” in this section refer to Portec Rail Products, Inc.

Overview

      In the United States, Canada and the United Kingdom, Portec Rail Products, Inc. is a manufacturer, supplier and distributor of a broad range of rail products, including rail joints, rail anchors, rail spikes, railway friction management systems and products and securement devices. End users of our rail products include Class I railroads, short-line and regional railroads and transit systems. Our three North American business segments along with the rail division of our United Kingdom business segment serve these end users. In addition, our United Kingdom business segment also manufactures and supplies material handling products primarily to end users within the United Kingdom. These products include overhead and floor conveyor systems, racking systems and mezzanine flooring systems. The end users of our material handling products are primarily in the manufacturing, distribution, garment and food industries.

Results of Operations

Six Months Ended June 30, 2004 compared to Six Months Ended June 30, 2003

      Net Sales. Portec Rail Products, Inc.’s net sales increased to $33.7 million for the six months ended June 30, 2004, an increase of $1.9 million or 6.0%, from $31.8 million for the comparable period in the prior year. The increase in net sales is attributable to increased sales of $2.5 million at RMP and $1.1 million at our Canadian operation, partially offset by decreased sales of $972,000 at SSD and $774,000 at our United Kingdom operation. The increase in sales at RMP is primarily related to increases in sales of friction management products and services, as our larger customers continue to increase spending for these products and services. The increase in sales at our Canadian operation is attributable to sales volume increases of $510,000 due to increased customer demand for our products, along with a favorable foreign currency translation of Canadian dollars to U.S. dollars of approximately $578,000. The decreased sales at SSD is primarily due to lower demand for our heavy-duty load securement systems, along with a program to refurbish military flat cars as a result of the war in Iraq and our largest customer upgrading its fleet of flat cars that favorably impacted sales in the first four months of 2003. The decreased sales at our United Kingdom operation is attributable to a sales volume decrease of approximately $1.6 million, partially offset by a favorable foreign currency translation of approximately $785,000. The sales volume decrease is due to declines in both friction management products and services and material handling product sales. Material handling sales have been negatively impacted by customer demand for our Quodeck product line, while rail sales have been negatively impacted as a result of our largest customer, Network Rail, undergoing a significant reorganization.

      Gross Profit. Portec Rail Products, Inc.’s gross profit increased to $9.3 million for the six months ended June 30, 2004, an increase of $171,000 or 1.9%, from $9.1 million for the comparable period in the prior year. The increase in gross profit is primarily due to increased gross profit at RMP of $443,000, due primarily to increased sales volume, and favorable foreign currency translation of British pounds sterling and Canadian dollars into U.S. dollars of approximately $226,000 and $133,000, respectively, in the current period. These increases in gross profit were partially offset by decreases in gross profit of $489,000 at our United Kingdom operation and $209,000 at SSD, primarily due to decreased sales volumes.

      Selling, General and Administrative Expenses. Portec Rail Products, Inc.’s selling, general and administrative expenses increased to $6.1 million for the six months ended June 30, 2004, an increase of $712,000 or 13.2%, from $5.4 million for the comparable period in the prior year. This increase is due to unfavorable foreign currency translation of British pounds sterling and Canadian dollars into U.S. dollars of approximately $257,000 in the current period. In addition, Corporate shared service expenses have increased $222,000 in the current period, primarily due to higher legal and professional fees and director and officer insurance costs as a result of becoming a public company. RMP expenses have also increased $136,000 in the current period, primarily due to employee additions, salary and benefit increases and higher sales commissions due to increased sales volumes.

      Interest Expense. Portec Rail Products, Inc.’s interest expense decreased to $71,000 for the six months ended June 30, 2004, a decrease of $130,000 or 64.7%, from $201,000 for the comparable period in the prior year, primarily due to reduced debt levels. Net proceeds from Portec Rail Products, Inc.’s initial public offering of common stock in January 2004 were used to repay outstanding domestic indebtedness of approximately $7.3 million in January 2004. Total long-term debt decreased to $1.4 million at June 30, 2004, from $9.5 million at June 30, 2003.

      Provision for Income Taxes. Portec Rail Products, Inc.’s provision for income taxes decreased to $995,000 for the six months ended June 30, 2004, from $1.3 million for the comparable period in the prior year. The effective tax rates on reported taxable income were 31.9% and 37.6% for the six months ended June 30, 2004 and 2003, respectively. Portec Rail Products, Inc.’s consolidated tax rate for the six months ended June 30, 2004 was reduced due to research and development tax credits received by our Canadian operation and lower taxes on foreign source income.

      Net Income. Portec Rail Products, Inc.’s net income increased to $2.1 million for the six months ended June 30, 2004, an increase of $11,000 over the comparable period in the prior year for the reasons set forth above. Portec Rail Products, Inc.’s basic and diluted net income per share decreased to $.25 for the six months ended June 30, 2004 on average basic and diluted shares of 8,602,169, from $.32 for the comparable period in the prior year on average basic and diluted shares of 6,525,002.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002

      Net Sales. Portec Rail Products, Inc.’s net sales increased to $57.6 million for the year ended December 31, 2003, an increase of $7.6 million or 15.2%, from $50.0 million in 2002. The increase in net sales is primarily attributable to a $3.2 million increase in net sales at RMP as a result of increased demand for friction management products and services. Additionally, a favorable exchange rate translation on our Canadian and United Kingdom sales to U.S. dollars resulted in an increase of approximately $2.5 million in net sales in 2003. Lastly, total material handling sales at our United Kingdom operation increased by $1.4 million, reflecting a broader product line offering to our customers following the acquisition of the Quodeck product line in December 2002, partially offset by a decrease in sales from other material handling product lines.

      Gross Profit. Portec Rail Products, Inc.’s gross profit increased to $16.6 million for the year ended December 31, 2003, an increase of $2.9 million or 21.2%, from $13.7 million in 2002. The increase in gross profit during 2003 is a result of a shift in demand from lower margin to higher margin products and services, which increased gross profit by approximately $1.0 million. Additionally, favorable exchange rate translations contributed approximately $700,000 to the overall increase in gross profit. As a result of the Quodeck acquisition, an increase in total material handling gross profit of $646,000 was realized on the additional sales volume. Lastly, our Shipping Systems Division experienced greater sales activity as the market for new freight cars continued to improve during 2003, which resulted in an additional $463,000 of gross profit for 2003, compared to the prior year.

      Selling, General and Administrative Expenses. Portec Rail Products, Inc.’s selling, general and administrative expenses increased to $10.9 million for the year ended December 31, 2003, an increase of $1.6 million or 17.2%, from $9.3 million in 2002. The increase in selling, general, and administrative expenses during 2003 is attributable to the addition of four key management positions along with certain other integration costs related to the Quodeck acquisition that resulted in $419,000 of additional expense over 2002. Also, we incurred $410,000 of additional expense at our North American business segments and our corporate office due to other general salary and benefit increases, employee additions and increases in accrued incentive compensation. Exchange rate translations contributed approximately $407,000 to the overall increase in selling, general, and administrative costs. Lastly, a preferential treatment claim at RMP related to a former customer’s bankruptcy filing in 2001 resulted in additional accrued expenses of approximately $153,000 in 2003.

      Amortization Expense. Portec Rail Products, Inc.’s amortization expense decreased 65.9% to $78,000 for the year ended December 31, 2003 from $229,000 in 2002 due primarily to certain deferred financing costs becoming fully amortized in 2002.

      Interest Expense. Portec Rail Products, Inc.’s interest expense decreased 33.4% to $353,000 for the year ended December 31, 2003 from $530,000 in 2002 primarily due to its average monthly outstanding long-term debt being lower throughout 2003 compared to the prior year.

      Other Expense. Portec Rail Products, Inc.’s other expense decreased 30.3% to $85,000 for the year ended December 31, 2003 from $122,000 in 2002, due primarily to maintenance expenses on our Troy, New York rental property that were incurred in 2002.

      Provision for Income Taxes. Portec Rail Products, Inc.’s provision for income taxes increased to $1.8 million for the year ended December 31, 2003 from $1.3 million in 2002, reflecting an increase in income before taxes to $5.2 million for the year ended December 31, 2003 from $3.5 million in 2002. The effective tax rates on reported taxable income were 34.4% and 37.5% for the years ended December 31, 2003 and 2002, respectively. During 2003, our Canadian operation received research and development tax credits, which lowered its 2003 effective tax rate by approximately 1.5%.

      Net Income. Portec Rail Products, Inc.’s net income increased to $3.4 million for the year ended December 31, 2003, an increase of $1.2 million or 54.5%, from $2.2 million in 2002. Portec Rail Products, Inc.’s basic and diluted net income per share increased to $.52 for the year ended December 31, 2003, from $.35 (basic) and $.34 (diluted) for 2002.

Year Ended December 31, 2002 compared to Year Ended December 31, 2001

      Net Sales. Portec Rail Products, Inc.’s net sales increased to $50.0 million for the year ended December 31, 2002, an increase of $6.2 million or 14.2%, from $43.8 million in 2001. The increase in 2002 net sales is primarily due to increased net sales of $4.4 million at its Canadian operation that primarily resulted from improved production capacity in 2002. The higher production levels allowed Portec Rail Products, Inc. to increase sales to its major Canadian railroad customers and increase spike sales in the northeastern portion of the United States. In addition, a major Canadian railroad customer instituted a two-year friction management capital spending program that increased demand for our friction management products. This same major Canadian capital spending program also benefited RMP as sales to this customer increased by approximately $900,000 in 2002. In addition, net sales increased as a result of a slight improvement in the new freight car building market served by SSD as sales increased by $430,000 in 2002. Favorable exchange rate translations of approximately $540,000 on conversion of United Kingdom sales into U.S. dollars further enhanced these results.

      Gross Profit. Portec Rail Products, Inc.’s gross profit increased to $13.7 million for the year ended December 31, 2002, an increase of $1.7 million or 14.0% from $12.0 million in 2001. The increase in gross profit is primarily a result of a net increase of $1.2 million in gross profit at its Canadian operation, resulting from improved spike line operating performance along with increased sales volume of other product lines. In addition, Portec Rail Products, Inc.’s gross profit increased by approximately $500,000 due to improved sales volumes at both RMP and SSD.

      Selling, General and Administrative Expenses. Portec Rail Products, Inc.’s selling, general and administrative expenses were $9.3 million for the year ended December 31, 2002, an increase of $337,000 or 3.7% from $9.0 million in 2001. The increase in selling, general and administrative expenses is primarily attributable to general salary and benefit increases, employee additions, and increases in accrued incentive expenses of approximately $500,000, partially offset by decreases in a number of other administrative costs.

      Amortization Expense. Portec Rail Products, Inc.’s amortization expense decreased 32.6% to $229,000 for the year ended December 31, 2002 from $340,000 in 2001. This decrease in amortization expense reflects Portec Rail Products, Inc.’s adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, after which Portec Rail Products, Inc. was no longer permitted to amortize goodwill.

      Interest Expense. Portec Rail Products, Inc.’s overall interest expense decreased 47.4% to $530,000 for the year ended December 31, 2002 from $1.0 million in 2001 due primarily to reduced debt levels and lower interest rates. Portec Rail Products, Inc.’s long-term debt decreased to $9.5 million at December 31, 2002 from $13.2 million at December 31, 2001. Portec Rail Products, Inc.’s lower borrowing costs reflected declining market interest rates in 2002.

      Other Expense. Portec Rail Products, Inc.’s other expense increased to $122,000 for the year ended December 31, 2002, an increase of $71,000 or 139% from $51,000 in 2001. This increase is primarily due to maintenance costs incurred at our Troy, New York rental property during 2002.

      Provision for Income Taxes. Portec Rail Products, Inc.’s provision for income taxes increased to $1.3 million for the year ended December 31, 2002 from $782,000 in 2001, reflecting an increase in income before taxes to $3.5 million in 2002 from $1.6 million in 2001. The effective tax rate on reported taxable income was 37.5% and 47.8% in each of the two periods, respectively. During 2001, Portec Rail Products, Inc. restructured its United States and Canadian credit facilities to remove its Canadian loan guarantees and pledges of collateral securing Portec Rail Products, Inc.’s long-term debt obligations with a United States financial institution. This measure eliminated United States taxes on Portec Rail Products, Inc.’s Canadian income. As a result of this debt restructuring, Canada borrowed funds on its Canadian facility and repatriated the funds to the United States in the form of a dividend to reduce Portec Rail Products, Inc.’s U.S. debt obligations. This dividend was subject to a withholding tax of $89,400, and increased Portec Rail Products, Inc.’s 2001 effective tax rate by 5.5%.

      Net Income. Portec Rail Products, Inc.’s net income increased to $2.2 million for the year ended December 31, 2002, an increase of $1.3 million or 156%, from $853,000 in 2001. Net income per share increased to $0.35 (basic) and $0.34 (diluted) for the year ended December 31, 2002, an increase from $0.14 (basic) and $0.13 (diluted) for 2001.

Business Segment Review

      Portec Rail Products, Inc.’s operations are organized into four business segments consisting of the Railway Maintenance Products Division (“RMP”), the Shipping Systems Division (“SSD”), Portec, Rail Products Ltd. (“Canada”) and Portec Rail Products (UK) Ltd. (“United Kingdom”), along with a corporate functional shared service. The presentation of segment information reflects the manner in which Portec Rail Products, Inc. organizes segments by geographic areas for making operating decisions, assessing performance and allocating resources. Intersegment sales do not have an impact on Portec Rail Products, Inc.’s consolidated financial condition or results of operations.

      Railway Maintenance Products Division – “RMP.” RMP manufactures and assembles track components and related products, friction management products and also provides services to railroads, transit systems and railroad contractors. We are also a distributor and reseller of purchased track components, lubricants and friction modifiers manufactured by third parties. Our manufactured and assembled track component and friction management products consist primarily of standard and insulated rail joints and friction management systems. Our purchased and distributed products consist primarily of various lubricants and friction modifiers. RMP’s largest customers are Class I railroads in North America. For the years ended December 31, 2003, 2002 and 2001, RMP’s two largest customers represented 33%, 30% and 37% of total external sales, respectively.

	Six Months Ended		Year Ended
	June 30		December 31,

	2004	2003	2003	2002	2001

	(In thousands)
External sales	$16,320	$13,782	$27,825	$24,645	$23,431
Intersegment sales	765	961	1,473	1,586	1,502
Operating income	2,337	2,031	3,776	3,365	2,963

Sales by product line(1)
Rail joints and related products	$9,014	$8,039	$14,045	$15,257	$14,143
Friction management products and services	7,415	5,946	13,422	9,469	9,585
Other products and services	656	758	1,831	1,505	1,205

Total product and service sales	$17,085	$14,743	$29,298	$26,231	$24,933

(1)	Includes intersegment sales.

      For the six months ended June 30, 2004, RMP’s external sales increased by $2.5 million or 18.4%, to $16.3 million from $13.8 million during the same period in 2003. The increase in external customer sales is related to increases in sales of friction management products and services and our track component products, as our larger customers continue to increase spending for these products and services. Operating income for the six months ended June 30, 2004 increased to $2.3 million from $2.0 million for the same period in 2003, an increase of $306,000 or 15.1%, primarily due to increased gross profit on the additional sales volume, partially offset by increased selling, general and administrative expenses resulting from employee additions, salary and benefit increases and higher sales commissions due to increased sales volumes.

      For the year ended December 31, 2003, RMP’s external sales increased by $3.2 million or 13.0%, to $27.8 million from $24.6 million during 2002. The increase in external customer sales is primarily related to increases in sales of friction management products and services to our larger Class I railroad customers, as capital spending for these products and services increased during 2003. Operating income for the year ended December 31, 2003 increased to $3.8 million from $3.4 million in 2002, an increase of $411,000 or 12.2%. This increase is primarily due to the gross profit realized from the increased sales volume on higher margin friction management products and services.

      For the year ended December 31, 2002, RMP’s external sales increased by $1.2 million or 5.2%, from 2001. The increase in external sales is primarily attributable to a two-year friction management capital spending program along with increased demand for our other products by a major Canadian railroad of approximately $900,000. Operating income increased to $3.4 million in 2002 from $3.0 million in 2001, an increase of $402,000 or 13.6%. The increase in operating income is primarily attributable to the increased sales volume partially offset by general increases in employee wages, benefits and accrued incentive expenses of approximately $235,000.

      Shipping Systems Division – “SSD.” SSD engineers and sells load securement systems to the railroad freight car market. These systems are used to secure a wide variety of products and lading onto freight cars. For the years ended December 31, 2003, 2002 and 2001, SSD’s two largest customers represented 74%, 61% and 61% of total external sales, respectively.

	Six Months Ended		Year Ended
	June 30		December 31,

	2004	2003	2003	2002	2001

	(In thousands)
External sales	$1,937	$2,909	$4,323	$3,441	$3,007
Intersegment sales	—	—	7	—	10
Operating income (loss)	217	445	514	144	(26)

Sales by product line(1)
Heavy duty load securement systems	$764	$1,765	$2,412	$1,645	$1,254
All other load securement systems	1,173	1,144	1,918	1,796	1,763

Total product and service sales	$1,937	$2,909	$4,330	$3,441	$3,017

(1)	Includes intersegment sales.

      For the six months ended June 30, 2004, SSD’s external sales decreased by $972,000 or 33.4%, to $1.9 million from $2.9 million during the same period in 2003. This decrease is primarily due to lower demand for our heavy-duty load securement systems during the first six months of 2004, along with a program to refurbish military flatcars as a result of the war in Iraq and our largest customer upgrading its fleet of flat cars that favorably impacted sales in the first four months of 2003. Operating income for the six months ended June 30, 2004 decreased to $217,000 from $445,000 during the same period in 2003, a decrease of $228,000 or 51.2%, primarily due to decreased gross profit on the lower sales volumes.

      For the year ended December 31, 2003, SSD’s external sales of $4.3 million increased by $882,000 or 25.6%, from $3.4 million in 2002. The increase in external sales is primarily related to improved spending in the freight car market, in particular for refurbishment of military flat cars as a result of the war in Iraq and SSD’s largest customer upgrading its fleet of flatcars. Operating income for the year ended December 31, 2003 increased to $514,000 from $144,000 in 2002, an increase of $370,000 or 257%, primarily related to the increased sales volume in 2003.

      For the year ended December 31, 2002, SSD’s external sales of $3.4 million increased by $434,000 or 14.4%, from $3.0 million in 2001. The increase in external sales is primarily related to a slight improvement in the North American freight car market after a relatively weak period in 2001 as a result of a low demand for new freight cars. Operating income increased from an operating loss of $26,000 in 2001 to operating income of $144,000 in 2002, representing an increase of $170,000. The increase in operating income is primarily attributable to the increased sales volume and lower employee salaries as a result of a cost saving initiative that began in the fourth quarter of 2001. This initiative included salary reductions and the elimination of one full-time salaried position that resulted in total cost reductions of approximately $70,000.

      Portec, Rail Products Ltd. – “Canada.” At our Canadian operation, we manufacture rail anchors and rail spikes and assemble friction management products primarily for the two largest Canadian railroads. Rail anchors and spikes are devices to secure rails to the ties to restrain the movement of the rail tracks.

For the years ended December 31, 2003, 2002 and 2001, Canada’s two largest customers represented 66%, 56% and 60% of total external sales, respectively.

	Six Months Ended		Year Ended
	June 30		December 31,

	2004	2003	2003	2002	2001

	(In thousands)
External sales	$8,704	$7,616	$12,135	$10,596	$6,214
Intersegment sales	896	894	2,011	1,345	1,461
Operating income	1,217	1,132	1,767	1,204	399
Average translation rate of Canadian dollar to United States dollar	0.7460	0.6965	0.7212	0.6377	0.6448

Sales by product line(1)
Rail anchors and spikes	$7,228	$6,430	$10,270	$8,622	$5,012
Friction management products and services	2,022	1,808	3,338	2,854	2,149
Other products and services	350	272	538	465	514

Total product and service sales	$9,600	$8,510	$14,146	$11,941	$7,675

(1)	Includes intersegment sales.

      For the six months ended June 30, 2004, Canada’s external sales of $8.7 million increased by $1.1 million or 14.3%, from $7.6 million during the same period in 2003. The increase in external sales is attributable to sales volume increases of $510,000 due to increased demand for our products, along with a favorable foreign currency translation of Canadian dollars to U.S. dollars of approximately $578,000. Operating income for the six months ended June 30, 2004 increased to $1.2 million from $1.1 million during the same period in 2003, an increase of $85,000 or 7.5%. The increase in operating income is primarily due to the additional gross profit generated on the increased sales volume, partially offset by increased selling, general and administrative expenses, primarily due to increased employee fringe benefit costs.

      For the year ended December 31, 2003, Canada’s external sales of $12.1 million increased by $1.5 million or 14.5%, from $10.6 million during 2002. The increase in external sales is primarily related to foreign currency translation of Canadian dollar sales to U.S. dollars of approximately $1.4 million. Operating income for the year ended December 31, 2003 increased to $1.8 million from $1.2 million in 2002, an increase of $563,000 or 46.8%, primarily related to the increased gross profit on additional sales volume and increases related to foreign currency translation.

      For the year ended December 31, 2002, Canada’s external sales of $10.6 million increased by $4.4 million, or 70.5%, from $6.2 million in 2001. The increase in external sales is primarily related to an increase in rail anchors and spike sales of approximately $3.7 million as the spike line that was installed in late 2000 had its first year of uninterrupted production during 2002. As a result of the increased supply of anchors and spikes, we were able to increase sales to our two largest Canadian railroad customers along with being able to sell spikes in the Northeastern portion of the United States. In addition, the increase in external sales was also favorably impacted by a two-year friction management capital spending program along with increased demand for our other products by a major Canadian railroad which increased sales to that customer by approximately $1.6 million. Operating income increased to $1.2 million in 2002 from $399,000 in 2001, representing an increase of $805,000 or 202%, primarily due to increased margins as a result of the increase in sales volume of rail anchors and higher margin friction management products and services. In addition, the spike line operating efficiencies improved in 2002, and contributed approximately $400,000 of additional operating income over 2001.

      Portec Rail Products (UK) Ltd. – “United Kingdom.” In the United Kingdom, we operate and serve our customers in two markets. The United Kingdom’s rail business, which comprised approximately 40%

of total sales for the years ended 2003, 2002 and 2001, is primarily driven by sales of friction management products and services to the United Kingdom passenger rail network. For the years ended December 31, 2003, 2002 and 2001, this segment’s two largest rail customers represented 11%, 20% and 17% of total external sales, respectively.

      Over the same time period described above, our material handling business represented approximately 60% of the total sales generated by the United Kingdom segment. Our major product lines in this market include overhead and floor conveyor systems, racking systems and mezzanine flooring systems. The end users of our products are primarily United Kingdom based companies in the manufacturing, distribution, garment and food industries. As our material handling products are primarily dependent upon the capital spending plans of manufacturers, our largest customers vary each year depending upon the contracts that are secured. For the years ended December 31, 2003, 2002 and 2001, our two largest material handling customers represented 11%, 18% and 11% of total external sales, respectively. In December 2002, we acquired the Quodeck product line from Quodeck Ltd. in order to broaden our material handling product offerings. The primary customers utilizing this product line are in the garment industry.

	Six Months Ended		Year Ended
	June 30		December 31,

	2004	2003	2003	2002	2001

	(In thousands)
External sales	$6,745	$7,519	$13,281	$11,399	$11,187
Intersegment sales	27	33	60	27	24
Operating income	165	642	742	618	867
Average translation rate of British pound sterling to United States dollar	1.8279	1.6151	1.6446	1.5106	1.4398

Sales by product line(1)
Material handling products sales	$4,667	$4,828	$8,418	$6,490	$6,682
Friction management products and services	2,105	2,724	4,923	4,936	4,529

Total product sales	$6,772	$7,552	$13,341	$11,426	$11,211

(1)	Includes intersegment sales.

      For the six months ended June 30, 2004, United Kingdom’s external sales of $6.7 million decreased by $774,000 or 10.3%, from $7.5 million during the same period in 2003. This decrease in external sales is attributable to a sales volume decrease of approximately $1.6 million, partially offset by a favorable foreign currency translation of approximately $785,000. The sales volume decrease is due to decreased demand for both our friction management products and services and material handling products. Material handling sales have been negatively impacted by a reduced customer demand for our Quodeck product line, while rail sales have been negatively impacted as a result of our largest customer, Network Rail, undergoing a significant reorganization. Operating income for the six months ended June 30, 2004 decreased to $165,000 from $642,000 during the same period in 2003, a decrease of $477,000 or 74.3%. This decrease is primarily due to decreased gross profit on lower sales volumes of our rail and Quodeck product lines.

      For the year ended December 31, 2003, United Kingdom’s external sales of $13.3 million increased by $1.9 million or 16.5%, from $11.4 million in 2002. The increase in external sales is primarily due to an incremental increase in total material handling sales of $1.4 million as a result of the Quodeck acquisition and favorable foreign exchange translations of approximately $600,000 for material handling sales in British pounds sterling to U.S. dollars. The incremental increase in material handling sales of $1.4 million was the result of an increase in Quodeck product sales of $3.2 million, partially offset by a $1.8 million decrease in sales of other material handling products. Operating income for the year ended December 31, 2003 increased to $742,000 from $618,000 in 2002, an increase of $124,000 or 20.1%, due primarily to the Quodeck acquisition, which increased incremental material handling operating income by approximately

$227,000 for the year ended December 31, 2003. This increase in operating income was partially offset by increases in rail related administrative expenses in 2003.

      For the year ended December 31, 2002, United Kingdom’s external sales of $11.4 million increased by $212,000 or 1.9%, from $11.2 million in 2001. The increase in external sales is primarily related to favorable exchange rate translations of approximately $540,000 in 2002 as our actual foreign currency sales level declined by approximately 2.1% from 2001 levels. Operating income decreased to $618,000 in 2002 from $867,000 in 2001, representing a decrease of $249,000 or 28.7%. The decrease in operating income is primarily attributable to a significant material handling contract with a large original equipment manufacturer that realized a low gross profit during 2002 along with increased employee wages and benefits of approximately $160,000 and advertising costs of approximately $80,000 for promotion of the material handling business.

Liquidity and Capital Resources

      Portec Rail Products, Inc.’s cash flow from operations is the primary source of financing for internal growth, capital expenditures, repayments of long-term contractual obligations, dividends to Portec Rail Products, Inc.’s shareholders, and other commercial commitments. The most significant risk associated with Portec Rail Products, Inc.’s ability to generate sufficient cash flow from operations is the overall level of demand for Portec Rail Products, Inc.’s products. In addition, Portec Rail Products, Inc. has cash invested in short-term government money market funds of approximately $9.4 million at June 30, 2004 primarily as a result of our initial public offering and subsequent underwritten over-allotment exercise. Portec Rail Products, Inc. may use this cash for acquisitions, product line expansions, and other general corporate purposes. Portec Rail Products, Inc. believes it can manage its working capital and control costs to meet its cash flow needs for the next twelve months to meet its growth objectives. In addition to cash generated from operations, Portec Rail Products, Inc. has revolving and overdraft credit facilities in place to support the working capital needs of each of its business segments. Portec Rail Products, Inc. believes that cash flow from operations and the ability to borrow additional cash under its credit and overdraft facilities along with the proceeds from its initial public offering will be sufficient to meet its cash flow requirements over the next twelve months.

      Cash Flow Analysis. During the six months ended June 30, 2004, Portec Rail Products, Inc. generated $597,000 in cash flow from operations compared to $601,000 during the same 2003 period. Although the overall cash generated during these periods is comparable, timing differences resulted in fluctuations in accounts receivable balances, inventory levels and accounts payable balances. Accounts receivable balances increased due to higher sales volumes at RMP, SSD, Canada and the UK during the second quarter of 2004. For the six months ended June 30, 2003, inventory levels and accounts payable balances increased as the result of a labor stoppage at our primary steel supplier that significantly reduced its inventory levels at its Canadian operation in late 2002.

      Net cash used in investing activities was $296,000 for the six months ended June 30, 2004, compared to $389,000 during the same period in 2003. In July 2004, Portec, Rail Products Ltd. exercised its purchase option on the lease for its spike product line manufacturing equipment in the amount of $500,000 Canadian dollars (approximately $373,000). Portec Rail Products, Inc. estimates 2004 total capital expenditures to approximate $750,000 to $1,000,000, which will be used to upgrade its machinery and equipment, support new strategic initiatives or develop new products. The majority of our capital spending is discretionary. Portec Rail Products, Inc. believes that the overall level of capital spending for its business segments is sufficient to remain competitive.

      Net cash provided by financing activities was $9.2 million for the six months ended June 30, 2004, compared to $323,000 of cash used in financing activities during the same period in 2003. The increase in cash provided by financing activities during 2004 is primarily due to the net proceeds received from Portec Rail Products, Inc.’s initial public offering of common stock in January 2004, and subsequent exercising of an over-allotment option by the underwriter, which provided approximately $18.0 million in net proceeds.

These net proceeds were used to repay short and long-term debt obligations of approximately $7.3 million during January 2004. Also, cash dividends of $862,000 were paid during the first six months of 2004.

      During the year ended December 31, 2003, cash flow provided by operations was $734,000 compared to $5.6 million in cash flow provided by operations in 2002. The primary reasons for this decrease are an increase in inventory levels, accounts receivable balances and prepaid expenses in 2003. Inventory at our Canadian operation increased by $2.5 million during 2003, as inventory levels were artificially low at the end of 2002 due to a work stoppage at our primary raw material supplier. Also, inventory at RMP increased by $589,000 during 2003 to meet customer demands during the fourth quarter of 2003. Accounts receivable increased by $862,000 during 2003 due primarily to the increased sales volume at RMP. Also, increases in prepaid expenses and other assets were primarily related to costs incurred for the initial public offering of Portec Rail Products, Inc. common stock, which resulted in a decrease of $1.1 million in cash provided by operations. These uses of working capital were partially offset by operating income of $5.6 million during 2003, compared to operating income of $4.2 million in 2002, and increases in accounts payable, which provided an increase in cash from operating activities of $748,000 during 2003.

      Net cash used in investing activities was $663,000 for 2003, compared to $716,000 in 2002. Portec Rail Products, Inc.’s capital expenditures for 2003 include the purchase of a new computer system for RMP to improve workflow productivity. Approximately $232,000 has been spent on the computer system through 2003, with another $40,000 expected to be spent in 2004. Installation of the new computer system is expected to occur in the first half of 2004. Total capital expenditures for 2003 were $678,000 and were primarily to support new strategic initiatives, develop new products, and upgrade machinery and equipment, almost all of which are discretionary.

      Net cash used in financing activities was $1.3 million for 2003, compared to $3.7 million in 2002. Cash used in financing activities during 2003 is related to the net repayments and borrowings of long-term debt obligations in the amount of $2.6 million and cash dividends paid of $815,000. These uses of cash were offset by increased borrowings of $2.1 million on our revolving credit facilities, which were used to support working capital needs due to the increased demand for our products, as well as costs incurred in conjunction with Portec Rail Products, Inc.’s initial public common stock offering.

      During 2002, Portec Rail Products, Inc. generated $5.6 million in cash flow from operations compared to $3.8 million in 2001, primarily due to an increase in operating income of 54.1% and reduced inventory levels as a result of a labor strike at our primary raw material supplier in Canada.

      Net cash used in investing activities was $716,000 in 2002. Compared to 2001, net cash used for investing activities increased by $408,000 primarily due to the Quodeck acquisition that amounted to approximately $344,000 in purchased assets.

      Net cash flow used in financing activities was $3.7 million in 2002, compared to $3.8 million used in 2001. Portec Rail Products, Inc.’s primary objective in 2002 was to continue to aggressively pay down our long-term debt obligations, minimize borrowings under our revolving and overdraft credit facilities and lower our debt to equity ratios.

      Credit Facilities. Portec Rail Products, Inc.’s working capital, revolving credit and overdraft facilities are summarized as follows:

      In the United States, Portec Rail Products, Inc. has a $6.25 million revolving credit facility with a financial institution that provides for the working capital needs of RMP and SSD. Borrowings under this facility can be in an amount up to 80% of the outstanding combined accounts receivable plus 50% of the combined inventory of both RMP and SSD. Advances against inventory are limited to $3.75 million. As of December 31, 2003, borrowings under this facility amounted to $5.5 million and we had the ability to borrow an additional $740,000 under this facility. This agreement contains certain financial covenants that require us to maintain current, leverage and fixed charge coverage ratios as well as maintaining minimum amounts of tangible net worth. We were in compliance with all of these financial covenants as of December 31, 2003. As a result of our initial public offering, this facility was paid in full during January 2004 and there were no borrowings on this facility as of February 29, 2004.

      In Canada, we have a $2.9 million ($3.75 million Canadian dollars) revolving credit facility with the Canadian branch of a United States financial institution that provides for the working capital needs of our Canadian operation. Borrowings under this credit facility can be in the amount up to 80% of the outstanding accounts receivable plus 50% of the aggregate value of inventory. Advances against inventory are limited to $1.875 million Canadian dollars. As of December 31, 2003, borrowings under this facility amounted to $811,000 and we had the ability to borrow an additional $2.7 million Canadian dollars under this facility. This agreement contains the same financial covenants as the United States facility. We were in compliance with all financial covenants related to this facility as of December 31, 2003. As of February 29, 2004, there were approximately $711,000 of borrowings on this facility.

      In the United Kingdom, we have a $711,000 (£400,000) overdraft facility with a local financial institution to support the working capital needs of our United Kingdom operation. As of December 31, 2003, there were no outstanding borrowings under this facility and we had the ability to borrow up to the maximum value of the facility. The overdraft facility is reviewed on an annual basis and has a current maturity date of March 19, 2005. As of February 29, 2004 there were no borrowings on this facility.

      In addition to these credit facilities, we have a $1.6 million line of credit with a United States financial institution to fund capital expenditures for our Railway Maintenance Products Division and Shipping Systems Division. Any advances on this line are made in term notes and the line availability is reduced by that amount. As of December 31, 2003, such borrowings under term notes amounted to $73,000, and we had the ability to borrow up to the remaining maximum value of the facility. This facility has a current maturity date of June 30, 2005. As a result of our initial public offering, this facility was paid in full during January 2004. We also maintain various local financing arrangements in Canada and the United Kingdom.

Summary of Contractual Obligations

      The following is a summary of Portec Rail Products, Inc.’s contractual obligations as of December 31, 2003:

					2007 and
Contractual Obligations	2004		2005	2006	Thereafter	Total

	(In thousands)
Long term debt	$2,226	(1)	$302	$228	$178	$2,934
Revolving credit facilities	6,321	(2)	—	—	—	6,321
Capital leases and equipment loans	8		4	2	2	16
Operating leases	726		491	434	487	2,138

Total contractual obligations	$9,281		$797	$664	$667	$11,409

(1)	Of these balances, $1,923,000 of the long-term debt was repaid in January 2004.

(2)	This balance was repaid in January 2004.

Financial Condition

      At June 30, 2004, total assets were $52.2 million, an increase of $11.8 million or 29.2% from December 31, 2003. The increase at June 30, 2004 is primarily due to an increase of $9.5 million in cash, primarily due to the issuance of common stock as a result of Portec Rail Products, Inc.’s initial public offering. Additionally, an increase of $3.2 million in accounts receivable at June 30, 2004 is primarily due to an increase in sales volume at RMP, SSD, Canada and the UK for the three months ended June 30, 2004. At June 30, 2004, net working capital (defined as current assets minus current liabilities) was $25.4 million, an increase of $19.2 million or 310%, from $6.2 million at December 31, 2003. The increase in working capital at June 30, 2004 is primarily due to the cash proceeds from the initial public offering and the repayment of certain indebtedness during the first quarter of 2004, along with the increase in accounts receivable.

      At December 31, 2003, total assets were $40.4 million, an increase of 15.9% from December 31, 2002. The increase at December 31, 2003 is primarily due to increased inventory levels of $3.6 million to meet demand for Portec Rail Products, Inc.’s products, along with inventory levels being artificially low at the end of 2002 due to a strike at Portec Rail Products, Inc.’s primary steel supplier in Canada. In addition, accounts receivable has increased by approximately $1.0 million as a result of Portec Rail Products, Inc.’s higher sales levels. At December 31, 2003, net working capital (defined as current assets minus current liabilities) was $6.2 million, a decrease of 31.1%, from $8.9 million at December 31, 2002. The decrease in working capital is primarily due to an increase in current maturities of long-term debt. As a result of Portec Rail Products, Inc.’s initial public offering, Portec Rail Products, Inc. repaid certain long-term indebtedness, including certain revolving credit facilities, in January 2004; therefore, at December 31, 2003, outstanding balances of $5.9 million under these facilities were classified as current liabilities. The decrease in working capital was partially offset by increases in inventory and accounts receivable levels.

      Total outstanding debt obligations at December 31, 2003 decreased by approximately $260,000 or 2.7%, to $9.3 million as of December 31, 2003, from $9.5 million at December 31, 2002 as net repayments and borrowings of long-term debt of approximately $2.6 million were partially offset by borrowings on Portec Rail Products, Inc.’s working capital facilities of $2.1 million. As of February 29, 2004, Portec Rail Products, Inc.’s outstanding long-term debt obligations amounted to $1.8 million.

      As discussed in “Legal Proceedings,” Portec, Inc., Portec Rail Products, Inc.’s predecessor, was named with numerous other defendants in an environmental lawsuit. The plaintiff seeks to recover costs which it has incurred to investigate and remediate its own property as required by the New York State Department of Environmental Conservation (NYSDEC). Portec Rail Products, Inc. has not been named as a liable party by the NYSDEC and Portec Rail Products, Inc. believes Portec Rail Products, Inc. has no liability to the plaintiff in the case. Portec Rail Products, Inc. filed a motion of summary judgment seeking a ruling to have Portec Rail Products, Inc. dismissed from the case. On November 6, 2003, the motion of summary judgment was granted and all claims and cross-claims against Portec, Inc. were dismissed. Although a number of other defendants were also dismissed on summary judgment, a few were not, and therefore the action is continuing. The summary judgment decision was entered as an amended judgment on March 11, 2004. Portec Rail Products, Inc. has received indications that Niagara Mohawk will seek to appeal this judgment. If the plaintiff wins on appeal, Portec Rail Products, Inc. will incur additional ongoing expenses associated with this litigation, which are not estimable at this time.

      Portec Rail Products, Inc. maintains a noncontributory defined benefit pension plan that covers substantially all United States employees and Portec Rail Products, Inc.’s retirees. Benefits under the plan are based on years of service for hourly employees. For salaried employees, benefits under the plan are based on years of service and the employee’s average compensation during defined periods of service. In August 2003, Portec Rail Products, Inc. amended its United States defined benefit plan by freezing the benefits accrued for all participants effective December 31, 2003 and preventing new enrollments after December 31, 2003. Portec Rail Products, Inc. future net periodic pension cost and plan funding will be dependent upon the performance of plan assets. The estimated cash flow funding for the next five years is expected to range from approximately $150,000 to $640,000 per year and the net periodic pension (income) cost for the next five years is expected to range from approximately ($200,000) to $33,000 per year. These estimates are based upon a discount rate of 6.75% and asset return of 3% to 8.25%.

      In addition, Portec Rail Products, Inc. also maintains a contributory defined benefit plan in the United Kingdom. The plan covers 21 active employees along with former employees and Portec Rail Products, Inc.’s retirees and has been frozen to new entrants since April 1, 1997. Benefits under the plan are based on years of service and eligible compensation during defined periods of service. The estimated cash flow funding for the next five years is expected to range from $50,000 to $100,000 per year. In accordance with United Kingdom pension regulations, employee cash contributions to the plan were terminated on December 31, 2003.

      The products we manufacture and sell, such as our joint bars, rail anchors and rail spikes, require steel as a major element in the production process. During the first half of 2004, worldwide steel scrap prices have increased resulting in surcharges being added to our overall raw material costs. As a result, these steel surcharges increased our raw material costs and we are continuing to work with our customers on the overall absorption of these higher raw material costs. We believe that the impact of the higher material costs have not had a material impact on our financial results for the first six months of 2004, as we have been successful in passing the steel surcharges on to most of our customers. However, if a prolonged increase in steel prices should continue, our future earnings may be negatively impacted.

      In addition, our largest rail customer in the United Kingdom, Network Rail, has undertaken a significant restructuring program. According to published reports, Network Rail plans to take direct control over all of its track maintenance work, which was previously handled by third party maintenance contractors. As a result of this restructuring program, we have experienced lower demand for our rail products during the end of 2003 and first quarter of 2004 at our United Kingdom operation. Demand for our rail products began to improve during the second quarter of 2004 and we believe that the demand for our products by Network Rail will continue to improve as their restructuring program nears completion; however, if demand for our products does not continue to improve, our future earnings could be negatively impacted.

Critical Accounting Policies

      Portec Rail Products, Inc.’s discussion and analysis of its financial condition and results of operations is based upon its audited and unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Portec Rail Products, Inc. reviews the accounting policies it uses in reporting its financial results on a regular basis. The preparation of these financial statements requires Portec Rail Products, Inc. to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. Portec Rail Products, Inc. evaluates the appropriateness of these estimates and judgments on an ongoing basis. Portec Rail Products, Inc. bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making the judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which management based its assumptions. Portec Rail Products, Inc. believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

      Revenue Recognition. Revenue from product sales is recognized at the time products are delivered and title has passed or when service is performed. Delivery is determined by Portec Rail Products, Inc. shipping terms, which are primarily FOB shipping point. Shipments are made only under a valid contract or purchase order where the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Revenue is recognized net of returns, discounts and other allowances.

      Revenue from installation of material handling equipment is generally recognized by applying percentages of completion for each contract to the total estimated profits for the respective contracts. The length of each contract varies, but is typically about two to four months. The percentages of completion are determined by relating the actual costs of work performed to date, to the current estimated total costs of the respective contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs.

      When the estimate on a contract indicates a loss, the entire loss is immediately recorded in the accounting period that the loss is determined. The cumulative effect of revisions in estimates of total costs or revenue during the course of the work is reflected in the accounting period in which the facts that caused the revision first become known.

      Allowances for Doubtful Accounts. Portec Rail Products, Inc. maintains a reserve to absorb probable losses relating to bad debts arising from uncollectible accounts receivable. The allowance for doubtful accounts is maintained at a level that Portec Rail Products, Inc. considers adequate to absorb probable bad debts inherent in the accounts receivable balance and is based on ongoing assessments and evaluations of the collectability, historical loss experience of accounts receivable and the financial status of customers with accounts receivable balances. Bad debts are charged and recoveries are credited to the reserve when incurred.

      Portec Rail Products, Inc. believes the accounting estimate related to the allowance for doubtful accounts is a “critical accounting estimate” because Portec Rail Products, Inc. has a significant concentration of accounts receivable in the rail industry. The economic conditions could affect Portec Rail Products, Inc.’s customers’ ability to pay and changes in the estimate could have a material effect on net income.

      Inventories. Portec Rail Products, Inc. establishes obsolescence reserves for slow-moving and obsolete inventories. Obsolescence reserves reduce the carrying value of slow moving and obsolete inventories to their estimated net realizable value, which generally approximates the recoverable scrap value. Portec Rail Products, Inc. utilizes historical usage, its experience, current backlog and forecasted usage to evaluate its reserve amounts. Portec Rail Products, Inc. also periodically evaluates its inventory carrying value to ensure that the amounts are stated at the lower of cost or market. If actual market conditions are less favorable than those projected by Portec Rail Products, Inc., additional inventory reserves may be required.

      Goodwill. Portec Rail Products, Inc. assesses the impairment of goodwill at least annually and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable. Portec Rail Products, Inc. evaluates the goodwill of each of its reporting units for impairment as required under SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment and the second step measures the amount of an impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. The fair values of Portec Rail Products, Inc.’s reporting units are determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require Portec Rail Products, Inc.’s judgment. Factors that could change the result of Portec Rail Products, Inc.’s goodwill impairment test include, but are not limited to, different assumptions used to forecast future revenue, expenses, capital expenditures and working capital requirements used in its cash flow models. In addition, selection of a risk adjusted discount rate on the estimated undiscounted cash flow is susceptible to future changes in market conditions and when unfavorable, can adversely affect Portec Rail Products, Inc.’s original estimates of fair values. Since adoption of SFAS 142, Portec Rail Products, Inc. has not recognized any impairment of goodwill.

      Defined Benefit Pension Plans. Portec Rail Products, Inc. sponsors defined benefit pension plans for certain of its employees and retirees. Portec Rail Products, Inc. accounts for these plans as required under SFAS No. 87, “Employers’ Accounting for Pensions.” The liabilities and expenses for pensions require significant judgments and estimates. These amounts are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, inflation, the long-term rate of return on plan assets and mortality tables. Management has mitigated the future liability of active employees by freezing all defined benefit pension plans effective December 31, 2003. The rate used to discount future estimated liabilities is determined considering the rates available at year-end on AA rated corporate long term bonds that could be used to settle obligations of the plan. Portec Rail Products, Inc.’s inflation assumption is based on an evaluation of external market indicators. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations. The effects of actual results that differ from these assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligations in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect Portec Rail Products, Inc.’s obligations and future expense.

      As interest rates decline, the actuarially calculated pension plan liability increases. Conversely, as interest rates increase, the actuarially calculated pension liability decreases. The recent declines in interest rates and equity markets have had a negative impact on the pension plan liability and fair value of Portec Rail Products, Inc.’s plan assets. As a result, the accumulated benefit obligation exceeded the fair value of plan assets at December 31, 2003, 2002 and 2001, which resulted in a $577,000, $1.4 million and $260,000, net of tax, respectively, charge to other comprehensive loss.

      Income Taxes. Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any necessary valuation allowance recorded against net deferred tax assets. As a company with international operations, Portec Rail Products, Inc. records an estimated liability or benefit for its current income tax provision and other taxes based on what Portec Rail Products, Inc. determines will likely be paid in various jurisdictions in which it operates. Portec Rail Products, Inc. uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on various matters including the resolution of the tax audits in the various affected tax jurisdictions and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount. Portec Rail Products, Inc. does not believe that such a charge would be material.

      The process of recording deferred tax assets and liabilities involves summarizing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. Portec Rail Products, Inc. must then assess the likelihood that deferred tax assets will be recovered from future taxable income and to the extent that Portec Rail Products, Inc. believes that recovery is not likely, a valuation allowance is established. If a valuation allowance is established in a period, an expense is recorded. The valuation allowance is based on Portec Rail Products, Inc.’s experience, current economic situation and budgets. Portec Rail Products, Inc. believes that operations will provide taxable income levels to recover the deferred tax assets.

Quantitative and Qualitative Disclosures About Market Risk

      Portec Rail Products, Inc. is exposed to interest rate risk on its contractual long-term debt obligations and its working capital facilities are under floating interest rate arrangements. Portec Rail Products, Inc. has determined that these risks are not significant enough to warrant hedging programs. A significant portion of Portec Rail Products, Inc.’s floating interest rate long-term debt obligations were repaid in January 2004, in conjunction with its initial public offering.

      In addition, Portec Rail Products, Inc. is exposed to foreign currency translation fluctuations with its two international operations. Portec Rail Products, Inc. does not have any foreign exchange derivative contracts to hedge against foreign currency exposures. Therefore, Portec Rail Products, Inc. is exposed to the related effects when the foreign currency exchange rates fluctuate. If the U.S. dollar strengthens against the Canadian dollar and/or the British pound sterling, the translation rate for these foreign currencies will decrease, which will have a negative impact on Portec Rail Products, Inc.’s operating income. For example, for year ended December 31, 2003, for every 1/100 change in the exchange rate of the Canadian dollar to the U.S. dollar, our Canadian operation’s operating income would have changed by approximately $24,500. Further, for every 1/100 change in the exchange rate of the British pound sterling to the U.S. dollar, the impact on operating income for our United Kingdom operations for the year ended December 31, 2003 would have been approximately $4,500. Foreign currency translation fluctuations have no impact on cash flows as long as Portec Rail Products, Inc. continues to reinvest any profits back into the respective foreign operations.

SALIENT SYSTEMS, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should read in conjunction with the financial statement of Salient Systems, Inc. and related notes attached as Appendix D. Unless otherwise specified, any reference to a “year” is to a fiscal year ended December 31. Additionally, unless the context requires otherwise, the terms “we” and “our” in this section refer to Salient Systems, Inc.

Overview

      Salient Systems, Inc. designs, manufactures and provides a broad range of wayside detector, tribometer, and information technologies and services to both the domestic and international rail transportation industry. Salient System Inc.’s suite of IntelliTrack® products include the Rail Stress Monitor, StressNet® Data Management System, Wheel Impact Load Detector, Hunting Truck Detector, Overload & Imbalance Detector, Truck Performance Detector, Low Hose Detector, Wheel Data Management System, TriboRailer®, and Tribometer. These products are used by our customers to monitor not only the health of their rolling stock and rail but also the effectiveness of their rail lubrication programs. Our IntelliTrack® technologies are used by the largest U.S. railroads (the “Class I railroads”), smaller regional railroads, and transit systems throughout North America, South America, Asia, Australia, Africa and Europe.

Results of Operations

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      Net Sales. Salient Systems, Inc.’s net sales decreased to $904,000 for the six months ended June 30, 2004, a decrease of $296,000 or 24.6%, from $1.2 million in 2003. The decrease in net sales during the first six months of 2004 was primarily attributable to temporary customer delays affecting the scheduling of our installation of products on their track sites.

      Gross Profit. Salient Systems, Inc.’s gross profit decreased to $715,000 for the six months ended June 30, 2004, a decrease of $156,000 or 17.9%, from $871,000 during the same period in 2003. This decrease is primarily related to a lower volume of sales, partially offset by a favorable products mix.

      Research and Development Expenses. Salient Systems, Inc.’s research and development expenses decreased to $268,000 for the six months ended June 30, 2004, a decrease of $95,000 or 26.1%, from $363,000 during the same period in 2003. The decrease in research and development expense during 2004 was primarily attributable to a decrease in related labor costs on internal research and development projects.

      Selling, General and Administrative Expenses. Salient Systems, Inc.’s selling, general and administrative expenses increased to $622,000 for the six months ended June 30, 2004, an increase of $187,000 or 43.0%, from $435,000 during the same period in 2003. The increase in selling, general and administrative expenses is primarily attributable to an increase in labor costs and outside professional services expense related to the potential acquisition of the company.

      Provision for Income Taxes. We had an income tax benefit of $61,000 for the six months ended June 30, 2004 as compared to an income tax expense of $31,000 for the same period in 2003, as we incurred a loss before taxes of $223,000 for the first six months of 2004 compared to generating income of $82,000 for the first six months of 2003. The effective tax (benefit)/rates were (27%) and 37% for the six months ended June 30, 2004 and 2003, respectively.

      Net (Loss) Income. Salient Systems, Inc. incurred a net loss of $162,000 for the six months ended June 30, 2004, a decrease of $213,000 or 417.6% from a net income of $51,000 during the same period in 2003. Our basic and diluted net income per share decreased to ($0.05) for the six months ended June 30, 2004, from $0.01 for the same 2003 period.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Net Sales. Salient Systems, Inc.’s net sales increased to $4.6 million for the year ended December 31, 2003, an increase of $1.7 million or 58.6%, from $2.9 million in 2002. The increase in net sales during 2003 is primarily attributable to two large wayside detection systems being installed on Amtrak’s Acela route, a retrofit of Burlington Northern Santa Fe Railway’s network with overload and imbalance detector technology, and an increased demand for our Wheel Impact Load Detectors and related products by CSX Corporation.

      Gross Profit. Salient Systems, Inc.’s gross profit increased to $3.5 million for the year ended December 31, 2003, an increase of $1.6 million or 84.2%, from $1.9 million in 2002. The increase in gross profit during 2003 is a result of increased demand for Salient Systems, Inc.’s products along with more sales of our higher margin wheel data management products.

      Research and Development Expenses. Salient Systems, Inc.’s research and development expenses increased to $705,000 for the year ended December 31, 2003, an increase of $143,000 or 25.4%, from $562,000 in 2002. The increase in research and development expense during 2003 is primarily attributable to field tests of the Rail Stress Monitor.

      Selling, General and Administrative Expenses. Salient Systems, Inc.’s selling, general and administrative expenses were at $1.0 million for the year ended December 31, 2003, or almost identical to the same period in 2002 as we were able to control spending on the increased sales volume while also better utilizing personnel on product installations.

      Provision for Income Taxes. Salient Systems, Inc.’s provision for income taxes increased to $594,000 for the year ended December 31, 2003 from $73,000 in 2002, reflecting an increase in income before taxes to $1.7 million for the year ended December 31, 2003, from $336,000 in 2002. The effective tax rates on reported taxable income were 35% and 22% for the years ended December 31, 2003 and 2002, respectively. The effective tax rate for 2003 was unfavorably impacted by the large increase in taxable income for 2003 as compared to 2002.

      Net Income. Salient Systems, Inc.’s net income increased to $1.1 million for the year ended December 31, 2003, an increase of $848,000 or 310%, from $263,000 in 2002. Salient Systems, Inc.’s basic and diluted net income per share increased to $0.31 for the year ended December 31, 2003, from $0.07 for 2002.

Liquidity and Capital Resources

      Salient Systems, Inc.’s cash flow from operations is the primary source of financing for internal growth, payment of our long-term contractual obligations, research and development, and capital expenditures. The most significant risk associated with Salient Systems, Inc.’s ability to generate sufficient cash flow from operations is the overall level of demand for our products. Generally, the terms of our customer contracts include various progress payments from our customers as we achieve negotiated milestones throughout the life of a contract. These progress payments allow us to more closely tie the cash demands of completing a contract to the cash receipts, which tends to reduce the financial impact of longer term contracts on our liquidity. Salient Systems, Inc. believes that it can continue to manage its working capital and control costs to meet its cash flow needs for the next year.

      Historically, Salient Systems, Inc.’s working capital for the first six months of the year is negatively impacted due to the seasonally low orders for Salient Systems, Inc.’s products, the timing of our customers’ capital spending budget allocations, and our customers’ limited ability to schedule time for us to install our products on their tracks. Typically, as our customers release purchase orders and allocate track time to install our products, we are able to generate a more positive cash flow in the latter six months of the year. For the six months ended June 30, 2004, cash flow used by operations was $775,000. During the same period in 2003, cash flow provided by operations was a positive $104,000. Approximately half of this $879,000 net reduction in cash flow is a result of a planned increase in inventory levels to meet anticipated customer demand during the second half of 2004. Other factors contributing to this decrease in cash flow were the payment of income taxes and the increase in operating loss during the first half of 2004 compared to the same period in 2003.

      Salient Systems, Inc.’s net cash used for capital expenditures was $27,000 for the first six months of 2004, compared to $52,000 during the same period in the prior year. Salient Systems, Inc.’s capital expenditures primarily consist of computers and related peripheral equipment to meet the data management needs of our customers as well as our own product development requirements. Salient Systems, Inc. anticipates additional capital expenditures for computer and related equipment to be approximately $100,000 over the last six months of 2004. We believe the overall level of capital spending for our business is sufficient to remain competitive.

      As of June 30, 2004 and 2003, Salient Systems, Inc. had no cash activities related to financing activities.

      During the year ended December 31, 2003, Salient Systems, Inc.’s cash flow provided by operations was $1.5 million compared to $597,000 in cash flow provided by operations in 2002. The primary reason for the increase was due to the increase in net income, which was $1.1 million in 2003 compared to $263,000 in 2002.

      Salient Systems, Inc.’s net cash used for capital expenditures was $41,000 for 2003, compared to $28,000 in 2002. For both 2003 and 2002, our capital expenditures consisted primarily of the purchase of numerous computers to meet the data management needs of our customers, as well as our own product development needs.

      Salient Systems, Inc. maintained a line of credit with a bank for $400,000 during the first four months of 2004 and throughout both 2003 and 2002. There were no outstanding balances on the line of credit during 2004 or at December 31, 2003 or 2002 and only one short-term borrowing of $20,000 was made under the line of credit since its inception. In April 2004, we terminated this line of credit because we believe that cash flows from operations will be sufficient to fund ongoing cash needs for the foreseeable future.

Summary of Contractual Obligations

      Salient Systems, Inc. has two primary contractual obligations. The first is the lease for our principal place of business at 4330 Tuller Road, Dublin, Ohio. The original term of the lease was for ten years and will expire on January 31, 2005. The lease expense for the remaining duration of the lease term is approximately $75,000. We are in the process of negotiating a new long term lease at a nearby facility that more closely meets our growth and operational expectations with potentially higher rent because of the leasing of additional square footage.

      The second contractual obligation is an exclusive license agreement with Battelle Memorial Institute (“Battelle”) for the sole right to manufacture and market the Wheel Impact Load Detector. Battelle holds the original patent to this product which was co-invented by Salient Systems, Inc.’s founder, Harold Harrison, while an employee at Battelle. Salient Systems, Inc. pays Battelle an annual royalty fee equal to the greater of $5,000 or 3% of the sales price on each new Wheel Impact Load Detector sold. No royalty fees had been paid to Battelle as of June 30, 2004 for sales during the six months then ended. Royalties totaled $5,000 for each of the years ended December 31, 2003 and 2002. The license agreement, and its underlying patent, will expire in October of 2004.

Financial Condition

      At June 30, 2004, Salient Systems, Inc.’s total assets were $4.1 million, a decrease of $600,000 or 12.8%, from $4.7 million at December 31, 2003. The decrease at June 30, 2004 is primarily due to the reduction in cash for the payment of taxes in the amount of approximately $344,000 on the higher levels of income earned during 2003. At June 30, 2004, net working capital (defined as current assets minus current liabilities) was $3.1 million, a decrease of approximately $100,000 or 3.1%, from $3.2 million as of

December 31, 2003. The decrease in working capital is primarily attributable to the net loss incurred during the first six months of 2004 in the amount of $162,000.

      At December 31, 2003, Salient Systems, Inc.’s total assets were $4.7 million, an increase of $1.3 million or 38.2%, from $3.4 million at December 31, 2002. The increase in 2003 is primarily due to a $1.4 million increase in cash, a reflection of $1.1 million in net income and timely payments by Salient Systems, Inc.’s customers. At December 31, 2003, net working capital was $3.2 million, an increase of $1.1 million or 52.4%, from $2.1 million at December 31, 2002. The increase in working capital is again primarily due to the $1.4 million increase in cash.

Critical Accounting Policies

      Salient Systems, Inc.’s discussion and analysis of Salient Systems, Inc.’s financial condition and results of operations are based on the June 30, 2004 and June 30, 2003 unaudited financial statements and 2003 audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Salient Systems, Inc.’s management reviews the accounting policies used in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. Salient Systems, Inc. evaluates the appropriateness of these estimates and judgments on an on-going basis. Our estimates are based on historical experience and other assumptions we believe are reasonable under the circumstances, which can impact the carrying value of assets and liabilities. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. Salient Systems, Inc. believes the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our financial statements:

      Revenue Recognition. Salient Systems, Inc. sells its products and services under contracts which generally provide for progress billings based on the progress toward completion of the contract. Net sales from each of these contracts are recognized on the percentage-of-completion method, measured by the percentage of total labor hours accumulated to date on a contract divided by the estimated total labor hours required to complete the contract. This method is used because Salient Systems, Inc.’s management considers total labor hours to be the best available measure of progress on such contracts.

      Contract costs include all direct material, labor hours and certain overhead charges. Administrative and selling costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income, and are recognized in the period in which the revisions are determined. Because of the inherent uncertainties in estimating costs, it is possible that estimated costs to complete contracts could change, even in the near term.

      The asset on Salient Systems, Inc.’s balance sheet captioned “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. Often, we incur costs associated with performance of the contract in advance of our contractual ability to invoice the customer, resulting in “Costs and estimated earnings in excess of billings on uncompleted contracts.” The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized. Typically, we require a down payment from the customer at the time a large order is placed, often resulting in “Billings in excess of costs and estimated earnings or uncompleted contracts.” Although these down payments may represent 30% or more of the total contractual amount, we may incur costs exceeding the down payment during our performance of the contract. Generally, most, if not all unbilled contractual amounts are billed upon system commissioning.

      Warranty Provision. Salient Systems, Inc. provides limited warranties for varying periods on certain of its products. Generally, the warranty periods range from one to three years. Salient Systems, Inc. records an accrued liability and expense for estimated future warranty claims based upon historical experience and management’s estimate of the level of future claims. Because of the inherent uncertainties of estimating the timing and amount of warranty costs, it is possible that our estimates of warranty costs could change, even in the near future.

      Inventories. Inventories consist of raw materials and component parts and are carried at the lower of cost or market. Raw materials are valued using the first-in, first-out method. Component parts consist of materials, labor and overhead costs and are valued using the specific identification method. We routinely monitor inventory for slow-moving and obsolete items, and remove such items as needed from the carrying value of inventory. Although inventory write-downs have been minimal, they are expensed in the period they are known.

      Income Taxes. Salient Systems, Inc. reports income for tax purposes under the completed contract method, which defers income recognition with respect to a contract until that contract is substantially completed. This method results in a deferred tax liability that is reflected in our financial statements. Income from warranties is recognized as taxable income when the installation is substantially completed. This method results in a deferred tax asset that is reflected in our financial statements. There are other timing differences that may also create a deferred tax asset or liability. We record an estimated liability or benefit for our current income tax provision and other taxes based on what we determine will likely be paid. Significant judgment is required in determining the provision or benefit for income taxes, deferred tax assets and liabilities and any necessary valuation allowance recorded against net deferred tax assets. Salient Systems, Inc. uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on numerous items and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount. Salient Systems, Inc. believes that, at this time, any such charge would be immaterial.

      The process of recording deferred tax assets and liabilities involves summarizing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are carried on the balance sheet. Salient Systems, Inc. must then assess the likelihood that deferred tax assets will be recovered from future taxable income and to the extent that we believe that recovery is not likely, a valuation allowance is established. If a valuation allowance is established in a period, an expense is recorded. The valuation allowance is based on our experience, current economic situation, and income forecast. As of June 30, 2004 and December 31, 2003, no valuation allowances have been recorded. Salient Systems, Inc. believes that future operations will provide taxable income levels to recover the deferred tax assets.

Quantitative and Qualitative Disclosures About Market Risk

      Salient Systems, Inc. is not directly exposed to interest rate fluctuation risk because we have no debt obligations nor do we carry any market instruments subject to changes in interest rates. All of Salient Systems, Inc.’s contracts require payment in United States dollars. However, Salient Systems, Inc. does have general economic market risk as related to the macroeconomic conditions affecting the profitability of its customers in addition to our ability to attract highly skilled labor.

RISK FACTORS

      In addition to the other information contained in this proxy statement-prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

Portec Rail Products, Inc. May Fail to Realize the Anticipated Benefits of the Merger.

      The success of the merger will depend on, among other things, Portec Rail Products, Inc.’s ability to realize anticipated cost savings, to combine the businesses of Portec Rail Products, Inc. and Salient Systems, Inc. in a manner that does not materially disrupt the existing customer relationships of Salient Systems, Inc. nor result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. If Portec Rail Products, Inc. is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

      Portec Rail Products, Inc. and Salient Systems, Inc. have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Salient Systems, Inc.’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Portec Rail Products, Inc. to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Salient Systems, Inc. Directors and Officers Have Interests in the Merger Besides Those of a Shareholder.

      Salient Systems, Inc.’s directors and officers have various interests in the merger besides being Salient Systems, Inc. shareholders. These interests include:

•	the employment of Harold D. Harrison by Portec Rail Products, Inc. following completion of the merger; and

•	the appointment of Sharron A. Harrison, a director, executive officer and 32.7% owner of Salient Systems, Inc. and spouse of Harold D. Harrison to the board of directors of Portec Rail Products, Inc. in the event of a second board vacancy.

Risks About Portec Rail Products, Inc.

Portec Rail Products, Inc.’s ability to grow its revenues from the marketing and sale of friction management products and services depends on the development and retention of sales representation and distribution arrangements with third parties. The termination of its existing sales representation and distribution arrangements would adversely impact its ability to develop this part of its business.

      A key component of Portec Rail Products, Inc.’s business strategy is the future growth of its friction management products and services. In this regard, Portec Rail Products, Inc. has a number of sales representation and distribution arrangements with other companies, including Kelsan Technologies Corp., Environmental Lubricants Manufacturing, Inc. and Diversified Metal Fabricators Corporation, to market and sell friction management products and services. These sales representation and distribution arrangements may be terminated by Portec Rail Products, Inc. or the other party without cause on minimal or no notice. Should the agreements terminate, Portec Rail Products, Inc.’s ability to expand the friction management products and services it offers to its customers would be adversely affected.

Currency fluctuations between the U.S. dollar, Canadian dollar and British pound sterling can adversely affect Portec Rail Products, Inc.’s reported financial results.

      Substantially all of Portec Rail Products, Inc.’s products and services are sold in the United States, Canada and the United Kingdom. Fluctuations in the relative values of the U.S. dollar, Canadian dollar and British pound sterling could significantly increase the cost of its products to the ultimate purchaser. Under such circumstances Portec Rail Products, Inc.’s sales may decrease or Portec Rail Products, Inc. may have to reduce the prices for its products and services, thereby reducing its income.

      Portec Rail Products, Inc. reports its financial condition and results of operations in U.S. dollars. Fluctuations in the relative values of the U.S. dollar, Canadian dollar and British pound sterling will require adjustments in its reported earnings and operations to reflect exchange rate translation in its Canadian and United Kingdom sales and operations. Portec Rail Products, Inc. reported financial results will be impacted in response to such currency fluctuations. If the U.S. dollar strengthens in value as compared to the value of the Canadian dollar or British pound sterling, Portec Rail Products, Inc.’s reported earnings in dollars from sales in those currencies will be unfavorable.

Portec Rail Products, Inc. has limited international protection of its intellectual property.

      Portec Rail Products, Inc. owns a number of patents and trademarks under the intellectual property laws of the United States, Canada and the United Kingdom. Portec Rail Products, Inc. patent protections begin expiring in 2014. However, it has not perfected patent and trademark protection of its proprietary intellectual property in other countries. The failure to obtain patent and trademark protection in other countries may result in other companies copying and marketing products that are based upon Portec Rail Products, Inc. proprietary intellectual property. This could impede its growth into new markets where Portec Rail Products, Inc. does not have such protections and result in greater supplies of similar products, which in turn could result in a loss of pricing power and reduced revenue.

Disruption of Portec Rail Products, Inc.’s relationships with key suppliers would adversely affect its business.

      Portec Rail Products, Inc. relies upon third party steel mills to manufacture steel for its railroad track products based upon precise specifications it provides. In 2003, approximately 95% of its domestic requirements for steel were purchased from Steel of West Virginia, Inc. and approximately 100% of its Canadian requirements were purchased from Stelco Inc. Portec Rail Products, Inc. does not have binding contracts with these suppliers. In the event its steel suppliers for railroad track products were to go out of business, refuse to continue their business relationship with Portec Rail Products, Inc. or become subject to work stoppages, Portec Rail Products, Inc.’s business would be disrupted. While management believes that it could secure alternative manufacturing sources, there can be no assurance that Portec Rail Products, Inc. would not incur substantial delays and significant expense in securing such alternative suppliers. Furthermore, alternative suppliers might charge significantly higher prices than Portec Rail Products, Inc. currently pays. Under such circumstances, the disruption to its business may have a material adverse impact on its financial condition and results of operations.

If Portec Rail Products, Inc. loses key personnel or qualified technical staff, its ability to manage the day-to-day aspects of its business will be adversely affected.

      Portec Rail Products, Inc. believes that the attraction and retention of qualified personnel is critical to its success. If Portec Rail Products, Inc. loses key personnel or is unable to recruit qualified personnel, its ability to manage the day-to-day aspects of its business will be adversely affected. Portec Rail Products, Inc.’s operations and prospects depend in large part on the performance of its senior management team, consisting of its President and Chief Executive Officer, John S. Cooper, and the heads of its principal operating divisions, Richard Jarosinski, President of Portec Rail Products, Inc.’s Railway Maintenance Products Division, Lucian J. Sieja, President of Portec Rail Products, Inc.’s Shipping Systems Division, Konstantinos Papazoglou, President of Portec, Rail Products Ltd. and Gary Bale, managing director of Portec Rail Products (UK) Ltd. The loss of the services of one or more members of Portec Rail Products, Inc.’s senior management team could have a material adverse effect on its business, financial condition and results of operations. Because Portec Rail Products, Inc.’s senior management team has many years experience with Portec Rail Products, Inc. and within the rail products, securement and material handling industries, it would be difficult to replace them without adversely affecting its business operations. Portec

Rail Products, Inc. does not have employment or non-competition agreements with any members of its senior management team.

As Portec Rail Products, Inc. expands its sales of products and services internationally, Portec Rail Products, Inc. will increase its exposure to international economic and political risks.

      Historically, substantially all of Portec Rail Products, Inc.’s business was conducted in the United States, Canada and the United Kingdom. International revenues outside of its core United States, Canada and United Kingdom markets accounted for 6%, 4% and 10% of its revenues for the years ended December 31, 2003, 2002 and 2001, respectively. Portec Rail Products, Inc. is placing increased emphasis on the expansion of its international sales opportunities. Doing business outside the United States subjects Portec Rail Products, Inc. to various risks, including changing economic and political conditions, work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Increasing sales to foreign countries will expose Portec Rail Products, Inc. to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. Portec Rail Products, Inc. has no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter its business practices in time to avoid the adverse effect of any of these possible changes.

Due to declines in the stock market, Portec Rail Products, Inc. has a significant pension liability, which negatively impacts its retained earnings and may significantly increase its funding requirements under ERISA and other applicable regulations.

      Portec Rail Products, Inc. maintains a noncontributory defined benefit pension plan that covers substantially all of its United States employees, former employees and retirees. In addition, Portec Rail Products, Inc. also maintains a contributory defined benefit pension plan in the United Kingdom for certain employees. Both of these defined benefit pension plans were frozen effective December 31, 2003. The defined benefit pension plan assets are primarily invested in equity securities that have declined in value. Consequently, Portec Rail Products, Inc.’s actuaries project that Portec Rail Products, Inc.’s obligations to the pension plan’s beneficiaries exceed the plan’s assets. The shortfall in plan assets may also cause Portec Rail Products, Inc. to fund significant amounts of cash into these plans to cover any minimum funding requirements under regulatory requirements. As a result, for the years ended December 31, 2003, 2002 and 2001, shareholders’ equity was reduced by $577,000, $1.4 million and $260,000, respectively, in order to reflect its minimum pension liability. Further declines in the market value of these defined benefit pension plan assets will have an adverse impact on retained earnings and uses of cash for other investment opportunities.

Portec Rail Products, Inc. sales can fluctuate from quarter to quarter because of seasonal factors, and the nature of its railroad customers’ capital spending programs.

      Portec Rail Products, Inc.’s sales can fluctuate from quarter to quarter because of several factors. First, the demand for certain of Portec Rail Products, Inc.’s railroad product lines, including rail joints, rail anchors and spikes, is subject to seasonal fluctuations. Portec Rail Products, Inc. generally experience strong sales in the second quarter as a result of seasonal pick-up in construction and trackwork due to favorable weather conditions, compared with an expected downturn in the fourth quarter of each year due largely to reductions in construction and trackwork in the cold weather months. Notwithstanding expected seasonal fluctuations, many of Portec Rail Products, Inc.’s customers are large companies which, as a matter of routine purchasing practices, place large orders for Portec Rail Products, Inc.’s products and services that can have a disproportionate impact on its revenues in a particular quarter. Such large orders in any given quarter improve the sales performance of that quarter. Conversely, if a major customer delays spending in a particular quarter, Portec Rail Products, Inc.’s revenue decreases that quarter.

A decrease in rail traffic or rail capital expenditures due to weakness in the general economy or competitive factors would adversely affect Portec Rail Products, Inc.’s operating results.

      Weakness in the general economy, or factors such as work stoppage or competition from other modes of transportation, can cause a decrease in rail transportation or rail capital expenditures, which would have an adverse impact on Portec Rail Products, Inc.’s financial condition and results of operations. For example, railroads directly compete with the trucking industry in the transportation of freight. In the event that the transportation of freight by truck becomes preferable as a result of pricing, legislative developments or other factors, the profitability of railroads would be adversely affected resulting in a decrease in capital spending. A decrease in capital spending by Portec Rail Products, Inc.’s railroad customers would result in lower sales of its products and decreased revenue.

Competition and innovation by Portec Rail Products, Inc.’s competitors may adversely affect its business.

      The markets for Portec Rail Products, Inc.’s products are highly competitive. Competition is based on price, product performance, technological leadership, customer service and other factors. Technological innovation in the railroad and railroad supply industry has evolved and continues to evolve. Technological innovation by any of Portec Rail Products, Inc.’s existing competitors, or new competitors entering any of the markets in which Portec Rail Products, Inc. does business, could put Portec Rail Products, Inc. at a competitive disadvantage. In particular, Portec Rail Products, Inc.’s business would be adversely affected if any existing or new competitors developed improved or less expensive products.

New or existing competitors may import track component products for sale in the North American market at reduced prices.

      Portec Rail Products, Inc. rail joint, rail anchor, rail spike and other track component market share could be reduced by new or existing competitors importing either raw material steel for these products or finished products from lower cost foreign sources. Standard rail joints are currently available, imported from Asia, and have been approved for use and are being purchased by Class I and short line railroads.

Further consolidation of the railroad industry may adversely affect Portec Rail Products, Inc. business.

      Over the past 10 years there has been a consolidation of railroad carriers operating in North America. Currently, seven Class I railroads operate in the United States, along with two major railroads in Canada and two major railroads in Mexico. Future consolidation of the railroad industry may affect Portec Rail Products, Inc. sales and result in reduced income because the loss of a major Class I account to competitors would have greater significance.

Risks About Salient Systems, Inc.

Salient Systems, Inc. has limited protection of its intellectual property.

      Generally, Salient Systems, Inc. has chosen not to seek patent protection of its proprietary intellectual property in the belief that doing so would open its trade secrets to potential competitors. Salient Systems, Inc. also believes that the time to substantial market penetration in the railroad industry can easily exceed the life of a patent. Salient Systems, Inc. currently licenses an invention from Battelle related to the Wheel Impact Load Detector which is protected under the patent laws of the United States, but the protection for which will expire in October of 2004. Although that invention will continue to be protected under the patent laws of Australia for a few more years, no significant sales have occurred in Australia for some time. Thus, after October, 2004 the Battelle invention will not have patent protection in the geographical area of Salient Systems, Inc.’s most significant customers. Although Salient Systems, Inc. has recently applied to the U.S. Patent and Trademark Office for a new patent related to its StressNet®products, there can be no assurance that a patent will be issued or that if one is issued it would be successfully defended if challenged. In addition, Salient Systems, Inc. has not sought patent protection in any other country.

Competition and innovation by Salient Systems, Inc.’s competitors may adversely affect its business.

      The markets for Salient Systems, Inc.’s products are highly competitive. Competition is based on price, product performance, technological leadership, customer service and other factors. Technological innovation in the railroad and railroad supply industry has evolved and continues to evolve. Technological innovation by any of Salient Systems, Inc.’s existing competitors, or new competitors entering any of the markets in which Salient Systems, Inc. does business, could put Salient Systems, Inc. at a competitive disadvantage. In particular, Salient Systems, Inc.’s business would be adversely affected if any existing or new competitors developed improved or less expensive products.

If Salient Systems, Inc. loses key personnel or qualified technical staff, its ability to manage the day-to-day aspects of its business will be adversely affected.

      The attraction and retention of qualified personnel is critical to Salient Systems, Inc.’s success. If Salient Systems, Inc. loses key personnel or is unable to recruit qualified personnel, its ability to manage the day-to-day aspects of its business will be adversely affected. Additionally, Salient Systems, Inc.’s new product development efforts depend in large part on the performance of its President and Chief Executive Officer, Harold D. Harrison. The loss of Mr. Harrison’s services could have a material adverse affect on Salient Systems, Inc.’s on-going product development effort for the StressNet® products as well as for future innovative products.

Salient Systems, Inc.’s sales and net revenues earned can fluctuate from quarter to quarter because of seasonal factors and the nature of its railroad customers’ capital spending programs.

      Salient Systems, Inc.’s sales fluctuate from quarter to quarter principally due to its railroad customers’ capital spending programs. Typically, Salient Systems, Inc.’s sales are weakest during the first and second quarters of the year and strongest during the third and fourth quarters of the year. This is likely due to the seasonal pick-up in its railroad customers’ construction and trackwork resulting from favorable weather conditions. Railroad customers generally do not release a contract to Salient Systems, Inc. far in advance of their ability to prepare the wayside site for installation of its products. Such delays directly result in Salient Systems, Inc.’s inability to recognize earned revenue on booked sales, resulting in a build-up of backlog. Currently, Salient Systems, Inc. is experiencing a record backlog of $2.3 million in large part because of the railroads’ delays in complete tracksite preparation work.

Salient Systems, Inc.’s growth may require additional hiring and facilities.

      Although Salient Systems, Inc.’s sales have increased over the last several years, it has not increased its staff proportionately. Salient Systems, Inc. is currently experiencing a record backlog, and given any sustained growth in its sales, Salient Systems, Inc. will not be able to hold its labor costs at current levels without affecting the quality of its products and services and therefore may be required to hire additional employees.

      Additionally, Salient Systems, Inc. is in the tenth year of an operating lease on a facility that no longer meets the changing needs of either the company or its railroad clients. Currently, Salient Systems, Inc. is unable to reconfigure its existing facility to handle the increasingly complex data management and communications needs of its railroad customers. Salient Systems, Inc.’s light fabrication and test labs have also outgrown the current facility. Failure to address these facility issues in the near future could result in reductions in the quality and quantity of products and services that Salient Systems, Inc. provides. Any reduction in the quality that Salient Systems, Inc. delivers to its customers could lead to a loss of sales to potential competitors, resulting in a corresponding loss of revenues and profits.

SALIENT SYSTEMS, INC. SPECIAL MEETING OF SHAREHOLDERS

      Salient Systems, Inc. is mailing this proxy statement-prospectus to you as a Salient Systems, Inc. shareholder on or about                     , 2004. With this document, Salient Systems, Inc. is sending you a notice of the Salient Systems, Inc. special meeting of shareholders and a proxy card that is solicited by the Salient Systems, Inc. board of directors. The special meeting of shareholders will be held on [Date of Meeting], 2004 at       p.m., local time, at the offices of Salient Systems, Inc. located at 4330 Tuller Road, Dublin, Ohio.

Matters to be Considered

      The purpose of the special meeting of shareholders is to vote on the approval of the Agreement and Plan of Merger by and among Portec Rail Products, Inc., Portec Rail Acquisition Corp., Salient Systems, Inc., Harold D. Harrison and Sharron A. Harrison, dated July 20, 2004, by which Salient Systems, Inc. will be merged with and into Portec Rail Acquisition Corp.

      You may also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders. Salient Systems, Inc. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card and Revocation of Proxy

      You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of Salient Systems, Inc.;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

      If your shares of Salient Systems, Inc. common stock are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

      All shares of Salient Systems, Inc. common stock represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the proxy card as to how you want your shares of Salient Systems, Inc. common stock voted, your proxy card will be voted “FOR” approval of the foregoing proposal. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

      The cost of solicitation of proxies will be borne by Salient Systems, Inc. Salient Systems, Inc. will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Salient Systems, Inc.’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

      The close of business on [Record Date] has been fixed as the record date for determining the Salient Systems, Inc. shareholders entitled to receive notice of and to vote at the special meeting of shareholders.

As of the record date, 3,591,615 shares of Salient Systems, Inc. common stock were outstanding, and were held by approximately                     holders of record.

Voting Rights, Quorum Requirements and Vote Required

      The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Salient Systems, Inc. common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Salient Systems, Inc. common stock issued and outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger agreement. As of the record date, directors and executive officers of Salient Systems, Inc. beneficially owned 2,530,000 shares of Salient Systems, Inc. common stock entitled to vote at the special meeting of shareholders. This represents approximately 70.44% of the total shares entitled to be voted at the special meeting. In connection with the merger, Harold, Sharron and Leif Harrison, who collectively hold 70.38% of the total shares entitled to be voted at the meeting, have entered into voting agreements pursuant to which they have agreed to vote “FOR” approval of the merger agreement.

Recommendation of the Board of Directors

      The Salient Systems, Inc. board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to Salient Systems, Inc. shareholders and is in the best interest of Salient Systems, Inc. and its shareholders and recommends that you vote “FOR” the approval of the merger agreement. See “The Merger and the Merger Agreement — Recommendation of the Salient Systems, Inc. Board of Directors and Reasons for the Merger.”

THE MERGER AND THE MERGER AGREEMENT

      The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A to this document.

General

      Pursuant to the merger agreement, Salient Systems, Inc. will merge with and into a subsidiary of Portec Rail Products, Inc., with that subsidiary as the surviving entity. Outstanding shares of Salient Systems, Inc. common stock will be converted into the right to receive cash and shares of Portec Rail Products, Inc. common stock. Cash will be paid in lieu of any fractional share of Portec Rail Products, Inc. common stock. See “Merger Consideration” below.

The Parties

Portec Rail Products, Inc.

      Portec Rail Products, Inc. was incorporated in West Virginia in 1997. Portec Rail Products, Inc. manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors, rail spikes, railway friction management products and systems and freight car securement devices. Portec Rail Products, Inc. also manufactures material handling equipment through its United Kingdom operation. Portec Rail Products, Inc. serves both domestic and international markets.

      Portec Rail Products, Inc. and its predecessors have served the railroad industry since 1906. In 1997, a group of private investors including several senior executives of Portec, Inc., its predecessor company, purchased the rail-related assets and selected material handling assets of, and assumed certain liabilities of, Portec, Inc. Since the buyout in 1997, Portec Rail Products, Inc. has reduced outstanding debt, improved its operating efficiency, introduced new products to address the changing trends in the industry and consolidated its market share in certain business segments in which it operates. Portec Rail Products, Inc. became a publicly traded company on January 23, 2004 with its common stock trading on the Nasdaq National Market under the trading symbol “PRPX.”

      Portec Rail Products, Inc. operates through four global business units consisting of Railway Maintenance Products Division (“RMP”), Shipping Systems Division (“SSD”), Portec, Rail Products Ltd. (“Canada”) and Portec Rail Products (UK) Ltd. (“United Kingdom”). The presentation of segment information reflects the manner in which Portec Rail Products, Inc. organizes its segments by geographic areas for making operating decisions, assessing performance and allocating resources.

Railway Maintenance Products Division — “RMP”

      Our largest division, the Railway Maintenance Products Division, provides track components and friction management products and services to railroads, transit systems, and railroad contractors. Approximately 90% to 95% of RMP’s sales are to United States and Canadian customers and 5% to 10% of our sales from this division are to other customers. RMP is headquartered in Portec Rail Products, Inc.’s executive office in Pittsburgh, Pennsylvania and operates a manufacturing and assembly plant in Huntington, West Virginia.

      Track and Related Products. RMP sells a variety of products to support track work repair and installation. The primary customers for these products are the major Class I railroads, regional railroads, local railroads and transit systems. These products include standard and insulated rail joints, gauge plates, track mats, curve blocks and jacking systems.

      RMP is a major supplier of rail joints in the North American market. Rail joints are high strength bars, designed to join rails together while maintaining rail strength and continuity. Many joints are designed to be insulated from the rail to facilitate the railway signal system. Low voltage current is transmitted through the rail and segments of the track are electrically isolated through the use of insulated rail joints. RMP furnishes its customers epoxy-bonded insulated joints, polyurethane-coated insulated joints and epoxy fiberglass insulated joints.

      As railroads have increased axle loads, train speeds and utilization of main lines, the demands placed upon the rail joint also have increased. To meet these demands, RMP has expanded and improved its product line of standard joints, bonded insulated joints, polyurethane-coated insulated joints and fiberglass epoxy insulated joints. Continued technological advancements in metallurgy and adhesives in addition to engineering tools such as computer aided design analysis and advanced product testing processes are enabling RMP to provide a higher level of product performance.

      Friction Management Products and Services. Our friction management products and services improve train operating efficiency and reduce track stresses and related maintenance costs for its customers. Rail lubrication involves placing a film of grease or other lubricant between the flanges of locomotive or railcar wheels and the inside of the rail head (the gauge face). Friction modifiers are applied to the top-of-rail (the running surface) between the rail head and the tread of the wheel. The friction modifier is designed to reduce friction, but not below the level needed for braking and traction. These products can be applied by a fixed station at the side of the track (wayside application), by a specifically equipped truck as it moves along the rails (hi-rail application), or by units mounted on a locomotive or transit system car (on-board application). The dominant technology is a wayside tank and pump with special distribution bars fastened to the rail. As railroads increase axle loads and utilization of main lines, friction management becomes increasingly important. If done effectively, friction management reduces noise, and may provide large savings to the customer through reduced rail wear, wheel wear, road bed maintenance and reduced fuel consumption. RMP designs, manufactures and sells the equipment for the application of lubricants and friction modifiers.

      In August 2000, we began producing and selling the Protector® IV, our most advanced electronic wayside friction management system. This transit system and freight railroad solution that reduces rail wear, lateral forces and noise is now in service in the United States, Canada, Europe and Japan. The Protector® IV is Portec Rail Products, Inc.’s first wayside system developed to function in the wide array of operating conditions found in all of these diverse markets.

Shipping Systems Division — “SSD”

      Our Shipping System Division engineers and sells load securement systems to the railroad industry. These systems secure a wide variety of products and lading onto freight cars. Although the SSD has some assembly work performed at the RMP division’s Huntington, West Virginia plant, most manufacturing is subcontracted to independent third parties. SSD is headquartered near Chicago, in Oak Brook, Illinois.

      Portec Rail Products, Inc.’s management believes that its Shipping System Division possesses a significant share of the combined United States and Canadian railroad load securement systems market. SSD’s customers include railroads, railcar builders, railcar repair shops and railcar lessors. SSD’s largest customer is TTX Company, which also is headquartered in Chicago and is owned by certain Class I railroads. TTX Company leases to the railroads its large fleet of railroad flat cars, intermodal railcar platforms, boxcars and gondolas. Many of these cars are outfitted with fastening systems designed and manufactured by SSD to haul specific products such as lumber, pipe, farm equipment, construction equipment and military vehicles.

Portec, Rail Products Ltd., Portec Rail Products, Inc.’s wholly-owned Canadian subsidiary — “Canada”

      Our Canadian operation produces rail anchors and spikes primarily for the Canadian railroads with some products exported to the United States and other international customers. Rail anchors and rail spikes are devices used to secure rails to ties to restrain the movement of the rail tracks. In addition, our Canadian operation manufactures and sells friction management products. The Canadian operation is headquartered in Lachine, Quebec, a suburb of Montreal, and also operates a manufacturing plant in St. Jean located about 30 miles southeast of Montreal.

Portec Rail Products (UK) Ltd., Portec Rail Products, Inc. wholly-owned United Kingdom subsidiary — “United Kingdom”

      In the United Kingdom, we operate and serve customers in two markets. In the rail market, our United Kingdom operation produces railway lubrication products at its Wrexam, Wales location and primarily serves Network Rail, The United Kingdom’s National Railway and infrastructure system. We have recently introduced our Protector® IV system and KeltrakTM product to the United Kingdom operation. Portec Rail Product, Inc.’s management believes that the United Kingdom operation possesses a dominant share of the wayside lubrication market in the United Kingdom.

      In the material handling market, the United Kingdom operation operates and serves its customers from its Wrexham location as well as operating a dedicated material handling operation in Leicester, England. At both our Wrexham and Leicester operations, we design, manufacture and sell various material handling products, such as overhead and floor conveyors, racking systems and mezzanine flooring systems. The United Kingdom operation’s material handling systems are designed to provide its customers with a total solution to move their products throughout their factory, offloading their products from trucks and moving their goods in other types of applications.

      In December 2002, our United Kingdom operation acquired the Quodeck product line from Quodeck Ltd. Quodeck is a line of conveyors, racking systems, mezzanine floor systems and turnkey equipment mainly used in the garment distribution industry. The Quodeck acquisition expanded our United Kingdom operation’s client base and provided new opportunities to serve the growing warehouse and distribution markets.

Properties

      Portec Rail Products, Inc. conducts its business through its corporate office, which is also one of its business unit offices, three other offices and through its manufacturing facilities. Portec Rail Products, Inc.’s offices and manufacturing facilities are suitable and adequate to meet its current and future production requirements. The following table sets forth information about Portec Rail Products, Inc.’s offices and manufacturing facilities as of June 30, 2004.

Corporate Office	Owned or Leased

900 Old Freeport Road	Leased
Box 38250
Pittsburgh, Pennsylvania 15238-3987

Business Unit Offices

Railway Maintenance Products Division	Leased
900 Old Freeport Road
Box 38250
Pittsburgh, Pennsylvania 15238-3987

Shipping Systems Division	Leased
122 West 22nd Street
Oak Brook, Illinois 60523

Portec, Rail Products Ltd.	Leased
2044 32nd Avenue
Lachine, Quebec H8T 3H7 Canada

Manufacturing Facilities

Portec Rail Products, Inc.	Leased
900 Ninth Avenue West
Huntington, West Virginia 25701

Portec, Rail Products Ltd.	Owned
350 Industrial Boulevard
St. Jean, Quebec, J3B 4S6 Canada(1)

Portec Rail Products (UK) Ltd.	Owned
Vauxhall Industrial Estate
Ruabon, Wrexham, LL146UY, Wales
United Kingdom(1)(2)

Portec Rail Products (UK) Ltd.	Leased
43 Wenlock Way
Troon Industrial Area
Leicester LE4 9HU
United Kingdom(2)

Additional property

Portec Rail Products, Inc.	Owned
799 Burden Avenue
Troy, New York 12181(3)

(1)	This property is subject to several encumbrances under its credit facilities.

(2)	Serves as a business unit office, in addition to a manufacturing facility.

(3)	Includes a 4.9 acre parcel which includes a dam and reservoir.

Legal Proceedings

      Portec Rail Products, Inc. is involved periodically in various claims and lawsuits that arise in connection with its business. Other than as set forth below, these are routine legal proceedings that, in the aggregate, are not material to its financial condition and results of operations.

      Portec, Inc., the predecessor of Portec Rail Products, Inc., was named as a defendant in Niagara Mohawk Power Corporation v. Consolidated Rail Corporation, et al. In July 1999, the action was filed in the United States District Court, Northern District of New York. Niagara Mohawk Power Corporation (“Niagara Mohawk”) is seeking contribution from nine named defendants for costs it has incurred, and is expected to incur, in connection with the environmental remediation of property located in Troy, New York. Niagara Mohawk’s claim against the named defendants under the Comprehensive Environmental Response, Compensation and Liability Act, also known as “CERCLA” or “Superfund,” alleges several, but not joint liability. The basis of the action stems from Niagara Mohawk’s agreement with the New York State Department of Environmental Conservation, pursuant to an Order on Consent, to environmentally remediate property identified as the Troy Water Street Site. The defendants consist of companies that at the time were industrial in nature, or owners of companies industrial in nature, and who owned or operated their businesses on portions of the Troy Water Street site or on properties contiguous, or otherwise in close proximity, to the Troy Water Street Site. Niagara Mohawk alleges that the defendants either released hazardous materials directly to the Troy Water Street site or released hazardous materials that migrated onto the Troy Water Street Site, and therefore the defendants should be responsible for a portion of the costs of remediation.

      In September 1999, Portec, Inc. filed its answer to Niagara Mohawk’s action, denying responsibility for Niagara Mohawk’s allegations. In November 2001, Portec, Inc. filed a motion for summary judgment, seeking to have Portec, Inc. removed as a defendant or, in the alternative, to have the court limit the claims that may be asserted against Portec, Inc. On November 6, 2003, the United States District Court, Northern District of New York granted the summary judgment motion filed on behalf of Portec, Inc., and dismissed all claims and cross-claims against Portec, Inc. Although a number of other defendants were also dismissed on summary judgment, a few were not, and therefore the action is continuing. The summary judgment decision was entered as an amended judgment on March 11, 2004. Portec Rail Products, Inc. has received indications that Niagara Mohawk will seek to appeal this judgment.

      Portec Rail Products, Inc. believes that Niagara Mohawk’s case against Portec, Inc. is without merit and, therefore, if Niagara Mohawk appeals the District Court’s decision, Portec Rail Products, Inc. intends to vigorously defend against Niagara Mohawk’s claims. Because Niagara Mohawk is seeking unspecified monetary contribution from the defendants, Portec Rail Products, Inc. is unable to determine, if Niagara Mohawk were to prevail on appeal, the extent to which Portec Rail Products, Inc. would have to make contribution, or whether such contribution would have a material adverse effect on its financial condition or results of operations. However, total clean up costs at the Troy Water Street site are expected to be substantial and will likely exceed $50 million. If liability for a portion of these costs is attributed to Portec Rail Products, Inc., such liability could be material. Furthermore, if Niagara Mohawk wins on appeal, ongoing litigation may be protracted, and legal expenses may be material to Portec Rail Products, Inc.’s results of operations.

Salient Systems, Inc.

      Salient Systems, Inc., incorporated in Ohio in 1984, designs, manufactures and provides wayside measurement and detection products, services and support for both the domestic and the international railway transportation industry. Salient Systems, Inc.’s equipment and software are engineered to enhance client railroads’ equipment utilization by improving reliability and reducing maintenance expense.

      Products. Salient Systems, Inc. refers to its comprehensive set of software and hardware solutions for the global railroad market as its IntelliTrack® technologies. Salient Systems, Inc.’s IntelliTrack® products fall under three product lines:

      Wayside Data Collection Systems. The wayside data collection systems focus on the health of rolling stock:

•	Wheel Impact Load Detector — Continually monitors locomotive and rail car wheel health by measuring and reporting the impact loads from moving trains allowing for the targeted removal of defective wheels from service.

•	Hunting Truck Detector — Provides alarms for excessive lateral forces caused by hunting trucks before they significantly contribute to the rapid wear of rail and rail cars.

•	Truck Performance Detector — Provides alarms for rail cars whose suspension systems are not tracking properly along curved track due to worn or defective undercarriages.

•	Automatic Vehicle Overload & Imbalance Detector — Provides alarms for overloaded or imbalanced rail cars at track speeds with an additional high speed weigh-in-motion capability.

•	Low Hose Detector — Provides alarms for low or dragging coupling hoses on rail cars by means of an optical sensing approach to minimize false alarms common to mechanically-based systems.

•	StressNet® — A strategic network of proprietary Rail Stress Monitors installed along the rail that routinely measure and record a region’s longitudinal stress and temperature history. The data can then be uploaded for analysis and reporting by the StressNet® Data Management System.

      Database Management Systems. Salient Systems, Inc. markets two database management systems that provide extensive trend analysis to proactively identify potential safety problems and optimize maintenance planning:

•	Wheel Data Management System — Presents fleet performance and actionable maintenance information in a customer readable form.

•	StressNet® Data Management System — Provides long-term trend analysis of shifts in neutral rail temperature to reveal track regions increasingly at risk of rail buckling or pull-aparts.

      Rail Friction Management Systems. The rail industry recognizes the benefits of proper system-wide lubrication and the effects of poor or improper lubrication on fuel consumption, rail wear and noise. Salient Systems, Inc.’s product line includes two products to assist in rail friction management:

•	High Speed TriboRailer® — A lightweight, automated high speed tribometer that provides complete system-wide lubrication analysis of both rails simultaneously with minimal service disruption.

•	Portable Tribometer — An effective, user-friendly method to spot-check the coefficient of friction of rail/wheel interfaces and validate the quality of rail lubrication methods.

      Markets. Salient Systems, Inc. markets its IntelliTrack® technologies primarily to railroads throughout North America. In addition, it markets its Wheel Data Management System product line for worldwide light transit and heavy haul applications. Salient Systems, Inc.’s IntelliTrack® solutions have been sold for use in 14 countries.

      Distribution Methods. Because of Salient Systems, Inc.’s size, it has limited sales resources. Given the worldwide distribution of our railroad customers, we utilize independent sales agents wherever possible for foreign markets. In the past, we have utilized independent sales agents for Brazil, Australia, Japan, Sweden and, more recently, China. Our internal Director of Sales manages direct sales of our products in North America and is responsible for managing all foreign accounts whether sold through a sales agent or sold directly.

      Customers. Salient Systems, Inc.’s customers are large companies which, as a matter of routine purchasing practices, place few, but relatively large purchase orders for our products and services. Any single order could have a disproportionately large impact on our revenues in any particular year. In 2003, five customers (Amtrak, Burlington Northern Santa Fe Railway, CSX Corporation, Norfolk Southern Corporation and Union Pacific Corporation) accounted for 77% of revenue. In 2002, four customers (China Ministry of Rails, Burlington Northern Santa Fe Railway, Norfolk Southern Corporation and Union Pacific Corporation) accounted for 78% of revenue. Burlington Northern Santa Fe Railway and Union Pacific Corporation have repeatedly been among our most significant customers and the loss of either could have a material adverse impact on our earnings. In addition, a general decrease in capital spending by our railroad customers could result in materially lower our sales and earnings.

      Competition. Salient Systems, Inc. believes that it currently has the dominant market share position in North America for the Wheel Impact Load Detector and associated wayside monitoring and detection products. Competitive products have been developed in certain markets, notably South Africa and Australia; but, to date, these systems have not yet been effectively marketed outside of their home countries.

      Patents, Trade Names and Trademarks. Salient Systems, Inc. has taken a selective approach to patent protection of its intellectual property in order to avoid opening its trade secrets to potential competitors. Further, it is our belief that the time to substantial market penetration in the railroad industry could easily exceed the life of a patent. Salient Systems, Inc. recently applied in the U.S. Patent and Trademark Office for its first patent, on an invention related to the StressNet® products. That application is still in the very early stages of the application process and there can be no assurance that a patent will ultimately be issued and, if issued, successfully defended if challenged. The patent for the invention underlying the Wheel Impact Load Detector will expire, and the corresponding license from Battelle will also terminate, in October of 2004. Salient Systems, Inc. has registered several trademarks with the U.S. Patent and Trademark Office, including StressNet®, IntelliTrack®, and TriboRailer®. Salient Systems, Inc. does not believe that any single patent, trade name or trademark or related group of such rights is materially important to its business or its ability to compete effectively.

      Research and Development. Salient Systems, Inc. spent approximately $705,000 on research and development in 2003 as compared with approximately $562,000 in 2002. None of the company’s research and development expense is directly borne by our customers.

      Employees. As of July 31, 2004, Salient Systems, Inc. had a total of 18 employees, 12 of whom were full time. Although Salient Systems, Inc.’s sales have increased over the last several years, it has not increased its staff proportionately. Salient Systems, Inc. is currently experiencing a record backlog, and given any sustained growth in its sales, Salient Systems, Inc. will not be able to hold its labor costs at current levels without affecting the quality of its products and services and therefore may be required to hire additional employees.

      Legal Proceedings. Salient Systems, Inc. has been involved in certain claims and lawsuits arising in the normal course of its business. These legal proceedings, individually and in the aggregate, were not material to our financial condition and operating results. Salient Systems, Inc. is not currently involved in any claims or lawsuits, and does not have knowledge of any new claims and/or potential lawsuits that may be contemplated in connection with our business.

      Properties. For the last ten years, Salient Systems, Inc. has been located in a leased facility in Dublin, Ohio. We believe that the current facility is no longer adequate to meet our expanding software, hardware and customer support demands. Next year, Salient Systems, Inc. expects to expand into a larger, well-designed leased facility in Dublin, Ohio. This move is expected to cover forecasted needs for an additional five years.

Merger Consideration

      Under the terms of the merger agreement, each outstanding share of Salient Systems, Inc. common stock (other than any dissenting shares) will be given the opportunity to convert into the right to receive:

•	$1.447 in cash and 0.24116397 shares of Portec Rail Products, Inc. common stock, subject to adjustment (together with the cash consideration, the “Base Merger Consideration”), plus;

•	the possibility of an additional number of shares of Portec Rail Products, Inc. common stock depending on the after-tax net income, if any, of the Salient Systems, Inc. business for the years ending December 31, 2004, 2005 and 2006 (see “— Potential Earnout Payment” discussed below), subject to a reduction if the working capital of Salient Systems, Inc. at the closing date is less than the working capital of Salient Systems, Inc. at December 31, 2003, plus;

•	if the working capital of Salient Systems, Inc. at the closing date is greater than the working capital of Salient Systems, Inc. at December 31, 2003, a pro rata share of such amount paid in cash and Portec Rail Products, Inc. common stock in the same proportion as the base merger consideration.

      Harold D. Harrison, the founder, President and Chief Executive Officer and 32.7% owner of Salient Systems, Inc., has agreed that out of the Salient Systems, Inc. common stock issued to and owned by him, 735,323 shares shall become and be converted into the right to receive the same consideration received by other Salient Systems, Inc. shareholders but on a deferred basis, and subject to certain conditions relating to his continued employment with a subsidiary of Portec Rail Products, Inc., as follows (the “Deferred Harrison Merger Consideration”): (i) a promissory note, in the aggregate principal amount of $1,064,000, which provides for the payment to Mr. Harrison in four equal, annual installments of $266,000 beginning January 3, 2006 and ending on January 3, 2009, with interest payable at the prime rate; plus (ii) 177,334 shares of Portec Rail Products, Inc. common stock, subject to adjustment, to be placed in an escrow account which shall provide for the delivery to Mr. Harrison of these shares in four approximately equal annual installments beginning January 3, 2006 and ending on January 3, 2009. In the event that Mr. Harrison voluntarily terminates employment with Portec Rail Products, Inc. under certain circumstances prior to December 31, 2008, Mr. Harrison will not be entitled to any shares of Portec Rail Products, Inc. common stock remaining in the escrow account and any further payment of principal or interest under the promissory note. The consideration for the balance of the Salient Systems, Inc. common shares held by Harold D. Harrison will not be deferred but will be treated the same as the other Salient Systems, Inc. shareholders.

      If the average closing price of the Portec Rail Products, Inc. common stock on Nasdaq National Market during the 20 trading day period ending five trading days before the effective date of the merger is less than $7.34 per share (such average price is referred to as the “Portec Market Value”), then Portec Rail Products, Inc. shall (i) increase the exchange ratio and the aggregate number of shares of Portec Rail Products, Inc. common stock to be issued; (ii) increase the aggregate number of shares of Portec Rail Products, Inc. common stock to be placed in escrow for Harold D. Harrison; and (iii) increase the aggregate number of shares to be paid to Falls River Group, LLC (as described below) so that Falls River Group, LLC receives the fees provided for in its March 25, 2002 engagement letter with Salient Systems, Inc. The increase in the exchange ratio and the number of shares of Portec Rail Products, Inc. common stock to be issued shall be in the minimum amount necessary to cause the value of the shares of Portec Rail Products, Inc. common stock to be received by the holders of shares of Salient Systems, Inc. common stock immediately prior to the completion of the merger (based on the Portec Market Value) to equal 55.0% of the aggregate value of the Base Merger Consideration and the Deferred Harrison Merger Consideration to be received by the holders of Salient Systems, Inc. common stock immediately prior to the completion of the merger (based on the cash to be paid and the Portec Market Value), and for these purposes assuming that dissenting shares are converted into the right to receive the Base Merger Consideration.

      Assuming a closing price of $7.34 per share of Portec Rail Products, Inc. common stock, each share of Salient Systems, Inc. common stock would be exchanged for $1.447 in cash plus shares of Portec Rail

Products, Inc. common stock having a value of $1.77. However, as discussed above, the number and value of the shares of Portec Rail Products, Inc. common stock to be exchanged for each share of Salient Systems, Inc. common stock may be increased based on the average closing price of Portec Rail Products, Inc. common stock over the measurement period prior to the completion of the merger. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Portec Rail Products, Inc. common stock. Portec Rail Products, Inc. common stock is listed on the Nasdaq National Market under the trading symbol “PRPX.”

      No fractional shares of Portec Rail Products, Inc. will be issued in connection with the merger. Instead, Portec Rail Products, Inc. will make a cash payment to each Salient Systems, Inc. shareholder who would otherwise receive a fractional share equal to the fraction of share to which the shareholder would otherwise be entitled multiplied by $9.00.

      Potential Earnout Payment. In addition to the Base Merger Consideration and the Deferred Harrison Merger Consideration, the holders of shares of Salient Systems, Inc. common stock immediately prior to the completion of the merger (excluding dissenting shares) will be entitled to receive additional merger consideration subsequent to the completion of the merger, in the form of an earnout payment (the “Contingent Merger Consideration”) with respect to the years ending December 31, 2004, 2005 and 2006 (each an “Earnout Year” and collectively the “Earnout Period”). The Contingent Merger Consideration, if any, will be paid in shares of Portec Rail Products, Inc. common stock and will be based upon the amount of “after-tax net income” (in excess of $1,400,000) attributable solely to the Salient Systems, Inc. business with respect to each Earnout Year. If the after-tax net income from the Salient Systems, Inc. business during an Earnout Year is greater than $1,400,000 but less than or equal to $2,800,000, then the holders of Salient Systems, Inc. common stock immediately prior to the completion of the merger will be entitled to receive a number of additional shares of Portec Rail Products, Inc. common stock with a value equal to the entire amount by which the after-tax net income during the Earnout Year exceeds $1,400,000 (up to $2,800,000). If the after-tax net income from the Salient Systems, Inc. business during an Earnout Year exceeds $2,800,000, the holders of Salient Systems, Inc. common stock immediately prior to the completion of the merger will be entitled to receive a number of additional shares of Portec Rail Products, Inc. common stock with a value equal to 50% of the amount by which the after-tax net income during the Earnout Year exceeds $2,800,000. The amount of any Contingent Merger Consideration will be reduced, in the aggregate, dollar for dollar by the amount by which the working capital of Salient Systems, Inc. at the completion of the merger is less than the working capital of Salient Systems, Inc. at December 31, 2003; provided, however, that working capital will be credited for up to $100,000 that may be expended by Salient Systems, Inc. prior to the closing date in connection with the purchase of computer servers and related equipment.

      The number of shares of Portec Rail Products, Inc. common stock to be issued, if any, as Contingent Merger Consideration with respect to any Earnout Year will be based on the following assumed values of Portec Rail Products, Inc. common stock for each Earnout Year: $10.00 per share for 2004; $11.00 per share for 2005; and $12.00 per share for 2006.

      After-tax net income for the Earnout Period will be calculated on an Earnout Year by Earnout Year basis, and is not cumulative for the Earnout Period.

      Within 90 days after the end of each Earnout Year, Portec Rail Products, Inc. will calculate the amount of after-tax net income earned in connection with the Salient Systems, Inc. business and the amount of any Contingent Merger Consideration, if any, payable with respect to that Earnout Year. Portec Rail Products, Inc. will provide Harold D. Harrison, or in his absence, Sharron A. Harrison, and Falls River Group, LLC with its calculation of any Contingent Merger Consideration and all supporting documentation within such 90 day period. Harold D. Harrison, or in his absence, Sharron A. Harrison, will be entitled at their initial expense (which shall be reimbursed from any Contingent Merger Consideration payable prior to distribution to Salient Systems, Inc. shareholders) to review the calculation of Contingent Merger Consideration and the supporting documentation. Subject to the dispute resolution procedures set forth below, the Contingent Merger Consideration, if any, will be paid on the later of 10 business days after (a) the agreement by Harold D. Harrison that the Contingent Merger Consideration calculation by Portec Rail Products, Inc. is accurate or (b) the resolution of any disputes concerning the Contingent Merger Consideration through the dispute resolution process described below. Any Contingent Merger Consideration to be paid shall be allocated among the holders of Salient Systems, Inc. common stock immediately prior to the completion of the merger in accordance with their respective holdings of shares of Salient Systems, Inc. common stock immediately prior to the completion of the merger. No fractional shares shall be issued and cash shall be paid based on the assumed value of Portec Rail Products, Inc. common stock as described above.

      The term “after-tax net income” earned in connection with the Salient Systems, Inc. business will be calculated under GAAP and based on earnings reflecting all direct operating expenses incurred by the Salient Systems, Inc. business for the period, and will assume an applicable tax rate that is reflected as part of Portec Rail Products, Inc.’s audited financial statements for the Earnout Year. The following particular principles will be applied in determining the after-tax net income of the Salient Systems, Inc. business: The Salient Systems, Inc. business will be treated as a division of Portec Rail Products, Inc. for accounting purposes and intercompany charges will be applied to the Salient Systems, Inc. business in the same manner as they are applied to Portec Rail Products, Inc.’s other divisions, including the following; (1) general corporate accounting and auditing fees and expenses will be allocated to all Portec Rail Products, Inc. divisions, including the Salient Systems, Inc. business, based upon the sales of the division for the year; (2) legal fees and expenses will be allocated to all Portec Rail Products, Inc. divisions, including the Salient Systems, Inc. business, only upon actual, direct and specific use by the division, (3) insurance costs will first be allocated based on specific and direct use, while general corporate insurance costs will be allocated to all Portec Rail Products, Inc. divisions, including the Salient Systems, Inc. business, based upon the sales of the division for the year; (4) the costs related to employee compensation and benefits (including bonus and other incentive payments) will be allocated to and based on the employees actually employed by the division, (5) other direct charges will be allocated based on specific use, such as state and local tax return preparation and expenses relating to a division’s operations, and (6) other than as set forth above, general corporate management time and related expense and general corporate overhead will not be allocated to the Salient Systems, Inc. business, and nor will the general corporate management time and related expense and general corporate overhead of the Salient Systems, Inc. business be allocated to Portec Rail Products, Inc.

      Other than as described below, and absent manifest error, the amount of Contingent Merger Consideration determined by Portec Rail Products, Inc. shall be final and binding and Portec Rail Products, Inc. shall not have any liability to any person, including former Salient Systems, Inc. shareholders, in connection therewith.

      In the event of an objection by Harold or Sharron A. Harrison to the calculation of the Contingent Merger Consideration as proposed by Portec Rail Products, Inc., they shall provide notice, specifying in reasonable detail the basis for the objection, to Portec Rail Products, Inc. in writing within 60 days of receipt of Portec Rail Products, Inc.’s calculation and supporting documentation. Upon receipt by Portec Rail Products, Inc. of such written objection, Portec Rail Products, Inc. shall attempt in good faith to resolve the disagreement concerning the Contingent Merger Consideration payment through negotiation with Harold or Sharron A. Harrison. If the objection cannot be resolved within five business days, Portec Rail Products, Inc. will promptly make the distribution of the Contingent Merger Consideration in accordance with its calculations, and promptly thereafter submit the dispute to binding arbitration before three arbitrators sitting in Pittsburgh, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.

      Working Capital Adjustment. In the event that the working capital of Salient Systems, Inc. at the closing date is greater than the working capital of Salient Systems, Inc. at December 31, 2003, the holders of Salient Systems, Inc. common stock immediately prior to the completion of the merger will be entitled to receive the amount of such excess in cash and Portec Rail Products, Inc. common stock in the same proportion as the Base Merger Consideration. In the event that the working capital of Salient Systems, Inc. at the closing date is less than the working capital of Salient Systems, Inc. at December 31, 2003, the

Contingent Merger Consideration, if any, to be paid to the holders of Salient Systems, Inc. common stock will be reduced by that difference.

      Falls River Group Compensation. Pursuant to the March 25, 2002 engagement letter among Falls River Group, LLC, Salient Systems, Inc., and Harold and Sharron A. Harrison, Falls River Group, LLC shall receive directly from Portec Rail Products, Inc., the following payments in complete satisfaction of Salient Systems, Inc.’s fee obligations to Falls River Group, LLC: (i) at closing, $224,000 and 37,333 shares of Portec Rail Products, Inc. common stock; (ii) $56,000 and 9,333 shares of Portec Rail Products, Inc. common stock to be delivered to and held in an escrow account as of the closing date, which cash shall bear interest at the prime rate and be paid and shares delivered in four approximately equal installments (four installments of $14,000 in cash, and three installments of 2,333 shares and one installment of 2,334 shares), when and only if, and to the extent that, the installment payments are paid to Harold D. Harrison by Portec Rail Products, Inc.; and (iii) 5% of the shares of Portec Rail Products, Inc. common stock to be issued, if any, as Contingent Merger Consideration.

Surrender of Stock Certificates

      Portec Rail Products, Inc. will deposit with the exchange agent the certificates representing Portec Rail Products, Inc.’s common stock and cash to be issued to Salient Systems, Inc. shareholders in exchange for Salient Systems, Inc.’s common stock. Within five business days after the completion of the merger, the exchange agent will mail to Salient Systems, Inc. shareholders a letter of transmittal, together with instructions for the exchange of their Salient Systems, Inc. stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Salient Systems, Inc.’s common stock, together with the signed letter of transmittal, the Salient Systems, Inc. shareholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Portec Rail Products, Inc. common stock (if any) determined in accordance with the exchange ratio or, (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Salient Systems, Inc. stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Portec Rail Products, Inc. common stock into which your shares have been converted. No interest will be paid or accrued to Salient Systems, Inc. shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Salient Systems, Inc. common stock. Salient Systems, Inc. stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

      If your Salient Systems, Inc. stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Portec Rail Products, Inc.’s transfer agent will send you instructions on how to provide evidence of ownership.

      If any certificate representing shares of Portec Rail Products, Inc.’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

      Any portion of the purchase price made available to the exchange agent that remains unclaimed by Salient Systems, Inc. shareholders for six months after the effective time of the merger will be returned to Portec Rail Products, Inc.’s transfer agent. Any Salient Systems, Inc. shareholder who has not exchanged shares of Salient Systems, Inc.’s common stock for the merger consideration in accordance with the merger agreement before that time may look only to Portec Rail Products, Inc. for payment of the merger consideration for these shares and any unpaid dividends or distributions after that time. Nonetheless, Portec Rail Products, Inc., Salient Systems, Inc., the exchange agent or any other person will not be liable to any Salient Systems, Inc. shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Salient Systems, Inc. Stock Options

      Each holder of an option to purchase shares of Salient Systems, Inc. common stock with an exercise price of less than $3.81 per share will be exercised prior to the completion of the merger. Salient Systems, Inc. may loan to the holders of such stock options an amount necessary to enable such holders to exercise such options and such loan amount(s) will be repaid to Salient Systems, Inc. out of the cash portion of the Base Merger Consideration at closing.

Background of the Merger

      In early 2002, management of Salient Systems, Inc. began exploring a variety of approaches to increase the awareness of Salient Systems, Inc.’s IntelliTrack® product line at a higher management level within the railroad industry and, at the same time, overcome the existing resource limitations that impaired our ability to substantially grow our business. Additional motivations included the need to better provide continuity in company management as our President approaches normal retirement age, and the desire to provide our shareholders with increased liquidity than was available with the limited trading market that exists for our shares. After identifying the need for professional assistance in reaching these goals, in March of 2002 we retained Falls River Group, LLC as the investment bank to lead us in this endeavor. Falls River Group, LLC, headquartered in Naples, Florida is an investment banking firm specializing in mergers and acquisitions and corporate development of middle-market companies. Since the engagement, Falls River Group, LLC presented Salient Systems, Inc.’s IntelliTrack® product line and strategic plan to over 200 prospective strategic partners and/or buyers, of which approximately twenty were determined to be serious candidates. Salient Systems, Inc.’s management then had discussions with each of the serious candidates. This two-year effort ultimately resulted in our choice of Portec Rail Products, Inc. as the best strategic partner with which to move forward. Portec Rail Products, Inc. has a proven and respected name in the railroad industry, is a recognized leader in the railroad supplier business, has greater financial resources than Salient Systems, Inc. and has experienced management. The consummation of the merger will provide shareholders of Salient Systems, Inc. with both cash and shares of stock in Portec Rail Products, Inc. that is traded nationally on the Nasdaq National Market.

Recommendation of the Salient Systems, Inc. Board of Directors and Reasons for the Merger

      The board of directors of Salient Systems, Inc. believes:

•	that the merger presents a unique opportunity to merge with an industry leader that will have significantly greater managerial depth, financial strength and earning power than Salient Systems, Inc. would have on its own, as well as the added resources necessary to undertake and solidify leadership positions in key business lines;

•	the merger will provide both companies distinct advantages resulting from the melding of Salient Systems, Inc.’s proven monitoring, detection, communications and database technologies with Portec Rail Products, Inc.’s proven name and product leadership in this rapidly growing business segment; and

•	the merger affords Salient Systems, Inc.’s shareholders an opportunity to improve liquidity by providing cash and a marketable security in exchange for shares for which there has only been a limited trading market to date. See “— Stock Trading and Dividend Information” on page 76.

      On the basis of these considerations, the merger agreement was unanimously approved by Salient Systems, Inc.’s board of directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE AGREEMENT AND PLAN OF MERGER BY THE SHAREHOLDERS OF SALIENT SYSTEMS, INC.

Employee Matters

      Each person who is an employee of Salient Systems, Inc. as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Portec Rail Products, Inc.

      See “Interests of Directors and Officers In the Merger” below for a discussion of employment agreements.

Interests of Directors and Officers In the Merger

      Employment Agreement with Harold D. Harrison. As a condition to the completion of the merger, Portec Rail Acquisition Corp. and Harold D. Harrison shall enter into an employment agreement. The term of the employment agreement is through December 31, 2008, during which term Mr. Harrison shall serve as Chief Technical Officer/ Vice President for Research and Development of such subsidiary. Mr. Harrison shall receive a base annual salary of $100,000 and he shall participate in Portec Rail Products, Inc. health and medical plans. In addition, Mr. Harrison shall receive an annual bonus during each year from 2004 through 2023, subject to certain conditions, based on the annual net sales of the Rail Stress Monitor Systems, which includes sales of (1) Rail Stress Monitors (a device attached to a rail which collects data on longitudinal stresses, rail temperatures and vibrations), (2) installation equipment, (3) ancillary equipment which collects, distributes and/or displays the data, (4) related software and hardware products and services, and (5) any non-railroad applications resulting from the exploitation of the Rail Stress invention and any improvements and successor designs. For the years ending December 31, 2004 through December 31, 2008, Mr. Harrison shall receive 5% of the net sales of the Rail Stress Monitor Systems, and 2% annually thereafter, until December 31, 2023. In addition, the employment agreement contains certain non-competition obligations restricting Mr. Harrison’s ability to directly compete with Portec Rail Products, Inc. for three years following the end of his employment with Portec Rail Products, Inc.

      Consulting Agreement and Non-Compete Agreement with Leif Harrison. As a condition to the completion of the merger, Portec Rail Acquisition Corp. and Leif Harrison, currently the Controller and 4.0% owner of Salient Systems, Inc., shall enter into a consulting agreement. The term of the consulting agreement is 180 days from the completion of the merger and requires Mr. Harrison to assist with financial and tax reporting as well as operational and strategic issues. Mr. Harrison will receive a fee of $80,000 pursuant to this consulting agreement. Mr. Harrison has also entered into a non-competition and non-disclosure agreement with Portec Rail Products, Inc. under which he will not engage in any activity that competes with Portec Rail Products, Inc. for three years following the completion of the merger. Leif Harrison is the son of Harold D. Harrison and Sharron A. Harrison.

      Appointment of Sharron A. Harrison to the Board of Directors of Portec Rail Products, Inc. To the extent that persons are appointed to the Portec Rail Products, Inc. board of directors who are not existing Portec Rail Products, Inc. directors, the second person so appointed shall be Sharron A. Harrison.

      In addition, Ms. Harrison has entered into a non-competition and non-disclosure agreement with Portec Rail Products, Inc. under which she will not engage in any activity that competes with Portec Rail Products, Inc. for three years following the completion of the merger.

Management and Operations of Portec Rail Products, Inc. and Portec Rail Acquisition Corp. After the Merger

      Upon consummation of the merger between Salient Systems, Inc. and Portec Rail Acquisition Corp., Salient Systems, Inc. will be merged with and into Portec Rail Acquisition Corp. and its separate existence will cease. The directors and officers of Portec Rail Acquisition Corp. immediately prior to the merger will continue to be its directors and officers. As described above, Mr. Harrison will become an officer of Portec Rail Acquisition Corp.

      The table below sets forth certain information regarding the composition of Portec Rail Products, Inc.’s Board of Directors, including the terms of office of Board members.

					Shares of
					Common Stock
				Current	Beneficially
			Director	Term to	Owned on Record		Percent
Names and Address(1)	Age(2)	Positions Held	Since	Expire	Date(3)		of Class

Directors:
Marshall T. Reynolds	67	Chairman of the Board	1997	2005	1,088,818	(4)	12.6%
John S. Cooper	69	Director, President and Chief Executive Officer	1997	2005	194,100		2.3
Philip E. Cline	71	Director	1998	2005	246,746		2.9
Daniel P. Harrington	48	Director	1998	2005	745,446	(5)	8.7
A. Michael Perry	68	Director	2004	2005	—		—
Douglas V. Reynolds	28	Director	1998	2005	529,646	(6)	6.1
Neal W. Scaggs	68	Director	1998	2005	247,246		2.9
Robert L. Shell, Jr.	60	Director	1998	2005	349,000	(7)	4.1
Kirby J. Taylor	58	Director and Corporate Secretary	1997	2005	123,022	(8)	1.4
Thomas W. Wright	52	Director	2004	2005	682,200	(9)	7.9
Executive Officers Who Are Not Directors:
Gary Bale	45	Managing Director, Portec Rail Products (UK) Ltd.	N/A	N/A	—		—
Richard J. Jarosinski	50	President and General Manager, Railway Maintenance Products Division	N/A	N/A	51,200		0.6
Konstantinos Papazoglou	51	President, Portec, Rail Products Ltd.	N/A	N/A	80,000	(11)	0.9
Lucian J. Sieja	62	President, Shipping Systems Division	N/A	N/A	92,000		1.0
Michael D. Bornak	42	Chief Financial Officer	N/A	N/A	13,400	(10)	0.2

All Directors and Executive Officers as a Group (15 persons)					4,442,824		51.6%

(1)	The mailing address for each person listed is 900 Old Freeport Road, Pittsburgh, Pennsylvania 15238-8250.

(2)	As of June 30, 2004.

(3)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being

(footnotes continued on following page)

determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(4)	Mr. Reynolds has sole voting and investment power over all reported shares, except for 12,246 shares that are beneficially owned by Mr. Reynolds’ spouse.

(5)	Mr. Harrington’s beneficial ownership includes 699,446 shares held by TVI Corp., of which Mr. Harrington is president. Mr. Harrington has shared voting and investment power over such shares, and sole voting and investment power over 46,000 shares.

(6)	Mr. Reynolds has sole voting and investment power over all reported shares, except for 24,000 shares held in an irrevocable trust, as to which Mr. Reynolds has shared voting and investment power.

(7)	Mr. Shell has sole voting and investment power over all reported shares, except 1,000 shares beneficially owned by his minor children and 30,000 shares beneficially owned by Mr. Shell’s spouse.

(8)	Mr. Taylor has sole voting and investment power over all reported shares, except for 16,158 shares beneficially owned by Mr. Taylor’s spouse.

(9)	Mr. Wright’s beneficial ownership includes 682,200 shares held by the Wright Family Partnership, of which Mr. Wright is the general partner. Mr. Wright has sole voting and investment power over all such shares.

(10)	Mr. Bornak has shared voting and investment power over all reported shares.

      The principal occupation during the past five years of each director and executive officer of Portec Rail Products, Inc. is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

      Marshall T. Reynolds has served as chairman of the Board of Portec Rail Products, Inc. since December 1997. Mr. Reynolds has served as chief executive officer and chairman of the board of Champion Industries, Inc., a commercial printer, business form manufacturer and supplier of office products and furniture, from 1992 to the present, and sole shareholder from 1972 to 1993; president and general manager of The Harrah & Reynolds Corporation, from 1964 and sole shareholder since 1972; chairman of the board of the Radisson Hotel in Huntington, West Virginia; and chairman of McCorkle Machine and Engineering Company in Huntington, West Virginia. Mr. Reynolds also serves as a director of the Abigail Adams National Bancorp, Inc. in Washington, D.C.; chairman of the board of First Guaranty Bank in Hammond, Louisiana; and chairman of the board of Premier Financial Bancorp in Huntington, West Virginia. Mr. Reynolds is the father of Douglas V. Reynolds, a director of Portec Rail Products, Inc.

      John S. Cooper has served as President and Chief Executive Officer of Portec Rail Products, Inc. since 1997. Mr. Cooper was hired by Portec Rail Products, Inc.’s predecessor in July 1979 as division vice president of operations of Portec, Inc.’s Railcar Division. Mr. Cooper became division vice president and general manager of the Railcar Division in August 1980, vice president and group executive in June 1983, vice president and general manager of the Railway Maintenance Products Division in April 1985, senior vice president and group executive of the Railroad Group in February 1987 and president, chief executive officer and a member of the Board of Directors of Portec Rail Products, Inc. in December 1997. Prior to Portec Rail Products, Inc., he worked for the American Bridge Division of U.S. Steel for 23 years. Mr. Cooper received his degree in civil engineering from Penn State University.

      Philip E. Cline has served as a member of the Board of Directors of Portec Rail Products, Inc. since January 1998. Mr. Cline has served as president of River City Associates, Inc and general manager of the Radisson Hotel in Huntington, West Virginia since June 2000. He served as president of Monumental Concrete from June 1999 to June 2000. Mr. Cline served as president and chief executive officer of Broughton Foods Company from November 1996 to June 1999. He was employed in various capacities, including vice president and treasurer, executive vice president and consultant, by J. H. Fletcher & Co., a manufacturer of underground mining equipment in Huntington, West Virginia from 1968 to 1996.

      Daniel P. Harrington has served as a member of the Board of Directors of Portec Rail Products, Inc. since January 1998. Since 1991, Mr. Harrington has served as the president, chief executive officer and a director of HTV Industries, Inc., a privately held company engaged in manufacturing and investments in various industries. Mr. Harrington is president of TVI Corporation, which is a wholly-owned subsidiary of HTV Industries, Inc. Mr. Harrington is a director of Biopure Corporation in Boston, Massachusetts, Churchill Downs, Inc. in Louisville, Kentucky, First Guaranty Bank in Hammond, Louisiana and First State Financial Corporation, Inc. in Sarasota, Florida.

      A. Michael Perry has served as a member of the Board of Directors since April 2004. Mr. Perry served as chief executive officer of Bank One West Virginia Corporation (formerly Key Centurian Bancshares, Inc.) from 1983 until his retirement in June 2001. He also served that institution as chairman of the board from November 1993 until June 2001, and as president from 1983 until 1993. Mr. Perry is a member of the board of directors of Champion Industries, Inc. and Arch Coal, Inc.

      Douglas V. Reynolds has served as a member of the Board of Directors of Portec Rail Products, Inc. since January 1998. Mr. Reynolds has been engaged in the private practice of law since June 2003. He previously served as an attorney for the public defenders office of Cabell County from May 2001 to June 2003. Mr. Reynolds attended West Virginia University Law School from September 1999 to May 2002, and Duke University from September 1995 to May 1999. Mr. Reynolds is the president of the Transylvania Corporation, chairman of the board of C. J. Hughes Construction Company, and a director of The Harrah & Reynolds Corporation, and Abigail Adams National Bank. Mr. Reynolds is a graduate of Duke University and holds a law degree from West Virginia University. Mr. Reynolds is the son of Marshall T. Reynolds, Portec Rail Products, Inc.’s Chairman of the Board.

      Neal W. Scaggs has served as a member of the Board of Directors of Portec Rail Products, Inc. since January 1998. Since 1961, Mr. Scaggs has served as the president of Baisden Brothers, Inc. Mr. Scaggs is also a director of Champion Industries, Inc., Premier Financial Bancorp, Logan Corporation and C. J. Hughes Construction Company, and serves as chairman of the board of First State Financial Corp. and Bucane, Inc.

      Robert L. Shell, Jr. has served as a member of the Board of Directors of Portec Rail Products, Inc. since January 1998. Mr. Shell is the chairman and chief executive officer of Guyan International, a privately held holding company for manufacturing and service companies, a position he has held since 1985. Mr. Shell is a director emeritus of First Guaranty Bank, Hammond, Louisiana and of Adams National Bank. Mr. Shell is a director of First State Financial Corporation, Inc., and of First Sentry Bank, Huntington, West Virginia. Mr. Shell has been a member of the board of directors of the Huntington Boys and Girls Club, and the governing board of Marshall University, since 2002. He previously served on the boards of the Cabell Huntington Hospital Foundation and the West Virginia Foundation for Independent Colleges and as the chairman of the Marshall Artists Series of Marshall University.

      Kirby J. Taylor has served as a member of the Board of Directors of Portec Rail Products, Inc. since December 1997. He has served as president and chief operating officer of Champion Industries, Inc. since September 2000. Mr. Taylor was president and chief executive officer of Action Business Consulting, a management consulting firm, from November 1997 to September 2000. He previously spent four years with General Electric, 22 years with Tenneco Inc., two years with Outboard Marine Corp. and two years with Addington Resources, Inc. Mr. Taylor is a member of the board of directors of C. J. Hughes Construction Company.

      Thomas W. Wright has served as a member of the Board of Directors since April 2004. He has served as chief executive officer of NexQuest, Inc. since 1996. From 1971 to 1996, Mr. Wright was president/owner and then president of an industrial services company. Mr. Wright is a member of the board of directors of Premier Financial Bancorp, Inc. He previously served as board chairman of Rose Hill Christian School, and regional vice chairman and board member for Kentucky Chamber of Commerce. He is a former member of the Eastern Kentucky University Foundation and a former director for National City Bank.

Executive Officers of Portec Rail Products, Inc. Who Are Not Directors

      Gary Bale has been the managing director of Portec Rail Products (UK) Ltd. since December 2001. Prior to becoming managing director, Mr. Bale was a senior product engineer, and was previously employed by Conveyors International Ltd. since November 1983. Mr. Bale served as a member of the Board of Directors of Portec Rail Products, Inc. from February 2003 until May 2004

      Richard J. Jarosinski has been employed by Portec Rail Products, Inc.’s predecessor since 1975. Mr. Jarosinski is the president and general manager of Portec Rail Products, Inc., Railway Maintenance Products Division. Mr. Jarosinski served as a member of the Board of Directors from January 1998 until May 2004.

      Konstantinos Papazoglou is the president of Portec, Rail Products Ltd. Mr. Papazoglou has been employed by Portec Rail Products, Inc.’s predecessor since 1978. Mr. Papazoglou served as a member of the Board of Directors from January 1998 until May 2004.

      Lucian J. Sieja has been employed by Portec Rail Products, Inc.’s predecessor since 1994. Mr. Sieja has served as president of the Shipping Systems Division since June 1994. Previously, he worked for National Castings Inc. for 27 years. Mr. Sieja received his BSME/ IE degree from The University of Toledo. Mr. Sieja served as a member of the Board of Directors from January 1998 until May 2004.

      Michael D. Bornak has served as the chief financial officer of Portec Rail Products, Inc. since January 1998. Prior to joining Portec Rail Products, Inc., Mr. Bornak was controller of Precise Technology, Inc. Prior to joining Precise Technology, Inc. in 1992, Mr. Bornak was employed in the accounting and treasury departments of National Steel Corporation. Prior to joining National Steel Corporation in 1986, Mr. Bornak was a senior auditor with Ernst & Young. Mr. Bornak is a certified public accountant.

Directors’ Compensation

      Directors of Portec Rail Products, Inc., other than directors who also serve as executive officers of Portec Rail Products, Inc., are paid $500 for each meeting of the Board of Directors that they attend. No committee fees have been paid. All directors are entitled to be reimbursed for their expenses incurred while attending meetings of the Board of Directors.

Executive Compensation

      The following table sets forth for the years ended December 31, 2003 and 2002, certain information as to the total remuneration paid by Portec Rail Products, Inc. to its chief executive officer, as well as to the four most highly compensated executive officers of Portec Rail Products, Inc., other than the chief executive officer, who received total annual compensation in excess of $100,000. Summary compensation information is excluded for the year ended December 31, 2001, as Portec Rail Products, Inc. was not a

public company. Each of the individuals listed in the table below are referred to as a named executive officer.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other Annual	Restricted	Options/		All Other
Name and Principal	Fiscal		Bonus	Compensation	Stock	SARs	LTIP	Compensation
Position	Year	Salary($)	(1)($)	(2)($)	Award(s)($)	(#)	Payouts	(3)($)

John S. Cooper	2003	$106,700	$50,000	$52,400	$—	—	—	$1,900	(4)
President and Chief Executive Officer	2002	140,000	63,000	52,400	—	—	—	2,300	(4)
Lucian J. Sieja	2003	116,900	15,900	—	—	—	—	2,000	(4)
President and General Manager, Shipping Systems Division	2002	110,600	5,400	—	—	—	—	1,800	(4)
Richard J. Jarosinski	2003	112,400	53,000	—	—	—	—	2,000	(4)
President and General Manager, Railway Maintenance Products Division	2002	107,000	48,000	—	—	—	—	1,800	(4)
Konstantinos Papazoglou	2003	112,100	50,500	—	—	—	—	9,000	(5)
President, Portec, Rail Products Ltd.	2002	87,500	38,900	—	—	—	—	6,000	(5)
Michael D. Bornak	2003	102,300	48,000	—	—	—	—	1,800	(4)
Chief Financial Officer	2002	93,000	42,000	—	—	—	—	1,500	(4)

(1)	Bonus earned in year indicated, but paid in the first quarter of the subsequent year.

(2)	Represents taxable pension payments from the Portec Rail Products, Inc. Retirement Plan, a defined benefit plan sponsored by Portec Rail Products, Inc.

(3)	Portec Rail Products, Inc. provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management believes that the aggregate value of these benefits for fiscal 2003 or 2002 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the summary compensation table.

(4)	Amount represents an employer matching contribution under the 401(k) Retirement Plan.

(5)	Amount represents an employer contribution under a defined contribution plan.

Benefits

      Incentive Compensation. Portec Rail Products, Inc. provides its employees with incentive compensation based on a percentage of the operating profits of Portec Rail Products, Inc. and its business units, although incentive compensation is not made pursuant to a formal written plan. The formula for determining the amount of bonus for each of its business units was determined annually by the Executive Committee of Portec Rail Products, Inc. The incentive bonus payable to the employees of the Shipping Systems Division, Portec, Rail Products Ltd. and Portec Rail Products (UK) Ltd. has historically been based on a discretionary percentage of operating profits for each business unit, ranging from 8% to 15%, depending on the performance level of the business unit and as approved by the Compensation Committee. The specific amount of the bonus pool awarded to a division president is approved by the Compensation Committee and the remainder of the bonus pool is distributed to division employees at the discretion of the division president, after an informal review by the chief executive officer of Portec Rail Products, Inc.

      With respect to the Railway Maintenance Products Division, the bonus is determined as a percentage of the division’s operating profits in excess of certain performance criteria which may change from year to year. The aggregate bonus pool is then divided by the total payroll for this division and the resulting percentage is paid as a bonus to each employee.

      Defined Benefit Pension Plans. Portec Rail Products, Inc. maintains the Portec Rail Products, Inc. Retirement Plan (the “Retirement Plan”), which is a qualified, tax-exempt defined benefit plan that covers substantially all United States employees. Salaried employees age 21 or older who have worked at Portec Rail Products, Inc. for a period of one year in which they have 1,000 or more hours of service are eligible for participation in the Retirement Plan. Hourly employees become immediately eligible to participate in the Retirement Plan.

      For salaried employees, the normal retirement benefit, payable at or after age 65, is a monthly payment equal to 1/12 of the sum of (1) and (2), where (1) is the participant’s accrued benefit under the predecessor plan, if any, and (2) is the product of (A) and (B), where (A) is 1.4% of “final average earnings” (average compensation based on the average of the five consecutive years providing the highest average in the ten-year period prior to retirement) plus 0.4% of final average earnings in excess of the participant’s “covered compensation” (average of the Social Security wage bases for the 35 years prior to normal retirement age), and (B) is the participant’s years of credited service.

      With respect to hourly employees who terminate service on or after January 1, 2001, the normal retirement benefit is a monthly payment equal to the participant’s credited service multiplied by $30.

      In August 2003, the Retirement Plan was amended to freeze additional benefit accruals and credited service as of December 31, 2003. No employee will be eligible to become a new or rehired participant in the Retirement Plan after that date. The normal form of benefit from the Retirement Plan for a single participant is a life annuity, or for a married participant, a qualified joint and survivor annuity.

      The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2003, expressed in the form of a single life annuity for the average salary and benefit classifications specified below.

	Years of Benefit Service
Salary Benefit:
Average Salary	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years

$20,000	$1,400	$2,800	$4,200	$5,600	$7,000	$8,400
$30,000	$2,100	$4,200	$6,300	$8,400	$10,500	$12,600
$40,000	$2,800	$5,600	$8,400	$11,200	$14,000	$16,800
$50,000	$3,621	$7,241	$10,862	$14,483	$18,103	$21,724
$60,000	$4,521	$9,041	$13,562	$18,083	$22,603	$27,124
$75,000	$5,871	$11,741	$17,612	$23,483	$29,353	$35,224
$100,000	$8,121	$16,241	$24,362	$32,483	$40,603	$48,724
$150,000	$12,621	$25,241	$37,862	$50,483	$63,103	$75,724

      For the plan year ending December 31, 2003, Portec Rail Products, Inc. funded its minimum contribution of $147,000 to the Retirement Plan in February, 2004. As of December 31, 2003, Messrs. Cooper, Sieja, Jarosinski and Bornak had 24, 9, 28 and 6 years of service, respectively.

      Portec Rail Products (UK) Ltd. maintains the Portec Rail Products (UK) Limited Retirement Benefits Scheme in the United Kingdom (the “UK Retirement Plan”). The UK Retirement Plan is a contributory defined benefit pension plan covering approximately 21 active employees, as well as former employees and retirees. The UK Retirement Plan has generally been frozen to new entrants since April 1, 1997. Benefits under the UK Retirement Plan are based on a combination of eligible service and pensionable salary during defined periods of service. For these purposes, eligible service includes complete years and months of service up to a participant’s normal retirement date, subject to a maximum of 40 years for salaried employee members. Pensionable salary is the greater of basic annual salary and the total taxable earnings in the previous tax year, including bonuses. A participant’s final pensionable salary is determined to be the highest average of the highest 3 consecutive pensionable salaries in the 10 years ending on the normal retirement date or other termination date. Salaried employees receive as a retirement provision, 1/60th of their final pensionable salary for each complete year of pensionable service (and a proportionate amount of each additional month of pensionable service. Hourly employees receive, as a retirement pension 1/80th of their final pensionable salary for each complete year of pensionable service with a proportionate amount for each additional month of service.) The maximum annual pension is two-thirds of a participant’s final pensionable salary, as determined under the plan; however, pension benefits will increase annually by a cost-of-living factor. Portec Rail Products (UK) Ltd. had annually contributed 10% of each active employee’s eligible compensation to the plan and each active employee was required to contribute 3% of eligible compensation. In September 2003, the UK Retirement Plan was amended to freeze all future benefit accruals for all participants, effective as of December 31, 2003. As a result of the amendment, no further employee contributions will be made to the plan and Portec Rail Products (UK) Ltd. will be solely responsible for meeting minimum funding requirements to maintain the plan. Future pension costs and plan funding will be solely dependent upon the performance of plan assets.

      The following table indicates the annual retirement benefit that would be payable under the UK Retirement Plan to a salaried employee upon retirement at age 65 in calendar year 2003, expressed in the form of a single life annuity for the average salary and benefit classifications specified below.

	Salaried Employees Years of Pensionable Service
Average
Pensionable Salary	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years

	(In Pounds)
£10,000	£833	£1,667	£2,500	£3,333	£4,167	£5,000
£20,000	£1,667	£3,333	£5,000	£6,667	£8,333	£10,000
£30,000	£2,500	£5,000	£7,500	£10,000	£12,500	£15,000
£40,000	£3,333	£6,667	£10,000	£13,333	£16,667	£20,000
£50,000	£4,167	£8,333	£12,500	£16,667	£20,833	£25,000
£60,000	£5,000	£10,000	£15,000	£20,000	£25,000	£30,000
£70,000	£5,833	£11,667	£17,500	£23,333	£29,167	£35,000
£80,000	£6,667	£13,333	£20,000	£26,667	£33,333	£40,000

      The following table indicates the annual retirement benefit that would be payable under the UK Retirement Plan to an hourly employee upon retirement at age 65 in calendar year 2003, expressed in the form of a single life annuity for the average salary and benefit classifications specified below.

	Hourly Employees Years of Pensionable Service
Average
Pensionable Salary	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years

	(In Pounds)
£10,000	£625	£1,250	£1,875	£2,500	£3,125	£3,750
£20,000	£1,250	£2,500	£3,750	£5,000	£6,250	£7,500
£30,000	£1,875	£3,750	£5,625	£7,500	£9,375	£11,250
£40,000	£2,500	£5,000	£7,500	£10,000	£12,500	£15,000
£50,000	£3,125	£6,250	£9,375	£12,500	£15,625	£18,750
£60,000	£3,750	£7,500	£11,250	£15,000	£18,750	£22,500
£70,000	£4,375	£8,750	£13,125	£17,500	£21,875	£26,250
£80,000	£5,000	£10,000	£15,000	£20,000	£25,000	£30,000

      As of December 31, 2003, Gary Bale, a director and managing director of Portec Rail Products (UK) Ltd. had 20 years of service credited under the UK Retirement Plan.

      Equity Compensation Plan Information. As of December 31, 2003, Portec Rail Products, Inc. did not have any equity compensation plans under which Portec Rail Products, Inc.’s common stock is authorized for issuance.

Certain Relationships and Related Transactions

      Except as noted below, since January 1, 2003, the beginning of Portec Rail Products, Inc.’s last fiscal year, there have not been any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $60,000 and in which its directors, executive officers or 5% or more shareholders have a direct or indirect material interest.

      Portec Rail Products, Inc. is a lending customer of Boone County Bank, Inc., a wholly owned subsidiary of Premier Financial Bancorp, Inc., located in Madison, West Virginia. Marshall T. Reynolds, Portec Rail Products, Inc.’s chairman of the board, is the chairman of the board and a principal shareholder of Premier Financial Bancorp, Inc. The largest amount of indebtedness to Boone County Bank, Inc. at any time since January 1, 2003 was $244,200, and the amount of such indebtedness at December 31, 2003 was $73,600. Interest on the loans accrues at the prime rate. The loans were obtained in the ordinary course of business and were on comparable terms to loans available from other lenders. The $73,600 owed to Boone County Bank, Inc. as of December 31, 2003 was paid off in full in January 2004 with proceeds from Portec Rail Products, Inc.’s initial public offering of common stock.

      Portec Rail Products, Inc. is a customer of McGinnis Bros., Inc., d/b/a McCorkle Machine & Engineering. During the six months ended June 30, 2004 and the year ended December 31, 2003, Portec Rail Products, Inc. paid approximately $25,000 and $155,000, respectively, to McCorkle Machine & Engineering for machining services used at its Huntington, West Virginia operations. Marshall T. Reynolds owns 100% of the outstanding shares of The Harrah & Reynolds Corporation, which owns 100% of the outstanding shares of McGinnis Bros., Inc.

Effective Date of Merger

      The parties expect that the merger will be effective in October 2004 or as soon as possible after the receipt of all governmental and shareholder approvals. The merger will be legally completed by the filing of the certificate of merger with the Secretary of State of the State of Ohio. If the merger is not consummated by November 30, 2004, the merger agreement may be terminated by either Salient Systems, Inc. or Portec Rail Products, Inc., unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “Conditions to the Merger” below.

Conduct of Business Pending the Merger

      The merger agreement contains various restrictions on the operations of Salient Systems, Inc. before the effective time of the merger. In general, the merger agreement obligates Salient Systems, Inc. to conduct its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, Salient Systems, Inc. has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Portec Rail Products, Inc., it will not, among other things:

•	change or waive any provision of its Articles of Incorporation, Charter or Code of Regulations or Bylaws, except as required by law;

•	change the number of authorized or issued shares of its capital stock, issue any shares of Salient Systems, Inc. common stock, or make any grant or award under the Salient Systems, Inc. 1997 Incentive Stock Option Plan;

•	enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

•	transfer to any person or entity any material rights to the Salient Systems, Inc. intellectual property other than in the ordinary course of business consistent with past practice;

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as otherwise contemplated by the merger agreement;

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $90,000, provided that Salient Systems, Inc. may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

•	enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate Salient Systems, Inc. or any Salient Systems, Inc. subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Salient Systems, Inc. or any Salient Systems, Inc. subsidiary, other than sales of Salient Systems, Inc. business products in the ordinary course of business consistent with past practice; or make any acquisition of all or any substantial portion of the business or assets of any other person;

•	sell or otherwise dispose of the capital stock of Salient Systems, Inc. or sell or otherwise dispose of any asset of Salient Systems, Inc. or of any Salient Systems, Inc. subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Salient Systems, Inc. or of any Salient Systems, Inc. subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Salient Systems, Inc. is a party, other than in the ordinary course of business, consistent with past practice;

•	make any change in accounting policies or practices reflected in the Salient Systems, Inc. financial statements, including without limitation those policies regarding accounts receivable and revenue and cost recognition, except as may be required by changes in applicable law or regulations or GAAP;

•	take any action that would give rise to an acceleration of the right to payment to any individual under any Salient Systems, Inc. compensation and benefit plan;

•	make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

•	enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers, involving a payment by Salient Systems, Inc. or any Salient Systems, Inc. subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement; or

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings.

      In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Representations and Warranties

      The merger agreement contains a number of customary representations and warranties by Portec Rail Products, Inc. and Salient Systems, Inc. regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of adverse material litigation;

•	the accuracy and completeness of the statements of fact made in the merger agreement;

•	the existence, performance and legal effect of certain contracts;

•	no violations of law by either company;

•	labor and employee benefit matters; and

•	compliance with applicable environmental and safety laws by Salient Systems, Inc.

      All representations and warranties of the parties survive the merger for a period of three years. All covenants, other than the covenants in specified sections which relate to continuing matters, terminate upon consummation of the merger.

Conditions to the Merger

      The respective obligations of Portec Rail Products, Inc. and Salient Systems, Inc. to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	Salient Systems, Inc. shareholders must have approved the merger agreement;

•	with respect to each of Salient Systems, Inc. and Portec Rail Products, Inc., the representations and warranties of the other party to the merger agreement must be true and correct in all material respects (unless the representation or warranty was qualified as to materiality, in which case it must be true and correct;

•	Portec Rail Products, Inc. and Salient Systems, Inc. must have performed in all material respects all obligations and covenants under the merger agreement;

•	There must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or enjoins completion of the merger;

•	Neither Portec Rail Products, Inc. nor Salient Systems, Inc. must be a party to any actions, suits or proceedings which challenges the merger agreement or, if adversely determined, could reasonably be expected to (i) cause the transactions contemplated by the merger agreement to be rescinded, (ii) adversely effect the right of Portec Rail Products, Inc. to own the assets or operate the business of Salient Systems, Inc. following the merger, or (iii) have a material adverse effect on Portec Rail Products, Inc. following their merger;

•	Portec Rail Products, Inc.’s registration statement, of which this document is a part, has become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of Portec Rail Products, Inc.’s registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission or any state securities commissioner;

•	the shares of Portec Rail Products, Inc. common stock to be issued to Salient Systems, Inc. shareholders in the merger must be approved for listing on the Nasdaq National Market;

•	Portec Rail Products, Inc. and Salient Systems, Inc., must have received an opinion that the merger will qualify as a reorganization under United States federal income tax laws;

•	Harold D. Harrison and Portec Rail Products, Inc. shall have entered into an employment agreement;

•	Portec Rail Products, Inc. shall have obtained a key man life insurance policy on Harold D. Harrison, with a death benefit payable to Portec Rail Products, Inc.;

•	certain officers of Salient Systems, Inc. shall have entered into non-compete agreements with Portec Rail Products, Inc.;

•	no more than 5% of the issued and outstanding shares of Salient Systems, Inc. common stock shall have dissented to the merger under Ohio law; and

•	the aggregate value of the shares of Portec Rail Products, Inc. common stock, based on the closing price on the day immediately preceding the closing date, to be delivered on the closing date shall not be less than 51% of the sum of the aggregate merger consideration to be delivered on the closing date, plus cash to be paid to any dissenting shareholders, plus the value of any consideration paid by Portec Rail Products, Inc. to acquire any shares of Salient Systems, Inc. prior to the closing date.

      The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Approvals Required for the Merger

      Neither Portec Rail Products, Inc. nor Salient Systems, Inc. believes any federal or state governmental approval of the merger is required.

No Solicitation

      Until the merger is completed or the merger agreement is terminated, Salient Systems, Inc. has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposal;

•	enter into, maintain or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

      Salient Systems, Inc. may, however, furnish information regarding Salient Systems, Inc. to, or enter into and engage in discussion with, any person or entity in response to an unsolicited written proposal by the person or entity relating to an acquisition proposal if:

•	Salient Systems, Inc.’s board of directors determines in good faith, after consultation with its financial and legal counsel as it deems necessary, that such proposal is reasonably likely to result in a transaction more favorable to Salient Systems, Inc.’s shareholders;

•	Salient Systems, Inc.’s board of directors determines in good faith, after consultation with its financial and legal counsel as it deems necessary, that the action is required for Salient Systems, Inc.’s directors to comply with their fiduciary obligations under applicable law;

•	Salient Systems, Inc. did not solicit the transaction;

•	Salient Systems, Inc. promptly notifies Portec Rail Products, Inc. of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The Salient Systems, Inc. special meeting of shareholders has not yet occurred.

Termination; Amendment; Waiver

      The merger agreement may be terminated prior to the closing, before or after approval by Salient Systems, Inc.’s shareholders, as follows:

•	by mutual written agreement of Portec Rail Products, Inc. and Salient Systems, Inc.;

•	by either Portec Rail Products, Inc. or Salient Systems, Inc. if the merger has not occurred on or before November 30, 2004, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by Portec Rail Products, Inc. or Salient Systems, Inc. if Salient Systems, Inc. shareholders do not approve the merger agreement and merger;

•	by a non-breaching party if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement, or (2) materially breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party;

•	by either party if any required governmental approvals for consummation of the merger is not obtained or any court of competent jurisdiction or other governmental authority shall have prohibited consummation of the merger in a final and unappealable order;

•	by Portec Rail Products, Inc. if Salient Systems, Inc. shall have received a superior proposal, as defined in the merger agreement, and the Salient Systems, Inc. board of directors shall have entered into an acquisition agreement with respect to a superior proposal and terminates the merger agreement or fails to recommend that the shareholders of Salient Systems, Inc. approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Portec Rail Products, Inc.; or

•	by Salient Systems, Inc. in order to accept a “superior proposal,” as defined in the merger agreement, which has been received and considered by Salient Systems, Inc. in compliance with the applicable terms of the merger agreement, provided that Salient Systems, Inc. has notified Portec Rail Products, Inc. at least five business days in advance of any such action and give Portec Rail Products, Inc. the opportunity during such period, if Portec Rail Products, Inc. elects in its sole discretion, to negotiate amendments to the merger agreement which would permit Salient Systems, Inc. to proceed with the proposed merger with Portec Rail Products, Inc.

      Under the latter two scenarios described above, if the merger agreement is terminated, Salient Systems, Inc. shall pay to Portec Rail Products, Inc. a fee of $1,200,000. The termination fee would also be payable to Portec Rail Products, Inc. if Salient Systems, Inc. enters into a merger agreement with a third party within twelve months of the termination of the merger agreement, if the termination was due to a willful breach of a representation, warranty, covenant or agreement by Salient Systems, Inc. or the failure of the shareholders of Salient Systems, Inc. to approve the merger agreement after Salient Systems, Inc. received a third party acquisition proposal.

      The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Salient Systems, Inc. shareholders. However, after such approval, no amendment may be made without Salient Systems, Inc. shareholder approval if it reduces the exchange rate or materially adversely affects the rights of the Salient Systems, Inc. shareholders.

      The parties may waive any of their conditions to closing, unless they may not be waived under law.

Lock-up Agreements

      Harold D. Harrison and Sharron A. Harrison have agreed to forbear from selling any Portec Rail Products, Inc. common stock they receive in this transaction for one year following the completion of the merger.

Fees and Expenses

      Portec Rail Products, Inc. and Salient Systems, Inc. will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences of the Merger

      Portec Rail Products, Inc. and Salient Systems, Inc. have not sought, and do not intend to seek, a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. The opinion of BKD, LLP as to certain of the expected U.S. federal income tax consequences of the merger is set forth as an exhibit to the registration statement of which this proxy statement-prospectus is a part and supports the following discussion of the anticipated material U.S. federal income tax consequences of the merger to shareholders of Salient Systems, Inc. The opinion is based in part upon certain factual assumptions and upon certain factual representations made by Portec Rail Products, Inc. and Salient Systems, Inc., which representations BKD, LLP has relied upon and has assumed to be true, correct and complete. If such representations are inaccurate, the opinion could be adversely affected. Opinions of tax counsel are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

      The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Salient Systems, Inc. common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department (the “Treasury Regulations”) and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      For purposes of this discussion, the term “U.S. holder” means:

•	A citizen or resident of the U.S.;

•	A corporation created or organized under the laws of the U.S. or any of its political subdivisions;

•	A trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	An estate that is subject to U.S. federal income tax on its income regardless of its source.

      This discussion assumes that holders of shares of Salient Systems, Inc. common stock hold such shares as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Salient Systems, Inc. common stock in light of that shareholder’s particular circumstances or that may be applicable to a shareholder subject to special treatment under the U.S. federal income tax laws, including if the shareholder is:

•	A financial institution;

•	A tax-exempt organization;

•	An insurance company;

•	A mutual fund;

•	A dealer in securities or foreign currencies;

•	A trader in securities who elects the mark-to-market method of accounting for its securities;

•	A Salient Systems, Inc. shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	A Salient Systems, Inc. shareholder who received Salient Systems, Inc. common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	A person that has a functional currency other than the U.S. dollar;

•	A holder of options granted under any Salient Systems, Inc. benefit plan; or

•	A Salient Systems, Inc. shareholder who holds Salient Systems, Inc. common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

      If an S corporation or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Salient Systems, Inc. common stock, the tax treatment of the shareholder of the S corporation or the partner in the partnership will generally depend on the status of such shareholder or partner and the activities of the S corporation or partnership.

      Based on representations contained in letters provided by Portec Rail Products, Inc. and Salient Systems, Inc. and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, the material U.S. federal income tax consequences of the merger will be as follows:

•	The merger, when consummated in accordance with the merger agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code. Salient Systems, Inc., Portec Rail Products, Inc., and Portec Rail Acquisition Corp. each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

•	No gain or loss will be recognized by Salient Systems, Inc., Portec Rail Acquisition Corp. or Portec Rail Products, Inc. by reason of the merger.

•	The tax basis of the assets of Salient Systems, Inc. in the hands of Portec Rail Acquisition Corp. will be the same as the tax basis of such assets in the hands of Salient Systems, Inc. immediately prior to the merger.

•	The holding period of the assets of Salient Systems, Inc. to be received by Portec Rail Acquisition Corp. will include the period during which such assets were held by Salient Systems, Inc.

•	Portec Rail Products, Inc. common stock received as Contingent Merger Consideration under Section 3.1.3(C) of the merger agreement will be considered as having been received in exchange for Salient Systems, Inc. common stock, except to the extent of the portion of the value of the Contingent Merger Consideration that is required to be reported as interest for tax purposes. The amount of such interest shall be based on (a) the closing price of Portec Rail Products, Inc. common stock as of the close of the trading day immediately preceding the date on which any payment of Contingent Merger Consideration is paid and (b) the applicable federal rate of interest (as defined in Section 1274(d) of the Code) applicable to such payment.

•	Shareholders of Salient Systems, Inc. who receive cash in lieu of fractional shares of Portec Rail Products, Inc. common stock will recognize gain or loss as if such fractional shares of Portec Rail Products, Inc. common stock were distributed as part of the merger and then redeemed by Portec Rail Products, Inc., subject to the provisions and limitations of Section 302 of the Code.

•	Shareholders of Salient Systems, Inc. will recognize gain (but not loss) upon the exchange of Salient Systems, Inc. common stock for a combination of Portec Rail Products, Inc. common stock (including the Contingent Merger Consideration, other than imputed interest, and the Portec Rail Products, Inc. common stock that is subject to the Harrison Escrow Agreement) and cash (excluding cash received in lieu of fractional shares), in an amount equal to the lesser of:

        — The excess, if any, of:

•	The sum of the cash (excluding any cash received in lieu of a fractional share of Portec Rail Products, Inc. common stock) and the fair market value of the Portec Rail Products, Inc. common stock received (including any fractional share of Portec Rail Products, Inc. common stock deemed received and exchanged for cash); over

•	The shareholder’s tax basis in the Salient Systems, Inc. common stock surrendered in the merger; or

—	The cash (excluding any cash received in lieu of a fractional share of Portec Rail Products, Inc. common stock) received in the merger.

•	The Deferred Harrison Merger Consideration described in Section 3.1.3(B) of the agreement will constitute consideration received in exchange for shares of Salient Systems, Inc. common stock held by Mr. Harrison and not employee compensation.

•	The basis of the Portec Rail Products, Inc. common stock to be received (including any fractional shares deemed received for tax purposes) by a Salient Systems, Inc. shareholder will be the same as the basis of the Salient Systems, Inc. common stock surrendered pursuant to the merger in exchange therefor, increased by any gain (other than imputed interest) recognized by such Salient Systems, Inc. shareholder as a result of the merger and decreased by any cash received by such Salient Systems, Inc. shareholder in the merger.

•	The holding period of the shares of Portec Rail Products, Inc. common stock to be received by a shareholder of Salient Systems, Inc. will include the period during which the shareholder held the shares of Salient Systems, Inc. common stock surrendered in exchange therefor, provided the Salient Systems, Inc. common stock surrendered is held as a capital asset at the effective time.

•	If Salient Systems, Inc. shareholders acquired different blocks of Salient Systems, Inc. common stock at different times and at different prices, any gain or loss recognized will be determined separately with respect to each block of Salient Systems, Inc. common stock, and the cash and Portec Rail Products, Inc. common stock received will be allocated pro rata to each such block of Salient Systems, Inc. common stock. In addition, Salient Systems, Inc. shareholders’ tax basis and holding periods in Portec Rail Products, Inc. common stock may be determined with reference to each such block of Salient Systems, Inc. common stock.

•	All or part of the gain recognized by a Salient Systems, Inc. shareholder could be treated as a dividend (to the extent of Portec Rail Products, Inc.’s earnings and profits) rather than capital gain if, taking into account constructive ownership rules, the shareholder’s percentage ownership in Portec Rail Products, Inc. after the merger is not less than 80 percent of what the percentage ownership would have been if the shareholder had received Portec Rail Products, Inc. common stock rather than cash in the merger. This could happen, for example, because of a purchase of additional Portec Rail Products, Inc. common stock, a purchase of Portec Rail Products, Inc.

common stock by a person related to the shareholder or a share repurchase by Portec Rail Products, Inc. from other Portec Rail Products, Inc. stockholders. The test for dividend treatment is made as though the stockholder received solely Portec Rail Products, Inc. common stock in the exchange and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in the stockholder’s interest in the company (which should not be the case as long as the stockholder is a minority shareholder, taking into account the attribution rules under Section 318 of the Code), or (ii) decreases the shareholder’s stock ownership in Portec Rail Products, Inc. by 20 percent or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon each shareholder’s particular circumstances, including the application of certain constructive ownership rules, Salient Systems, Inc. shareholders should consult their own tax advisors regarding the potential tax consequences of the merger to them.

•	A holder of Salient Systems, Inc. common stock who dissents with respect to the merger and who receives cash in exchange for such shares of Salient Systems, Inc. common stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis in the shares of Salient Systems, Inc. common stock.

•	Any gain or loss recognized by Salient Systems, Inc. shareholders in connection with the merger generally will constitute capital gain or loss and, if so, will constitute long-term capital gain or loss if the holding period of Salient Systems, Inc. common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

•	The following discussion describes the U.S. federal income tax consequences to a holder of Portec Rail Products, Inc. common stock after the merger. Any cash distribution paid by Portec Rail Products, Inc. out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as dividend income in accordance with stockholders’ method of accounting. Cash distributions paid by Portec Rail Products, Inc. in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of stockholders’ adjusted basis in Portec Rail Products, Inc. common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

•	Upon the sale, exchange or other disposition of Portec Rail Products, Inc. common stock, stockholders will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and their adjusted tax basis in the shares of Portec Rail Products, Inc. common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if stockholders’ holding period with respect to the Portec Rail Products, Inc. common stock surrendered is more than one year at the time of the disposition.

      As noted earlier, the tax opinion of BKD, LLP is subject to certain assumptions relating to, among other things, the truth and accuracy of certain representations made by Portec Rail Products, Inc. and Salient Systems, Inc., and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

      The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects of the merger. Thus, we urge Salient Systems, Inc. shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Portec Rail Products, Inc. common stock

      All shares of Portec Rail Products, Inc. common stock received by Salient Systems, Inc. shareholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of Portec Rail Products, Inc. common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of Portec Rail Products, Inc. or Salient Systems, Inc. at the time of the completion of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Portec Rail Products, Inc. or Salient Systems, Inc. generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal shareholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Salient Systems, Inc. to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of Salient Systems, Inc.

      This proxy statement-prospectus does not cover resales of Portec Rail Products, Inc. common stock received by any person who may be deemed to be an affiliate of Salient Systems, Inc. or Portec Rail Products, Inc.

Accounting Treatment

      In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Portec Rail Products, Inc. will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on. The assets and liabilities from the acquisition of Salient Systems, Inc. will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash, notes payable to Harold D. Harrison and Falls River Group, LLC, plus the number of shares of Portec Rail Products, Inc. common stock to be issued to former Salient Systems, Inc. shareholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Salient Systems, Inc. at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill and identified intangibles without determinable lives will not be amortized but will be evaluated for impairment annually. Identified intangibles with determinable lives will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Salient Systems, Inc. being included in the consolidated income of Portec Rail Products, Inc. beginning from the date of consummation of the merger.

Dissenters’ Rights of Appraisal

      If you object to the merger and comply with Section 1701.85 of the Ohio Revised Code, you are entitled to payment of the fair cash value of your Salient Systems, Inc. shares. The fair cash value of your shares is the amount a willing buyer who is under no compulsion to buy would pay and a willing seller who is under no compulsion to sell would be willing to accept. This amount will be determined as of the day prior to the date of the special meeting of Salient Systems, Inc. shareholders without regard to any appreciation or depreciation in anticipation of the merger. This value can never be greater than the fair cash value you indicate in your written demand.

      The following is a brief summary of the steps you must take to perfect your dissenters’ rights under Ohio law. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of Section 1701.85 of the Ohio Revised Code, which is reproduced in full as Appendix B to this proxy statement-prospectus.

      You Must be a Record Holder of Salient Systems, Inc. Common Stock on the Record Date. You must be the record holder of Salient Systems, Inc. common stock on [Record Date].

      You Must Not Vote in Favor of the Merger. You must not vote your shares of Salient Systems, Inc. common stock in favor of the merger agreement. You are not required to vote against the merger agreement, but if you vote in favor of the merger agreement you will lose your right to exercise dissenters’ rights.

      You Must Make Written Demand for Fair Cash Value. You must make written demand on Salient Systems, Inc., or the surviving corporation, for payment of the fair cash value of your shares of Salient Systems, Inc. common stock within 10 days after the vote is taken at the special meeting of Salient Systems, Inc. shareholders. VOTING AGAINST THE MERGER DOES NOT CONSTITUTE THE DEMAND FOR PAYMENT REQUIRED BY OHIO LAW. If you fail to make such written demand within the 10-day period, you will be bound by the terms of the merger agreement. The written demand must include your name, address, the number and class of dissenting shares on which you seek relief and the amount you claim as the fair cash value of those shares. The written demand should be addressed to Salient Systems, Inc., 4330 Tuller Road, Dublin, Ohio 43017. This demand must be received by Salient Systems, Inc. on or before the 10th day after the vote at the special meeting of Salient Systems, Inc. shareholders. No further notices will be given regarding this deadline. Since actual receipt by Salient Systems, Inc. is required, if you choose to mail your demand you might wish to consider using registered or certified mail, return receipt requested.

      You Must Deliver Your Share Certificates to Salient Systems, Inc. for Legending if Salient Systems, Inc. So Requests. Salient Systems, Inc. may send you a request at the address listed on your written demand asking you to deliver your Salient Systems, Inc. share certificates for legending. If Salient Systems, Inc. makes such a request, you must deliver your share certificates to Salient Systems, Inc. within 15 days of Salient Systems, Inc. sending its request. Salient Systems, Inc. may then endorse your certificates with a legend indicating that you demanded fair cash value for the shares represented by the certificates. Once this endorsement is made, Salient Systems, Inc. must promptly return your certificates. If a request is made and you fail to deliver your certificates within this 15 day period, you will lose your rights as a dissenter at Salient Systems, Inc.’s option. To exercise this option, Salient Systems, Inc. must send you notice of the termination of your dissenters’ rights within 20 days after the lapse of the 15 day period. If Salient Systems, Inc. exercises this right you will lose your dissenters’ rights unless a court for good cause determines otherwise.

      You Must File a Petition in Court if You and Salient Systems, Inc. Cannot Agree on the Fair Cash Value of Your Shares. If you and Salient Systems, Inc. cannot agree on a fair cash value for your shares of Salient Systems, Inc. common stock, you may, within three months after the service of your written demand letter, file a complaint or join another complaint in the Court of Common Pleas of Franklin County. Failure to file such a complaint or join such a complaint within the three-month period will result in termination of your dissenters’ rights. If such a suit is commenced, the court will determine if you are entitled to be paid fair cash value and, if so, the court may appoint appraisers to recommend a decision on the fair cash value of your shares to the court. If such a determination is made by the court, or if you and Salient Systems, Inc. agree upon a fair cash value, and you follow the procedures in Section 1701.85 of the Ohio Revised Code, then 30 days after the fair cash value is determined or agreed upon Salient Systems, Inc., or the surviving corporation, will pay to you that value. When this payment is made you must simultaneously surrender to Salient Systems, Inc., or the surviving corporation, the certificates representing your shares.

      Your Rights as a Dissenting Shareholder. If you make such a demand and follow the procedures of Section 1701.85 of the Ohio Revised Code, you shall thereafter be entitled only to payment as a dissenting shareholder as provided by law and you shall not be entitled to vote or to exercise any other rights of a shareholder of Salient Systems, Inc. Your right to be paid the fair cash value of your shares will cease, and your status as a shareholder of Salient Systems, Inc. will be restored, without prejudice to any corporate proceedings which may have been taken during the interim, if any of the following events occurs:

•	Failure to comply with Section 1701.85, unless such failure is waived by Salient Systems, Inc. or the surviving corporation;

•	your demand is withdrawn with the consent of Salient Systems, Inc. or the surviving corporation;

•	the merger is abandoned or rescinded;

•	Salient Systems, Inc. is enjoined or prevented from carrying out the merger;

•	the Salient Systems, Inc. shareholders revoke the authority to effect the merger;

•	you and Salient Systems, Inc. cannot come to an agreement on the fair cash value of your dissenting shares and neither you nor Salient Systems, Inc. file suit in an appropriate Court of Common Pleas within the time period provided by Section 1701.85(B); or

•	a court of general civil jurisdiction determines that you are not entitled to relief as a dissenting shareholder.

      To exercise your dissenters’ rights, strict adherence to the provisions of Ohio law is required. If you think you may desire to exercise your dissenters’ rights, you should carefully review the statutory provisions attached to this proxy statement-prospectus as Appendix B. As in all legal matters, you would be well advised to seek the guidance of an attorney.

      IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

Stock Trading and Dividend Information

      Salient Systems, Inc. common stock is not currently listed on any established trading market but there is limited trading over-the-counter under the trading symbol “SLTS.” The following table sets forth the ask and bid prices for shares of Salient Systems, Inc. common stock for the periods indicated as reported by                     . The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of                     , 2004, there were 3,591,615 shares of Salient Systems, Inc. common stock issued and outstanding, and approximately 163 shareholders of record.

Year Ending December 31, 2004	Bid		Ask

Third quarter (through , 2004)	$		$
Second quarter		1.10		3.40
First quarter		0.21		2.00

Year Ending December 31, 2003	Bid	Ask

Fourth quarter	$0.10	$1.01
Third quarter	0.10	0.95
Second quarter	0.20	1.05
First quarter	0.30	1.05

Year Ended December 31, 2002	Bid	Ask

Fourth quarter	$0.51	$0.60
Third quarter	0.60	0.80
Second quarter	0.80	1.00
First quarter	0.25	1.00

      On July 16, 2004, the business day immediately preceding the public announcement of the merger on which Salient Systems, Inc. common stock traded, and on                     , 2004, the closing prices of Salient Systems, Inc. common stock were $2.50 per share and $           per share, respectively.

      As of                     , 2004, there were                      shares of Salient Systems, Inc. common stock issued and outstanding, and approximately                     shareholders of record. No dividends have been paid by Salient Systems, Inc. during its history.

      Portec Rail Products, Inc. common stock began trading on the Nasdaq National Market under the trading symbol “PRPX” on January 23, 2004. The following table sets forth the high and low bid prices for a share of Portec Rail Products, Inc. common stock for the periods indicated. As of                     , 2004, there were                      shares of Portec Rail Products, Inc. common stock issued and outstanding, and approximately                     shareholders of record.

					Dividend Paid
Year Ending December 31, 2004	High		Low		Per Share

Third quarter (through , 2004)	$		$		$
Second quarter		9.30		6.80	0.05
First quarter (beginning January 23, 2004)		10.70		8.20	0.05

      On July 20, 2004, the business day immediately preceding the public announcement of the merger, and on                     , 2004, the closing prices of Portec Rail Products, Inc. common stock as determined by Nasdaq National Market were $7.39 per share and $           per share, respectively.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

      Portec Rail Products, Inc. and Salient Systems, Inc. are incorporated under the laws of the States of West Virginia and Ohio, respectively. Accordingly, the rights of Portec Rail Products, Inc. shareholders and Salient Systems, Inc. shareholders are governed by the laws of the States of West Virginia and Ohio, respectively. As a result of the merger, Salient Systems, Inc. shareholders will become shareholders of Portec Rail Products, Inc. Thus, following the merger, the rights of Salient Systems, Inc. shareholders who become Portec Rail Products, Inc. shareholders in the merger will be governed by the laws of the State of West Virginia and by the Portec Rail Products, Inc. articles of incorporation and bylaws. The Portec Rail Products, Inc. articles of incorporation and bylaws will be unaltered by the merger. Ohio corporate law only refers to shares and shareholders and does not use the term “stock.” Nonetheless, for ease of understanding throughout this proxy statement-prospectus we have applied the term “stock” to refer to the ownership rights of the shareholders of Salient Systems, Inc., an Ohio corporation. Accordingly, with respect to Salient Systems, Inc., any references to “stock” should also be understood to refer to “shares” under Ohio corporate law.

Comparison of Shareholders’ Rights

      Set forth on the following pages is a summary comparison of material differences between the rights of a Portec Rail Products, Inc. shareholder under the Portec Rail Products, Inc. articles of incorporation and bylaws and West Virginia law (right column) and the rights of a shareholder under the Salient Systems, Inc. articles of incorporation and code of regulations and Ohio law (left column). The summary set forth below is not intended to provide a comprehensive summary of West Virginia or Ohio law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Portec Rail Products, Inc. articles of incorporation and bylaws and the Salient Systems, Inc. articles of incorporation and code of regulations.

SALIENT SYSTEMS, INC.	PORTEC RAIL PRODUCTS, INC.

CAPITAL STOCK

Authorized Capital

Six million, five hundred thousand (6,500,000) shares of common stock, without par value. As of July 20, 2004 there were 3,591,615 shares of Salient Systems, Inc. common stock issued and outstanding.	Fifty million (50,000,000) shares of common stock, par value $1.00 per share. As of July 20, 2004, there were 8,618,002 shares of Portec Rail Products, Inc. common stock issued and outstanding.

BOARD OF DIRECTORS

Number of Directors

Salient Systems, Inc. currently has five directors.	Portec Rail Products, Inc. currently has ten directors.

Vacancies and Newly Created Directorships

The number of directors may be changed at a meeting of the shareholders only by the affirmative vote of the holders of a majority of the voting shares represented in person or by proxy at the meeting. The directors may also change the number of directors and fill any vacancies by an affirmative vote of a majority of current directors.	The number of directors of the corporation shall be such number as may be designated by the board of directors from time to time as long as that number is more than two.

Special Meetings of the Board

Special meetings of the board of directors may be called by the Chairman of the Board, the President, or any two directors.	Special meetings of the board of directors may be called by or at the request of the President or any two directors.

Cumulative Voting

No cumulative voting for election of directors is provided for shareholders of Salient Systems, Inc.	Portec Rail Products, Inc. shareholders possess cumulative voting for election of directors.

Classes of Directors

      The chartering instruments of each of Salient Systems, Inc. and Portec Rail Products, Inc. provide that their respective boards of directors are elected annually by their shareholders.

Removal

Salient Systems, Inc.’s code of regulations provides that a director may be removed from office with or without cause only by a majority of voting shareholders.	Under West Virginia law, a Portec Rail Products, Inc. director may be removed from office with or without cause if more shareholders vote to remove the director then to retain the director and one of the purposes of such a meeting is to consider the removal of the director.

STATE LAW ANTI-TAKEOVER PROVISIONS

Salient Systems, Inc. is subject to Section 1701.831 of the Ohio Revised Code, known as the “Control Share Acquisition Act,” which provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed “control share acquisition.” “Control share acquisition” is defined as any acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

There is no West Virginia law on this issue.

SUPER-MAJORITY VOTE ON CERTAIN BUSINESS COMBINATIONS

      Neither Portec Rail Products, Inc. nor Salient Systems, Inc. has such a provision in their respective articles of incorporation.

ACTION BY SHAREHOLDERS

Consent Action by Shareholders

Under the code of regulations of Salient Systems, Inc. shareholders are entitled to take action without a meeting if all shareholders consent to taking such action in writing.

Under West Virginia law, Portec Rail Products, Inc. shareholders are entitled to take action without a meeting if all shareholders consent to taking such action in writing.

Special Meeting of Shareholders

Special meetings of shareholders may be called only by the Chairman of the board, the President, or in the case of the President’s absence or incapacity, the Vice President authorized to exercise the authority of the President; the Secretary; the directors by action at a meeting, or a majority of the directors acting without a meeting; or the holders of at least 25% of all shares outstanding and entitled to vote.

Special meetings of shareholders may be called by the President or by the board of directors or called by the President at the request of the holders of not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting.

Shareholder Vote Required for a Merger

Ohio law requires the affirmative vote of at least two-thirds of the voting power of the corporation or such different proportion as the articles of incorporation may provide. The articles of incorporation of Salient Systems, Inc. provide that a merger can be approved by the affirmative vote of the holders of a majority of the outstanding shares.

Generally, West Virginia law requires the approval of a majority of all votes of shareholders entitled to be cast to approve a merger.

PREEMPTIVE RIGHTS

      Both West Virginia and Ohio law provide generally that shareholders do not have preemptive rights unless otherwise provided in a corporation’s chartering instrument. Neither the Portec Rail Products, Inc.’s articles of incorporation nor the Salient Systems, Inc.’s articles of incorporation provide for preemptive rights.

INDEMNIFICATION

The code of regulations of Salient Systems, Inc. provides that the corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or corporate entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

The corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or corporate entity, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that a court shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such court shall deem proper.

Portec Rail Products, Inc.’s articles of incorporation provides for indemnification of its directors, officers and shareholders to the fullest extent provided by West Virginia law. West Virginia law generally provides for indemnification against liability incurred because a person is a director or officer if that individual conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In the case of shareholders, no indemnification will be made if such shareholder is found to be guilty of gross negligence or willful misconduct. In the case of a settlement, a shareholder who is not a director of the corporation, the board of directors shall be advised by independent counsel that such shareholder was not guilty of gross negligence or willful misconduct and that such settlement is in the best interest of the corporation.

AMENDMENTS TO GOVERNING INSTRUMENTS

The articles of incorporation of Salient Systems, Inc. can be amended by the affirmative vote of the holders of a majority of the outstanding shares. Under the code of regulations of Salient Systems, Inc., the code of regulations may be amended at a meeting held for such a purpose by the affirmative vote of the holders of a majority of the outstanding shares, or without a meeting by the written consent of the holders of not less than two-thirds of the outstanding shares.

Under West Virginia law, shareholders may amend the articles of incorporation and bylaws. In order to amend the articles of incorporation, in many cases, the board of directors must adopt and recommend the change to the shareholders. A majority of votes is required to be cast at a meeting of shareholders.

DESCRIPTION OF CAPITAL STOCK OF PORTEC RAIL PRODUCTS, INC.

General

      The authorized stock of Portec Rail Products, Inc. consists of 50,000,000 shares of common stock, par value $1.00 per share. As of July 20, 2004, 8,618,002 shares of common stock were outstanding. The rights of holders of Portec Rail Products, Inc.’s common stock are defined by Portec Rail Products, Inc.’s articles of incorporation, as amended, as well as by Portec Rail Products, Inc.’s bylaws and the West Virginia Business Corporation Act, as amended from time to time. The following summary of certain provisions of the common stock of Portec Rail Products, Inc. does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of the articles of incorporation and bylaws, and by provisions of applicable law, including the West Virginia Business Corporation Act.

Common Stock

      Holders of common stock have no preemptive or other rights to subscribe for additional shares of Portec Rail Products, Inc.’s common stock. If Portec Rail Products, Inc. should decide to issue any or all of its authorized but unissued shares of common stock, the effect would be to dilute the percentage of ownership of then current shareholders of Portec Rail Products, Inc. who do not purchase a pro rata portion of shares issued. The common stock is not convertible into any other securities of Portec Rail Products, Inc.

      Under the West Virginia Business Corporation Act, in the election of directors, holders of common stock possess cumulative voting rights. They have as many votes as the number of shares owned, multiplied by the number of directors to be elected, and may either accumulate all votes for one candidate or distribute those votes among as many candidates as the shareholder may choose. For all other purposes, each share of common stock is entitled to one vote.

      Pursuant to recent amendments to the West Virginia Business Corporation Act, shares otherwise entitled to vote cumulatively may not be voted cumulatively at a particular meeting unless (1) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or (2) a shareholder who has the right to cumulate his or her votes gives notice to the corporation not less than forty-eight hours before the time set for the meeting of his or her intent to cumulate his or her votes during the meeting. If one shareholder gives this notice all other shareholders participating in the election are entitled to cumulate their votes without giving further notice.

      Cumulative voting is a form of proportional representation which can provide a significant group of shareholders, though a minority, the ability to elect one or more directors. Under straight voting, a majority shareholder owning more than 50% of the outstanding shares can elect all directors. Because cumulative voting applies to the election of Portec Rail Products, Inc. directors, depending upon the total number of shares represented at a shareholders meeting and the number of directors to be elected, despite the beneficial ownership, after giving effect to the offering, of almost 50% of the outstanding common stock of Portec Rail Products, Inc., Mr. Reynolds and his family, or the Board of Directors cannot be assured of electing all directors (currently 10) of Portec Rail Products, Inc.

      Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Portec Rail Products, Inc., the holders of common stock are entitled to receive pro rata the net assets of Portec Rail Products, Inc. remaining after the payment of all creditors.

Preferred Stock

      None of the shares of Portec Rail Products, Inc.’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Portec Rail Products, Inc.’s board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN PROVISIONS OF THE PORTEC RAIL PRODUCTS, INC.

ARTICLES OF INCORPORATION AND BYLAWS

      The following discussion is a general summary of the material provisions of Portec Rail Products, Inc.’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Portec Rail Products, Inc.’s articles of incorporation and bylaws, reference should be made in each case to the document in question.

      Portec Rail Products, Inc.’s articles of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders, that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Portec Rail Products, Inc. more difficult.

      Restrictions on Call of Special Meetings. Special meetings of shareholders may be called by the President or by the board of directors or called by the President at the request of the holders of not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting.

      Prohibition of Cumulative Voting. There is no prohibition of cumulative voting for election of directors provided for shareholders in the articles of incorporation and bylaws.

      Authorized but Unissued Shares. Portec Rail Products, Inc. has authorized but unissued shares of common stock. See “Description of Capital Stock of Portec Rail Products, Inc.” The articles of incorporation authorizes fifty million (50,000,000) shares of common stock, par value $1.00 per share. As of August 6, 2004, there were 8,618,002 shares of Portec Rail Products, Inc. common stock issued and outstanding.

EXPERTS

      The consolidated financial statements of Portec Rail Products, Inc. as of December 31, 2003, 2002 and 2001, and for each of the three years in the period ended December 31, 2003, have been audited by BKD, LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report.

      The financial statements of Salient Systems, Inc. as of December 31, 2003 and for the year ended December 31, 2003 have been audited by BKD, LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report.

      GBQ Partners LLP, which had reviewed or audited Salient Systems, Inc.’s books since 1985 has chosen to not practice before the Securities and Exchange Commission. In anticipation of the merger and the filing with the Securities and Exchange Commission of the registration statement portion of this document, effective August 9, 2004, Salient Systems, Inc. dismissed GBQ Partners LLP, and hired BKD LLP as the principal accountant to audit its financial statements. The decision to change accountants has been ratified by the Salient Systems, Inc. board of directors.

      GBQ Partners LLP, at the request of Salient Systems, Inc., reviewed the financial statements for the past two years but did not perform an audit in accordance with generally accepted auditing standards or with the standards promulgated by the Public Company Accounting Oversight Board. Such reports issued by GBQ Partners LLC stated that they were not aware of any material modifications that should be made to the financial statements. There have been no disagreements with GBQ Partners LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the former accountant’s satisfaction, would have caused GBQ Partners LLP to make reference to the subject matter of the disagreement in connection with its report.

LEGAL OPINIONS

      The validity of the common stock to be issued in the merger will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Portec Rail Products, Inc.

ADJOURNMENT OF THE SPECIAL MEETING OF SHAREHOLDERS

      In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting of shareholders, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Salient Systems, Inc. at the time of the special meeting to be voted for an adjournment, if necessary, Salient Systems, Inc. has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Salient Systems, Inc. unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF SALIENT SYSTEMS, INC. COMMON STOCK

      The following table sets forth, to the best knowledge and belief of Salient Systems, Inc., certain information regarding the beneficial ownership of the Salient Systems, Inc. common stock as of August 6, 2004 by (i) each person known to Salient Systems, Inc. to be the beneficial owner of more than 5% of the outstanding Salient Systems, Inc. common stock, (ii) each director and executive officer of Salient Systems, Inc. and (iii) all of Salient Systems, Inc.’s directors and executive officers as a group.

	Shares Beneficially	Percent of
Name and Position(1)	Owned(2)	Class(3)

Harold D. Harrison President and Chief Executive Officer and Director	1,203,855	32.7%
Sharron A. Harrison Executive Vice President, Chief Financial Officer Secretary/Treasurer and Director	1,203,855	32.7%
Leif Harrison Controller	145,090	4.0%
Dana Earl General Manager and Director of Sales	50,000	1.4%
Robert Shelton Director	1,000	*
Anker Bell Director	1,200	*
James Wallace Director	—	*
Directors and Executive Officers as a whole (7 persons)	2,605,000	70.9%

*	Represents less than 1% of the outstanding shares of Salient Systems, Inc. common stock.

(1)	The address of each 5% shareholder is: Salient Systems, Inc., 4330 Tuller Road, Dublin, Ohio 43017.

(2)	Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.

(3)	The percent of class is based upon 3,591,615 shares of Salient Systems, Inc. common stock outstanding on the record date plus, as to Leif Harrison, Dana Earl and all directors and executive officers as a group, 25,000, 50,000 and 75,000 shares Salient Systems, Inc. common stock, respectively, that each has the right to acquire on exercise of options.

OTHER MATTERS

      As of the date of this document, the Salient Systems, Inc. board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting of shareholders or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

FORWARD-LOOKING STATEMENTS

      This document, including information included in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Portec Rail Products, Inc. and Salient Systems, Inc.; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

      The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which we operate;

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	delays or difficulties in the integration by Portec Rail Products, Inc. of recently acquired businesses;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted; and

•	competition from other companies in our markets;

      Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

      All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among
PORTEC RAIL PRODUCTS, INC.
PORTEC RAIL ACQUISITION CORP.
SALIENT SYSTEMS, INC.
HAROLD D. HARRISON
and
SHARRON A. HARRISON
July 20, 2004

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		A-1
1.1.	Certain Definitions	A-1
ARTICLE II THE MERGER		A-5
2.1.	Merger	A-5
2.2.	Effective Date and Time	A-5
2.3.	Additional Director of Portec Rail	A-5
2.4.	Effects of the Merger	A-5
2.5.	Tax Consequences	A-5
2.6.	Possible Alternative Structures	A-6
2.7.	Additional Actions	A-6
ARTICLE III CONVERSION OF SHARES		A-6
3.1.	Conversion of Salient Common Stock; Merger Consideration	A-6
3.2.	Procedures for Exchange of Salient Common Stock	A-11
3.3.	Treatment of Salient Stock Options	A-13
3.4.	Reservation of Shares	A-13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		A-13
4.1.	Organization	A-13
4.2.	Capitalization	A-13
4.3.	Authority; No Violation	A-14
4.4.	Consents	A-14
4.5.	Financial Statements	A-15
4.6.	Taxes	A-15
4.7.	Absence of Certain Changes or Events	A-15
4.8.	Material Contracts; Leases; Defaults	A-16
4.9.	Ownership of Property; Insurance Coverage	A-17
4.10.	Legal Proceedings	A-17
4.11.	Compliance With Applicable Law	A-17
4.12.	Employee Benefit Plans	A-18
4.13.	Brokers, Finders and Financial Advisors	A-19
4.14.	Environmental and Safety Matters	A-19
4.15.	Related Party Transactions	A-20
4.16.	Antitakeover Provisions Inapplicable; Required Vote	A-20
4.17.	Registration Obligations	A-21
4.18.	Intellectual Property	A-21
4.19.	Labor Matters	A-21
4.20.	Salient Information Supplied	A-21
4.21.	Unlawful Payments and Contributions	A-22
4.22.	Warranties	A-22
4.23.	Books and Records	A-22
4.24.	Internal Control	A-22
4.25.	Notes and Accounts Receivable	A-22
4.26.	Product Liability	A-22

(i)

4.27.	Customers and Suppliers	A-23
4.28.	Principal Shareholders	A-23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PORTEC		A-23
5.1.	Organization	A-23
5.2.	Capitalization	A-24
5.3.	Authority; No Violation	A-24
5.4.	Consents	A-24
5.5.	Financial Statements	A-25
5.6.	No Material Adverse Effect	A-25
5.7.	Compliance With Applicable Law	A-25
5.8.	Securities Documents	A-26
5.9.	Antitakeover Provisions Inapplicable	A-26
5.10.	Brokers, Finders and Financial Advisors	A-26
5.11.	Portec Rail Common Stock	A-26
5.12.	Taxes	A-26
5.13.	Portec Rail Information Supplied	A-27
5.14.	Salient Employees	A-27
5.15.	Prior Acquisitions	A-27
ARTICLE VI COVENANTS OF SALIENT		A-27
6.1.	Conduct of Business	A-27
6.2.	Current Information	A-29
6.3.	Access to Properties and Records	A-30
6.4.	Financial and Other Statements	A-30
6.5.	Maintenance of Insurance	A-31
6.6.	Disclosure Supplements	A-31
6.7.	Consents and Approvals of Third Parties	A-31
6.8.	All Reasonable Efforts	A-31
6.9.	Failure to Fulfill Conditions	A-31
6.10.	No Solicitation	A-32
6.11.	Minutes of Meetings of the Board of Directors and Committees	A-32
6.12.	Lock-up Agreement	A-33
6.13.	Non-Compete Agreements	A-33
ARTICLE VII COVENANTS OF PORTEC		A-33
7.1.	Conduct of Business	A-33
7.2.	Current Information and Consultation	A-33
7.3.	Financial and Other Statements	A-33
7.4.	Disclosure Supplements	A-33
7.5.	Consents and Approvals of Third Parties	A-34
7.6.	All Reasonable Efforts	A-34
7.7.	Failure to Fulfill Conditions	A-34
7.8.	Stock Listing	A-34
7.9.	Stock and Cash Reserve	A-34
ARTICLE VIII APPROVALS AND OTHER MATTERS		A-34
8.1.	Meeting of Stockholders	A-34
8.2.	Proxy Statement-Prospectus; Merger Registration Statement	A-35

(ii)

8.3.	Third Party Approvals	A-35
8.4.	Affiliates	A-36
ARTICLE IX CLOSING CONDITIONS		A-36
9.1.	Conditions to Each Party’s Obligations under this Agreement	A-36
9.2.	Conditions to the Obligations of Portec Rail under this Agreement	A-37
9.3.	Conditions to the Obligations of Salient under this Agreement	A-38
ARTICLE X THE CLOSING		A-39
10.1.	Time and Place	A-39
10.2.	Salient Deliveries at the Closing	A-39
10.3.	Portec Rail Deliveries at the Closing	A-40
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-40
11.1.	Termination	A-40
11.2.	Effect of Termination	A-41
11.3.	Indemnification	A-42
11.4.	Amendment, Extension and Waiver	A-44
ARTICLE XII MISCELLANEOUS		A-44
12.1.	Confidentiality	A-44
12.2.	Public Announcements	A-44
12.3.	Notices	A-45
12.4.	Parties in Interest	A-45
12.5.	Complete Agreement	A-46
12.6.	Counterparts	A-46
12.7.	Severability	A-46
12.8.	Governing Law	A-46
12.9.	Counsel	A-46
12.10.	Interpretation	A-46
12.11.	Jurisdiction And Venue	A-47
12.12.	Specific Performance	A-47
12.13.	Costs and Expenses	A-47
12.14.	Waiver of Trial by Jury	A-47

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Employment Agreement
Exhibit C-1	Form of Harrison Escrow Agreement
Exhibit C-2	Form of Falls River Escrow Agreement
Exhibit D	Affiliates Agreement
Exhibit E	Form of Harrison Promissory Note
Exhibit F	Form of Lock-Up Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 20, 2004, by and among Portec Rail Products, Inc., a West Virginia corporation (“Portec Rail”), Portec Rail Acquisition Corp., a wholly owned subsidiary of Portec Rail incorporated under the laws of the State of Ohio (“PAC”), Salient Systems, Inc., an Ohio corporation (“Salient”), Harold D. Harrison, a shareholder of Salient, and Sharron A. Harrison, a shareholder of Salient (Harold D. Harrison and Sharron A. Harrison are sometimes referred to as the “Principal Shareholders,” and Salient and the Principal Shareholders are sometimes collectively referred to as the “Sellers”).

      WHEREAS, the Board of Directors of each of Portec Rail and Salient (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

      WHEREAS, as a condition to the willingness of Portec Rail to enter into this Agreement, each of the Principal Shareholders and Leif Harrison, has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Portec Rail (the “Voting Agreement”), pursuant to which each such Principal Shareholder and Leif Harrison has agreed, among other things, to vote all shares of common stock of Salient owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement;

      WHEREAS, also as a condition to the willingness of Portec Rail to enter into this Agreement, Harold D. Harrison has agreed to enter into an employment agreement with Portec Rail, substantially in the form of Exhibit B hereto, effective as of the Closing Date (the “Employment Agreement”);

      WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Department regulations; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

          1.1.     Certain Definitions.

      As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

      “Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

      “Agreement” means this agreement, and any amendment hereto.

      “Certificate” shall mean a certificate evidencing shares of Salient Common Stock.

      “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12.1.

      “Confidentiality Agreement” shall mean the Mutual Non-Disclosure and Confidentiality Agreement referred to in Section 12.1 of this Agreement.

      “Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

      “Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

      “Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

      “Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      “Exchange Agent” shall mean National City Bank, or such other bank or trust company or other agent designated by Portec Rail, which shall act as agent for Portec Rail in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

      “Exchange Fund” shall have the meaning set forth in Section 3.2.1.

      “Exchange Ratio” shall have the meaning set forth in Section 3.1.3(A).

      “Falls River” shall mean Falls River Group, LLC.

      “GAAP” shall mean generally accepted accounting principles in the United States of America.

      “Governmental Entity” shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

      “IRS” shall mean the United States Internal Revenue Service.

      “Intellectual Property” shall have the meaning set forth in Section 4.18.1.

      “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by that Person, or by the executive officers and directors of such Person, after an investigation that is reasonable under the circumstances, and includes any facts, matters or circumstances set forth in any written notice from any

Governmental Entity or any other material written notice received by an executive officer or director of that Person.

      “Material Adverse Effect” shall mean, with respect to Portec Rail or Salient, respectively, any effect that (i) is material and adverse to the financial condition, results of operations, material licenses or business of Portec Rail and its Subsidiaries taken as a whole, or Salient and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Salient, on the one hand, or Portec Rail, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement.

      “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

      “Merger” shall mean the merger of Salient with and into PAC in accordance with the terms and subject to the conditions hereof.

      “Merger Consideration” shall mean the cash and Portec Rail Common Stock to be paid by Portec Rail, as set forth in Section 3.1.

      “Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Portec Rail Common Stock to be offered to holders of Salient Common Stock, including the holders of Salient Stock Options, and to Falls River in connection with the Merger.

      “NASD” shall mean the National Association of Securities Dealers, Inc.

      “Nasdaq” shall mean the Nasdaq National Market.

      “OGCL” means the Ohio General Corporation Law.

      “OSS” means the Office of the Secretary of State of the State of Ohio.

      “PAC” shall mean Portec Rail Acquisition Corp., an Ohio corporation.

      “Pension Plan” shall have the meaning set forth in Section 4.12.2.

      “Permits” shall have the meaning set forth in Section 4.11.1.

      “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

      “Portec Rail” shall mean Portec Rail Products, Inc., a West Virginia corporation, with its principal executive offices located at 900 Old Freeport Road, Pittsburgh, Pennsylvania 15238-8250.

      “Portec Rail Articles” means the Articles of Incorporation of Portec Rail, as amended.

      “Portec Rail Common Stock” shall mean the common stock, par value $1.00 per share, of Portec Rail.

      “PORTEC RAIL DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Portec Rail to Salient specifically referring to the appropriate section of this Agreement.

      “Portec Rail Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of Portec Rail as of December 31, 2003 and 2002 and the consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of Portec Rail for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in Portec Rail’s annual report on Form 10-K for the year ended December 31, 2003, and (ii) the unaudited interim consolidated financial statements of Portec Rail as of the end of each calendar quarter following December 31, 2003, and for the periods then ended, as filed by Portec Rail in its Securities Documents.

      “Portec Rail Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Portec Rail.

      “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

      “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

      “Salient” shall mean Salient Systems, Inc., an Ohio corporation, with its principal offices located at 4330 Tuller Road, Dublin, Ohio 43017-5008.

      “Salient Articles” means the Articles of Incorporation of Salient, as amended.

      “Salient Common Stock” shall mean the common stock, no par value, of Salient.

      “SALIENT DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Salient to Portec Rail specifically referring to the appropriate section of this Agreement.

      “Salient Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Salient as of December 31, 2003 and 2002 and the consolidated statements of income and retained earnings (deficit), and cash flows (including related notes and schedules, if any) of Salient for each of the three years ended December 31, 2003, 2002 and 2001, and (ii) the interim consolidated financial statements of Salient as of and for the period ending March 31, 2004, as provided to Portec Rail, and attached to the SALIENT DISCLOSURE SCHEDULES.

      “Salient Permits” shall have the meaning set forth in Section 4.11.1.

      “Salient Stock Option” shall mean an option to purchase shares of Salient Common Stock granted pursuant to the Salient Stock Option Plan and outstanding as of the date hereof, as set forth in SALIENT DISCLOSURE SCHEDULE 4.2.1.

      “Salient Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

      “Salient Stock Option Plan” shall mean the Salient Systems, Inc. 1997 Incentive Stock Option Plan, and any and all amendments thereto.

      “Salient Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Salient.

      “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

      “Securities Act” shall mean the Securities Act of 1933, as amended.

      “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

      “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

      “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

      “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

      “Taxes” shall have the meaning set forth in Section 4.6.

      “Tax Returns” shall have the meaning set forth in Section 4.6.

      “Termination Date” shall mean November 30, 2004.

      “Treasury Stock” shall have the meaning set forth in Section 3.1.2.

      “Worker Safety Laws” shall have the meaning set forth in Section 4.14.1.

      “Working Capital” shall mean current assets minus current liabilities, as defined under GAAP.

      Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

          2.1.     Merger.

      Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Salient shall merge with and into PAC, with PAC as the resulting or surviving corporation (sometimes referred to as the “Surviving Corporation”); and (b) the separate existence of Salient shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Salient shall be vested in and assumed by PAC. The PAC Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Code of Regulations of PAC, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. As part of the Merger, each share of Salient Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. The directors of PAC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation. Until changed in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation, the officers of PAC immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          2.2.     Effective Date and Time.

      Subject to the satisfaction or waiver of the conditions set forth in Article IX, the Merger shall become effective upon the occurrence of the filings in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filings (the “Effective Date”). The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

          2.3.     Additional Director of Portec Rail.

      To the extent that after the date hereof persons are appointed to the Portec Rail Board of Directors who are not Directors of Portec Rail as of the date hereof, the second person so appointed shall be Sharron A. Harrison.

          2.4.     Effects of the Merger.

      At and after the Effective Time, the Merger shall have the effects as set forth in the OGCL.

          2.5.     Tax Consequences.

      It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 1.368-2(g) and 1.368-3(a) of the Treasury Department regulations. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Effective Time, neither Portec Rail nor any of its Affiliates, nor Salient nor any of its

Affiliates, shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Portec Rail and Salient each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable BKD, LLP to deliver the tax opinions contemplated by Section 9.1.5, which certificates shall be dated as of the date of such opinions.

          2.6.     Possible Alternative Structures.

      Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Portec Rail shall, with Salient’s consent (which shall not be unreasonably withheld), be entitled to revise the structure for effecting the Merger described in Section 2 hereof, provided that (i) there are no adverse Tax consequences to Salient, Portec Rail, PAC or to the holders of the shares of Salient Common Stock immediately prior to the Effective Time as a result of the modification, and nothing would prevent the rendering of the opinion in Section 9.1.5, as a result of the modification; (ii) the consideration to be paid to the holders of Salient Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

          2.7.     Additional Actions.

      If, at any time after the Effective Time, Portec Rail shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Portec Rail its right, title or interest in, to or under any of the rights, properties or assets of Salient, or (ii) otherwise carry out the purposes of this Agreement, Salient and its officers and directors shall be deemed to have granted to Portec Rail an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Portec Rail its right, title or interest in, to or under any of the rights, properties or assets of Salient or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Portec Rail are authorized in the name of Salient or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1.	Conversion of Salient Common Stock; Merger Consideration.

      At the Effective Time, by virtue of the Merger and without any action on the part of Portec Rail, Salient or the holders of any of the shares of Salient Common Stock, the Merger shall be effected in accordance with the following terms:

      3.1.1.     Each share of PAC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

      3.1.2.     All shares of Salient Common Stock held in the treasury of Salient and each share of Salient Common Stock owned by Portec Rail prior to the Effective Time (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

      3.1.3.     Each share of Salient Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into the right to receive the Merger Consideration as provided and in accordance with the following terms:

(A) Each share of Salient Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, and other than 735,323 shares of Salient Common Stock owned by Harold Harrison (the “HH Salient Shares”), which HH Salient Shares are addressed in 3.1.3(B) below) shall become and be converted into, subject to the limitations set forth in this Agreement, the right to receive (i) $1.447 in cash (the “Cash Consideration”); plus (ii) 0.24116397 shares (the “Exchange Ratio”) of Portec Rail Common Stock, subject to adjustment as provided in Section 3.1.7 of this Agreement (the “Stock Consideration”). The Cash Consideration to be received by any holder of shares of Salient Common Stock will be rounded up or down to the nearest whole cent. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Base Merger Consideration.”

(B) The HH Salient Shares (i.e., 735,323 shares of Salient Common Stock issued and outstanding immediately prior to the Effective Time and owned by Harold Harrison) shall become and be converted into, subject to the terms, conditions, and limitations set forth in this Agreement and the exhibits thereto, the right to receive (i) a promissory note, substantially in the form of Exhibit E attached hereto, in the aggregate principal amount of $1,064,000 (the “Harrison Promissory Note”), which provides for the payment to Harold Harrison in four equal, annual installments of $266,000 (beginning January 3, 2006 and ending on January 3, 2009), with interest payable at the Wall Street Journal prime rate, and which installments are payable subject to certain conditions set forth in the Harrison Promissory Note; plus (ii) 177,334 shares of Portec Rail Common Stock, subject to adjustment as provided in Section 3.1.7 of this Agreement, to be placed in an escrow account established at National City Bank pursuant to an escrow agreement in substantially the form of Exhibit C-1 attached hereto (the “Harrison Escrow Agreement”), which shall provide for the delivery to Harold Harrison of these shares in four approximately equal annual installments, beginning January 3, 2006 and ending on January 3, 2009 (three installments of 44,333 shares and one installment of 44,335 shares), subject to certain conditions set forth in the Harrison Escrow Agreement. The cash consideration to be paid to Harold Harrison pursuant to the Harrison Promissory Note and the shares of Portec Rail Common Stock to be placed in escrow and delivered to Harold Harrison pursuant to the Harrison Escrow Agreement are sometimes referred to herein collectively as the “Deferred Harrison Merger Consideration.” Harold Harrison, in his sole discretion, may prepare and file a “protective” election under Section 83(b) of the Code with respect to any or all of the Portec Rail Common Stock subject to the Harrison Escrow Agreement.

(C) In addition to the Base Merger Consideration and the Deferred Harrison Merger Consideration, the holders of shares of Salient Common Stock immediately prior to the Effective Time (excluding Dissenting Shares, but including the HH Salient Shares) shall be entitled to receive additional merger consideration subsequent to the Effective Time, in the form of an earnout payment (the “Contingent Merger Consideration”) with respect to the years ending December 31, 2004, 2005 and 2006 (each an “Earnout Year” and collectively the “Earnout Period”), subject to the terms, conditions and limitations set forth herein. The Contingent Merger Consideration, if any, shall be paid in shares of Portec Rail Common Stock and shall be based upon the amount of “after-tax net income” (in excess of $1,400,000 as provided herein) attributable solely to the Salient business with respect to each Earnout Year. If the after tax net income from the Salient business during an Earnout Year is greater than $1,400,000 but less than or equal to $2,800,000, then the holders of Salient Common Stock immediately prior to the Effective Time shall be entitled to receive a number of additional shares of Portec Rail Common Stock (subject to Section 3.1.3(E)) with a value (as determined pursuant to (i) below) equal to the entire amount by which the after tax net income during the Earnout Year exceeds $1,400,000 (up to $2,800,000). If the after tax net income from the Salient business during an Earnout Year exceeds $2,800,000, the holders of Salient Common Stock immediately prior to the Effective Time shall be entitled to receive (subject to Section 3.1.3(E)), and in addition to the amount payable as a result of the preceding sentence, a number of additional shares of Portec Rail Common Stock with a value (as determined pursuant to (i) below) equal to 50% of the amount by which the after tax net income during the Earnout Year exceeds $2,800,000. The amount of any Contingent Merger Consideration determined in accordance with the foregoing shall be reduced, in the aggregate, dollar for dollar by the amount by which the Working Capital of Salient at the Closing Date is less than the Working Capital of Salient at December 31, 2003; provided, however, that Working Capital shall be credited for up to $100,000 that may be expended by Salient prior to the Closing Date in connection with the purchase of computer servers and related equipment, as described in SALIENT DISCLOSURE SCHEDULE 3.1.3(C)). The Working Capital calculation and all supporting documentation used in deriving such calculation shall be presented by Portec Rail to the Principal Shareholders no later than forty-five (45) days after the Closing Date for review. The Principal Shareholders shall have ten (10) business days to review such calculation and present in writing the basis (in reasonable detail) for any objection thereto and supporting documentation. Upon receipt by Portec Rail of such written objection, Portec Rail shall attempt in good faith to resolve the disagreement concerning the Working Capital calculation through negotiation with the Principal Shareholders. If the objection cannot be resolved within five business days, Portec Rail and the Principal Shareholders will submit the dispute to binding arbitration before an independent accounting firm as agreed to by Portec Rail and the Principal Shareholders for final determination. Within 30 days of final determination and if the Working Capital of Salient is greater than the Working Capital of Salient at December 31, 2003, Portec Rail will pay the additional amount in stock and cash in the same proportion as the Base Merger Consideration, subject to Section 9.3.10.

(i) The number of shares of Portec Rail Common Stock that shall be issued, if any, as Contingent Merger Consideration with respect to any Earnout Year shall be based on the following assumed values of Portec Rail Common Stock for each Earnout Year: $10 per share for 2004; $11 per share for 2005; and $12 per share for 2006. Notwithstanding the preceding sentence, Portec Rail and Salient acknowledge and agree that, to the extent Portec Rail is required to report any portion of the value of the Contingent Merger Consideration as interest for Tax purposes, the amount of such interest shall be based on (a) the closing price of Portec Rail Common Stock as of the close of the trading day immediately preceding the date on which any payment of Contingent Merger Consideration is paid, and (b) the applicable federal rate of interest (as defined in Section 1274(d) of the Code) applicable to such payment.

(ii) After tax net income for the Earnout Period is calculated on an Earnout Year by Earnout Year basis, and is not cumulative for the Earnout Period. Attached to this Agreement as PORTEC RAIL DISCLOSURE SCHEDULE 3.1.3(C)(ii) is an illustration setting forth potential payouts of the Contingent Merger Consideration based on various hypothetical Earnout Period results.

(iii) Within 90 days after the end of each Earnout Year, Portec Rail will calculate the amount of after tax net income earned in connection with the Salient business and the amount of any Contingent Merger Consideration, if any, payable with respect to that Earnout Year. Portec Rail will provide Harold Harrison (or in his absence, Sharron A. Harrison) and Falls River with its calculation of any Contingent Merger Consideration and all supporting documentation used in deriving such calculation within such 90-day period. Portec Rail shall maintain complete and accurate financial statement books and records prepared and maintained in accordance with GAAP consistently applied for the Salient business. The Principal Shareholders shall be entitled at their initial expense (which shall be reimbursed from any Contingent Merger Consideration payable prior to distribution to Salient Shareholders) to review the calculation of Contingent Merger Consideration and the supporting documentation. Subject to the dispute resolution procedures set forth in subsection (D) below, the Contingent Merger Consideration, if any, will be paid on the later of 10 business days after (a) the agreement by the Principal Shareholders that the Contingent Merger Consideration calculation provided by Portec Rail is accurate, and (b) the resolution of any disputes pertaining to the Contingent Merger Consideration calculation pursuant to subsection (D) below. Any Contingent Merger Consideration to be paid shall be allocated among the holders of Salient Common Stock immediately prior to the Effective Time in accordance with their respective holdings of shares of Salient Common Stock immediately prior to the Effective Time. No fractional shares shall be issued. In lieu of the issuance of fractional shares, cash shall be paid based on the assumed value of Portec Rail Common Stock as provided in this Section 3.1.3(C).

(iv) For purposes of this Agreement, the term “after tax net income” earned in connection with the Salient business shall be calculated under GAAP consistently applied and shall be based on earnings reflecting all direct operating expenses incurred by the Salient business for the period, and shall assume an applicable domestic tax rate that is reflected as part of Portec Rail’s audited financial statements for the Earnout Year. The following particular principles shall be applied in determining the after tax net income of the Salient business: The Salient business shall be treated as a division of Portec Rail for accounting purposes and intercompany charges shall be applied to the Salient business in the same manner as they are applied to Portec Rail’s other divisions, including the following: (1) general corporate accounting and auditing fees and expenses shall be allocated to all Portec Rail divisions, including the Salient business, based upon the sales of the division for the year; (2) legal fees and expenses shall be allocated to all Portec Rail divisions, including the Salient business, only upon actual, direct and specific use by the division, (3) insurance costs shall first be allocated based on specific and direct use, while general corporate insurance costs shall be allocated to all Portec Rail divisions, including the Salient business, based upon the sales of the division for the year; (4) the costs related to employee compensation and benefits (including bonus and other incentive payments) shall be allocated to and based on the employees actually employed by the division, (5) other direct charges shall be allocated based on specific use, such as state and local tax return preparation and expenses relating to a division’s operations, and (6) other than as set forth above, general corporate management time and related expense and general corporate overhead shall not be allocated to the Salient business, and nor shall the general corporate management time and related expense and general corporate overhead of the Salient business be allocated to Portec Rail.

(v) Other than pursuant to Section 3.1.3(D), and absent manifest error, the amount of Contingent Merger Consideration determined by Portec Rail shall be final and binding and Portec Rail shall not have any liability to any person, including Salient stockholders, in connection therewith.

(D) In the event of an objection (by Harold or Sharron A. Harrison) to the calculation of the Contingent Merger Consideration as proposed by Portec Rail, notice thereof, specifying in reasonable detail the basis for the objection, shall be provided to Portec Rail in writing within 60 days of receipt of Portec Rail’s calculation and supporting documentation. Upon receipt by Portec Rail of such written objection, Portec Rail shall attempt in good faith to resolve the disagreement concerning the Contingent Merger Consideration Payment through negotiation with the Principal Shareholders. If the objection cannot be resolved within five business days, Portec Rail will promptly make the distribution of the Contingent Merger Consideration in accordance with its calculations, and promptly thereafter submit the dispute to binding arbitration before three arbitrators sitting in Pittsburgh, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award.

(E) Pursuant to the March 25, 2002 engagement letter between Salient, the Principal Shareholders and Falls River, Falls River shall receive directly from Portec Rail, the following payments in complete satisfaction of Salient’s fee obligations to Falls River: (i) at Closing, $224,000 and 37,333 shares of Portec Rail Common Stock (subject to adjustment consistent with the adjustments, if any, to the Exchange Ratio, as provided in Section 3.1.7 of this Agreement); (ii) $56,000 and 9,333 shares of Portec Rail Common Stock (subject to adjustment consistent with the adjustments, if any, to the Exchange Ratio, as provided in Section 3.1.7 of this Agreement) to be delivered to and held in an escrow account as of the Closing Date, which cash shall bear interest at the Wall Street Journal prime rate and be paid and shares delivered in four equal installments (four installments of $14,000 in cash, and three installments of 2,333 shares and one installment of 2,334 shares), when and only if, and to the extent that, the installment payments described in 3.1.3(B) are paid by Portec; and (iii) 5% of the shares of Portec Rail Common Stock to be issued, if any, as Contingent Merger Consideration.

      3.1.4.     Each outstanding share of Salient Common Stock the holder of which has perfected his right to dissent under Section 1701.85 the OGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 1701.85 of the OGCL. Salient shall give Portec Rail prompt notice upon receipt by Salient of any such demands for payment of the fair value of such shares of Salient Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Portec Rail shall have the right to participate in all negotiations and proceedings with respect to any such demands. Salient shall not, except with the prior written consent of Portec Rail, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the OGCL. Any payments made in respect of Dissenting Shares shall be made by Portec Rail.

      3.1.5.     If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Salient Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

      3.1.6.     (A) After the Effective Time, shares of Salient Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Salient on such shares of Salient Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

                (B) In the event Portec Rail changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Portec Rail Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Portec Rail Common Stock and the record date therefore shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that for the avoidance of doubt, the parties acknowledge that the foregoing is not intended to result in any such adjustment as a result of share issuances of Portec Rail Common Stock by Portec Rail under Portec Rail Compensation and Benefit Plans or where such issuance is for fair market value consideration.

      3.1.7.     Portec Rail Share Adjustment. If the average closing price of the Portec Rail Common Stock on Nasdaq during the 20 trading day period ending five trading days before the Effective Time is less than $7.34 per share (such average price is referred to as the “Portec Market Value”), then Portec Rail shall, to the extent provided below, (i) increase the Exchange Ratio and the aggregate number of shares of Portec Rail Common Stock to be issued pursuant to Section 3.1.3(A); and based on such adjustment to the Exchange Ratio, (ii) (a) increase the aggregate number of shares of Portec Rail Common Stock to be placed in the Harrison Escrow Account pursuant to Section 3.1.3(B); and (b) increase the aggregate number of shares to be paid to Falls River pursuant to 3.1.3(E)(i) and (ii) so that Falls River receives the fees provided for in its March 25, 2002 engagement letter. The increase in the Exchange Ratio and the number of shares of Portec Rail Common Stock to be issued pursuant to this subsection shall be in the minimum amount necessary to cause the value of the shares of Portec Rail Common Stock to be received by the holders of shares of Salient Common Stock immediately prior to the

Effective Time (based on the Portec Market Value) to equal 55.0% of the aggregate value of the Base Merger Consideration and the Deferred Harrison Merger Consideration to be received by the holders of shares of Salient Common Stock immediately prior to the Effective Time (based on the cash to be paid and the Portec Market Value), and for these purposes assuming that holders of Dissenting Shares will receive an amount of consideration for their shares of Salient Common Stock that will not materially exceed the value of the Base Merger Consideration the holders of such shares would have received if they had participated in the transactions contemplated by this Agreement. The formula to be used in calculating the increase in the Exchange Ratio and the additional shares of Portec Rail Common Stock to be issued, and an illustration setting forth potential changes in the stock consideration based on various hypothetical average trading prices for Portec Rail Common Stock, are set forth in PORTEC RAIL DISCLOSURE SCHEDULE 3.1.7(A) to this Agreement.

      3.1.8.     No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificate or scrip representing fractional shares of Portec Rail Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Portec Rail Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Portec Rail. In lieu of the issuance of any such fractional share, Portec Rail shall pay to each former holder of Salient Common Stock who otherwise would be entitled to receive a fractional share of Portec Rail Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $9.00. For purposes of determining any fractional share interest, all shares of Salient Common Stock owned by a Salient stockholder shall be combined so as to calculate the maximum number of whole shares of Portec Rail Common Stock issuable to such Salient stockholder.

          3.2.     Procedures for Exchange of Salient Common Stock.

      3.2.1.     Portec Rail to Make Merger Consideration Available. No later than the Closing Date, Portec Rail shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Salient Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of Portec Rail Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to Section 3.1.3(A) (including the estimated amount of cash to be paid in lieu of fractional shares of Salient Common Stock) (such cash and certificates for shares of Portec Rail Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

      3.2.2.     Exchange of Certificates. Portec Rail shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Salient Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal (which shall be subject to the reasonable approval of Salient) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder of shares of Salient Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

      3.2.3.     Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Salient Common Stock shall have no rights, after the Effective Time, with respect to such Salient Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Portec Rail Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Portec Rail Common Stock represented by such Certificate.

      3.2.4.     Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      3.2.5.     Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Salient of the Salient Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

      3.2.6.     Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, Portec Rail shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Portec Rail (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Portec Rail nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to, and in compliance with, any abandoned property, escheat or other similar law.

      3.2.7.     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Portec Rail may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

      3.2.8.     Withholding. Portec Rail or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Salient Common Stock such amounts as Portec Rail (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Portec Rail or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Salient Common Stock in respect of whom such deduction and withholding were made by Portec Rail or the Exchange Agent.

          3.3.     Treatment of Salient Stock Options.

      SALIENT DISCLOSURE SCHEDULE 3.3 sets forth all of the outstanding Salient Stock Options as of the date hereof, and includes the name of the option holder, the date of grant, the exercise price and vesting schedule for each grant. Each Salient Stock Option with an exercise price of less than $3.81 per share (the “In the Money Salient Stock Options”) will be exercised prior to the Effective Time. It is acknowledged and agreed that Salient may loan to the holders of the In the Money Salient Stock Options an amount necessary to enable such holders to exercise the In the Money Stock Options; provided, however, that all such amounts loaned by Salient shall be repaid to Salient at Closing out of the Cash Consideration. All Salient Stock Options that are not In the Money Salient Stock Options shall be cancelled prior to the Effective Time. On the Closing Date, Portec Rail shall receive an executed cancellation agreement from each holder of Salient Options that have been exercised or cancelled, which cancellation agreement shall be substantially in the form attached to PORTEC RAIL DISCLOSURE SCHEDULE 3.3.

          3.4.     Reservation of Shares.

      Portec Rail shall reserve for issuance a sufficient number of shares of the Portec Rail Common Stock, that have been properly registered with the SEC and are publicly tradable (subject to any applicable lock-up agreements), for the purpose of issuing shares of Portec Rail Common Stock in accordance with Section 3.1.3(A), (B) and (E).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      The Sellers represent and warrant to Portec Rail that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the SALIENT DISCLOSURE SCHEDULE delivered by Salient to Portec Rail on the date hereof. Salient has made a good faith effort to ensure that the disclosure on each schedule of the SALIENT DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the SALIENT DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Salient shall include the Knowledge of the Selling Shareholders.

          4.1.     Organization.

      4.1.1.     Salient is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Salient has full corporate power and authority to own or lease all of its properties and assets and carry on its business as now conducted. Salient is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Salient has no Subsidiary.

      4.1.2.     The minute books of Salient accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

      4.1.3.     Prior to the date of this Agreement, Salient has made available to Portec Rail true and correct copies of the Articles of Incorporation or charter and Code of Regulations of Salient.

          4.2.     Capitalization.

      4.2.1.     The authorized capital stock of Salient consists of 6,500,000 shares of Salient Common Stock, of which 3,591,615 shares are outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Salient Common Stock held by Salient as treasury stock as of the date hereof. Salient has not issued, and is not bound by, any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any shares of Salient Common Stock, or any other security of Salient or any securities representing the right to vote, purchase or otherwise receive any shares of Salient Common Stock or any other security of Salient, other than shares issuable under the Salient Stock Option Plan or the Salient Stock Options otherwise disclosed on SALIENT DISCLOSURE SCHEDULE 4.2.1. SALIENT DISCLOSURE SCHEDULE 4.2.1 sets forth: the name of each holder of a Salient Stock Option, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held.

      4.2.2.     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.2.2, Salient does not possess, directly or indirectly, any material equity interest in any corporate entity.

      4.2.3.     To the Knowledge of Salient, except as set forth on SALIENT DISCLOSURE SCHEDULE 4.2.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Salient Common Stock.

      4.2.4.     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Salient’s stockholders may vote has been issued by Salient and are outstanding.

          4.3.     Authority; No Violation.

      4.3.1.     Salient has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of this Agreement by Salient’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Salient and the completion by Salient of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Salient. This Agreement has been duly and validly executed and delivered by Salient, and subject to approval by the stockholders of Salient and due and valid execution and delivery of this Agreement by Portec Rail, constitutes the valid and binding obligation of Salient, enforceable against Salient in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

      4.3.2.     The execution and delivery of this Agreement by Salient, subject to the receipt of the approval of the stockholders of Salient, the consummation of the transactions contemplated hereby, and compliance by Salient with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter, Code of Regulations or Bylaws of Salient; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Salient or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Salient under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Salient is a party, or by which it or any of its properties or assets may be bound or affected.

          4.4.     Consents.

      Except (a) for the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, (b) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of Portec Rail Common Stock to be issued in the Merger on the Nasdaq, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Portec Rail Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the stockholders of Salient, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or third party are necessary, and, to Salient’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Salient, and the completion by Salient of the Merger. Salient has no Knowledge that any public body or authority having jurisdiction over the affairs of Salient, the consent or approval of which is required or to which a filing is required, will object to the completion of the transactions contemplated by this Agreement.

          4.5.     Financial Statements.

      4.5.1.     Salient has previously made available to Portec Rail the Salient Financial Statements covering periods ended prior to the date hereof. Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.5, the Salient Financial Statements have been prepared in accordance with GAAP consistently applied, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Salient and the Salient Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.

      4.5.2.     Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.5, at the date of each balance sheet included in the Salient Financial Statements, Salient did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of any type which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto.

          4.6.     Taxes.

      Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.6, (i) Salient has filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefore have been properly obtained, and such Tax Returns are correct and complete, (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) Salient has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) Salient has not waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax Return referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. Salient has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii). For purposes of this Agreement: (i) “Taxes” means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          4.7.     Absence of Certain Changes or Events.

      Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.7, since December 31, 2003: (A) Salient has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business consistent with past practice, (B) Salient has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (C) there has been no change in the capital stock of Salient and no dividend or distribution of any kind declared, paid or made by Salient on any class of its stock, (D) there has not been (y) any granting by Salient to any executive officer or material modification of any severance or termination benefits or (z) any entry by Salient into or material modification of any employment, severance or termination agreement with any such executive officer, (E) Salient has not prepared or filed any Tax Return (as defined in Section 4.6) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event or circumstance causing a Material Adverse Effect on Salient, nor has any development or circumstance occurred that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Salient.

          4.8.     Material Contracts; Leases; Defaults.

      4.8.1.     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.8.1, Salient is not a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Salient, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Salient; (iii) any collective bargaining agreement with any labor union relating to employees of Salient; (iv) any agreement which by its terms limits or affects the payment of dividends by Salient; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Salient is an obligor to any person, which instrument evidences or relates to indebtedness which would be applicable on or after the Closing Date to Portec Rail or any Portec Rail Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days’ notice or less without material penalty or payment, or that obligates Salient for the payment of more than $50,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Salient (it being understood that any non-compete or similar provision shall be deemed material).

      4.8.2.     Each real estate lease that will require the consent of the lessor or its agent, and any other contract to which Salient is a party that will require the consent of the other party thereto, as a result of the Merger by virtue of the terms of any such lease or contract, is listed in SALIENT DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease or contract that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Salient is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      4.8.3.     True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Portec Rail on or before the date hereof, are listed on SALIENT DISCLOSURE SCHEDULE 4.8.1 and are in full force and effect on the date hereof. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Salient is a party or under which Salient may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Salient or upon the occurrence of a subsequent event; or (y) requires Salient to provide a benefit in the form of Salient Common Stock or determined by reference to the value of Salient Common Stock.

          4.9.     Ownership of Property; Insurance Coverage.

      4.9.1.     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.9.1, Salient has good and, as to real property, marketable title to all material assets and properties owned by Salient in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Salient Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except for statutory liens for amounts not yet delinquent or which are being contested in good faith. Salient, as lessee, has the right under valid and existing leases of real and personal properties used by Salient in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Salient Financial Statements.

      4.9.2.     Salient currently maintains insurance considered by each of them to be reasonable for their respective operations. Salient has not received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Salient under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Salient has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. SALIENT DISCLOSURE SCHEDULE 4.9.2 identifies all policies of insurance maintained by Salient and each Salient Subsidiary as well as the other matters required to be disclosed under this Section.

          4.10.     Legal Proceedings.

      Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.10, Salient is not a party to any, and there are no pending or, to Salient’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Salient, (ii) to which Salient’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Salient to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          4.11.     Compliance With Applicable Law.

      4.11.1.     Salient is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for Salient to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Salient Permits”), and as of the date of this Agreement, no suspension or cancellation of any Salient Permits is pending or, to Salient’s Knowledge, threatened. Salient is not in violation of (i) its charter, bylaws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Salient, except for any violations, that, individually or in the aggregate, would not have a Material Adverse Effect on Salient.

      4.11.2.     Except as set forth in the SALIENT DISCLOSURE SCHEDULE 4.11.2, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Salient, or against or involving any of the directors, officers or employees of Salient, as such, or any of its properties, assets or business.

          4.12.     Employee Benefit Plans.

      4.12.1.     SALIENT DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Salient in which any employee or former employee, consultant or former consultant or director or former director of Salient or any former Salient Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.12.1, Salient does not have any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Salient has made available to Portec Rail true and correct copies of the Compensation and Benefit Plans.

      4.12.2.     Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.12.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype plan letter from the IRS, and Salient is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Salient has not engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Salient to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

      4.12.3.     There is no Salient Compensation and Benefit Plan that is a defined benefit plan subject to Title IV of ERISA. Neither Salient nor any ERISA Affiliate has contributed to any “multi-employer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

      4.12.4.     Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.12.4, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

      4.12.5.     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.12.5, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Salient is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Salient’s consolidated financial statements to the extent required by GAAP. Salient has expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

      4.12.6.     Salient does not have any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Salient or any former Salient Subsidiary that would reasonably be expected to preclude Salient (or PAC as successor to Salient) from amending or terminating any obligations to its employees or former employees with respect to health, life insurance, disability insurance, or other retiree death benefits.

      4.12.7.     Salient does not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

      4.12.8.     With respect to each Compensation and Benefit Plan, if applicable, Salient has provided or made available to Portec Rail copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

      4.12.9.     The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result (except by operation of law) in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

      4.12.10.     Salient does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      4.12.11.     The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or on the Effective Time), entitle any current or former employee, director or independent contractor of Salient to any actual or deemed payment (or benefit) from Salient (or its successor) which would reasonably be expected to constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

          4.13.     Brokers, Finders and Financial Advisors.

      Neither Salient, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Falls River by Salient and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Falls River, setting forth the fee payable to Falls River for its services rendered to Salient in connection with the Merger and transactions contemplated by this Agreement, is attached to SALIENT DISCLOSURE SCHEDULE 4.13. The engagement agreement with Falls River, dated March 25, 2002, was approved by the Board of Directors of Salient at a duly convened meeting of the Board, and represents a valid obligation of Salient, enforceable in accordance with its terms.

          4.14.     Environmental and Safety Matters.

      4.14.1.     Except as may be set forth in SALIENT DISCLOSURE SCHEDULE 4.14, with respect to Salient and each former Salient Subsidiary:

(A) The properties, assets and operations of Salient and its predecessors and former Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public worker health and safety (collectively, “Worker Safety Laws”) and with the Environmental Laws. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are not past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Salient or any of its predecessors or former Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws or Environmental Laws;

(B) Salient has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Salient’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any predecessor or any of its former Subsidiaries (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any predecessor or any former Salient Subsidiary;

(C) The properties currently owned or operated by Salient (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(D) Salient has not received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(E) There are no underground storage tanks on, in or under any properties owned or operated by Salient, and no underground storage tanks have been closed or removed from any properties owned or operated by Salient; and

(F) During the period of Salient’s or any of its former Subsidiaries’ or any predecessor’s ownership or operation of any of current or past properties, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. Prior to the period of Salient’s or any of its former Subsidiaries’ ownership or operation of any of their respective current properties, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

      4.14.2.     Neither Salient nor any former Salient Subsidiary has conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern) with respect to any properties owned or leased by it or any of its Subsidiaries.

          4.15.     Related Party Transactions.

      Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.15, Salient is not a party to any transaction with any Affiliate of Salient. All such transactions (a) were made in the ordinary course of business, and (b) were made on substantially the same terms as those prevailing at the time for comparable transactions with other Persons.

          4.16.     Antitakeover Provisions Inapplicable; Required Vote.

      The Board of Directors of Salient has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations under the

OGCL and any other state laws applicable to it. The affirmative vote of a majority of the issued and outstanding shares of Salient Common Stock is required to approve this Agreement and the Merger under Salient’s Articles of Incorporation and the OGCL.

          4.17.     Registration Obligations.

      Salient is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

          4.18.     Intellectual Property.

      4.18.1.     SALIENT DISCLOSURE SCHEDULE 4.18.1 sets forth all patents, patents pending, registered trademarks, registered copyrights, registered service marks, registered trade names, computer programs and software owned, held or used by Salient as of the date of this Agreement (the “Intellectual Property”). Salient does not hold or own any patents, registered copyrights, registered trademarks, registered service marks or registered trade names (collectively, “Registered Intellectual Property”) except those set forth in SALIENT DISCLOSURE SCHEDULE 4.18.1.

      4.18.2.     Except as disclosed on SALIENT DISCLOSURE SCHEDULE 4.18.1, (i) Salient owns or has the right to use all the Intellectual Property necessary or desirable for the Salient to conduct its business as is currently conducted and consistent with past practice; (ii) all of the Intellectual Property is valid, enforceable and unexpired, is free of Liens, and has not been abandoned; and (iii) Salient takes all steps that it believes are reasonably necessary to protect, maintain and safeguard the Intellectual Property.

      4.18.3.     Except as specified on SALIENT DISCLOSURE SCHEDULE 4.18.1, no facts or circumstances have occurred that could constitute (i) an infringement by Salient of any patent, copyright, trademark, service mark or similar right of any other party or (ii) a misappropriation by Salient of any trade secret, know-how, process, proprietary information or similar right of any other party. Salient has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. To Salient’s Knowledge, no employees of Salient are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of Salient or that would conflict in any material respect with the business of Salient.

          4.19.     Labor Matters.

      There are no labor or collective bargaining agreements to which Salient is a party. To the Knowledge of Salient, there is no union organizing effort pending or threatened against Salient. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Salient, threatened against Salient. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Salient, threatened against Salient (other than routine employee grievances that are not related to union employees). Salient is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

          4.20.     Salient Information Supplied.

      The information relating to Salient to be contained in the Merger Registration Statement, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          4.21.     Unlawful Payments and Contributions.

      To the Knowledge of Salient, neither Salient, nor any of its Directors, officers or any of their respective employees or agents has (i) used any Salient funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

          4.22.     Warranties.

      The accrual for warranty related expenses as of December 31, 2003 and March 31, 2004 reported in the Salient Financial Statement adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by Salient prior to such date. Such provision has been established in accordance with GAAP. Other than as set forth in SALIENT DISCLOSURE SCHEDULE 4.22, Salient has not agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to Portec Rail and identified as Salient’s standard warranties, (b) warranties that (i) parts and components are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than one year from date of installation or eighteen months from date of shipment, and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (ii) original equipment is free from defects in workmanship or complies with standard or agreed specifications that are extended for terms of no more than one year from date of installation or eighteen months from date of shipment, and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other material warranties.

          4.23.     Books and Records.

      The books and records of Salient are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Salient that should be included therein.

          4.24.     Internal Control.

      Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.24, none of Salient’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Salient has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

          4.25.     Notes and Accounts Receivable.

      All notes and accounts received by Salient are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Salient Financial Statements in accordance with the past custom and practice of Salient.

          4.26.     Product Liability.

      Salient does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product, manufactured, sold, leased, or delivered by Salient.

          4.27.     Customers and Suppliers.

      SALIENT DISCLOSURE SCHEDULE 4.27 lists the ten largest customers of Salient (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales attributable to each such customer. SALIENT DISCLOSURE SCHEDULE 4.27 also lists any additional current customers that Salient anticipates shall be among the ten largest customers for the current fiscal year. Since December 31, 2003, no material supplier of Salient has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Salient, and no customer listed on SALIENT DISCLOSURE SCHEDULE 4.27 has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Salient.

          4.28.     Principal Shareholders.

      Neither of the Principal Shareholders has a legal obligation, absolute or contingent, to any other individual or entity to sell their shares of Salient Common Stock, or to effect any merger, consolidation or other reorganization of Salient, or to enter into an agreement with respect thereto. The shares of Salient Common Stock owned by the Principal Shareholders are held free and clear of any liens and encumbrance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PORTEC

      Portec Rail represents and warrants to the Sellers that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PORTEC RAIL DISCLOSURE SCHEDULE delivered by Portec Rail to Salient on the date hereof. Portec Rail has made a good faith effort to ensure that the disclosure on each schedule of the PORTEC RAIL DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PORTEC RAIL DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

          5.1.     Organization.

      5.1.1.     Portec Rail is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Portec Rail has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

      5.1.2.     PORTEC RAIL DISCLOSURE SCHEDULE 5.1.2 sets forth each Portec Rail Subsidiary. Each Portec Rail Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Portec Rail Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Portec Rail owns all of the capital stock of each Portec Rail Subsidiary, free and clear of any lien or encumbrance, except as set forth in Portec Rail Disclosure Schedule 5.1.2.

      5.1.3.     The respective minute books of Portec Rail and each Portec Rail Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

      5.1.4.     Prior to the date of this Agreement, Portec Rail has made available to Salient true and correct copies of the Articles of Incorporation or Charter and Bylaws of Portec Rail.

          5.2.     Capitalization.

      5.2.1.     The authorized capital stock of Portec Rail consists of 50,000,000 shares of Portec Rail Common Stock, par value $1.00 per share, of which 8,618,002 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Portec Rail Common Stock held by Portec Rail as treasury stock. Portec Rail is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Portec Rail Common Stock, or any other security of Portec Rail or any securities representing the right to vote, purchase or otherwise receive any shares of Portec Rail Common Stock or any other security of Portec Rail.

      5.2.2.     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Portec Rail’s stockholders may vote has been issued by Portec Rail and are outstanding.

          5.3.     Authority; No Violation.

      5.3.1.     Portec Rail has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Portec Rail and the completion by Portec Rail of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Portec Rail. This Agreement has been duly and validly executed and delivered by Portec Rail, and subject to approval by the stockholders of Salient and due and valid execution and delivery of this Agreement by Salient, constitutes the valid and binding obligations of Portec Rail, enforceable against Portec Rail in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

      5.3.2.     The execution and delivery of this Agreement by Portec Rail, the consummation of the transactions contemplated hereby, and compliance by Portec Rail with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter, Code of Regulations or Bylaws of Portec Rail or any Portec Rail Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Portec Rail or any Portec Rail Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Portec Rail or any Portec Rail Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Portec Rail and the Portec Rail Subsidiaries taken as a whole.

          5.4.     Consents.

      Except (a) for the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, (b) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of Portec Rail Common Stock to be issued in the Merger on the Nasdaq, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Portec Rail Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the stockholders of Salient, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or third party are necessary, and, to Portec Rail’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Portec Rail, and the completion of the Merger. Portec Rail has no reason to believe that any public body or authority having jurisdiction over the affairs of Portec Rail or its subsidiaries, the consent or approval of which is required or to which a filing is required, will object to the completion of the transactions contemplated by this Agreement.

          5.5.     Financial Statements.

      5.5.1.     Portec Rail has previously made available to Salient the Portec Rail Financial Statements covering periods ended prior to the date hereof. The Portec Rail Financial Statements have been prepared in accordance with GAAP consistently applied, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Portec Rail and the Portec Rail Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

      5.5.2.     At the date of each balance sheet included in the Portec Rail Financial Statements, Portec Rail did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Portec Rail Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate.

          5.6.     No Material Adverse Effect.

      Except as disclosed in PORTEC RAIL DISCLOSURE SCHEDULE 5.6, Portec Rail and the Portec Rail Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since March 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Portec Rail and the Portec Rail Subsidiaries, taken as a whole.

          5.7.     Compliance With Applicable Law.

      5.7.1.     Each of Portec Rail and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for Portec Rail or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Portec Rail Permits”), except where the failure to have any of the Portec Rail Permits would not, individually or in the aggregate, have a Material Adverse Effect on Portec Rail, and as of the date of this Agreement, no suspension or cancellation of any Portec Rail Permits is pending or, to the Knowledge of Portec Rail, threatened, except where the suspension or cancellation of any of the Portec Rail Permits, individually or in the aggregate, would not have a Material Adverse Effect on Portec Rail. Neither Portec Rail nor any of its Subsidiaries is in violation of (i) its charter, bylaws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Portec Rail or any of its Subsidiaries, except for any violations, that, individually or in the aggregate, would not have a Material Adverse Effect on Portec Rail.

      5.7.2.     Except as set forth in the PORTEC RAIL DISCLOSURE SCHEDULE 5.7, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Portec Rail or any of its Subsidiaries, or against or involving any of the directors, officers or employees of Portec Rail or any of its Subsidiaries, as such, any of its or their properties, assets or business.

      5.7.3.     There are no threatened legal, administrative, arbitration or other proceedings, claims, actions, investigations or inquiries of any nature by any Governmental Entity (i) against Portec Rail or any of its Subsidiaries or their respective officers or Directors, (ii) to which Portec Rail or any of its Subsidiaries’ assets may be subject, or (iii) which would reasonably be expected to adversely affect the ability to Portec Rail to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          5.8.     Securities Documents.

      Portec Rail has made available to Salient copies of its (i) annual report on Form 10-K for the year ended December 31, 2003, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2004, and (iii) proxy materials used in connection with its meeting of stockholders held on May 26, 2004. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          5.9.     Antitakeover Provisions Inapplicable.

      The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of the OGCL applicable to Portec Rail or any other Portec Rail Subsidiary and any other state laws applicable to them.

          5.10.     Brokers, Finders and Financial Advisors.

      Neither Portec Rail nor any Portec Rail Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          5.11.     Portec Rail Common Stock.

      The shares of Portec Rail Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights, except as otherwise provided in the lock-up agreements with the Principal Shareholders.

          5.12.     Taxes.

      Except as set forth in PORTEC DISCLOSURE SCHEDULE 4.6, (i) Portec Rail has filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) Portec Rail has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) Portec Rail has not waived any statute of limitations in respect to its Taxes which waiver is currently in effect; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax Return referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. Portec Rail has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii).

          5.13.     Portec Rail Information Supplied.

      The information relating to Portec Rail and any Portec Rail Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Portec Rail with respect to statements made or incorporated by reference therein based on information supplied by Salient specifically for inclusion or incorporation by reference in the Merger Registration Statement.

          5.14.     Salient Employees.

      Except as set forth on PORTEC RAIL DISCLOSURE SCHEDULE 5.13, all employees of Salient immediately prior to the Effective Time will continue as employees of Portec Rail at and immediately after the Effective Date. Nothing in this Section 5.14 shall be construed as creating any contract right to employment for any employee, and nothing in this Section 5.14 shall limit the ability of Portec Rail (including Salient as a division of Portec Rail after the Effective Time) to terminate the employment of any employee.

          5.15.     Prior Acquisitions.

      Except as set forth on PORTEC RAIL DISCLOSURE SCHEDULE 5.14, since December 10, 1997, neither Portec Rail nor any of its Subsidiaries has been a party to or otherwise involved in any acquisition or attempted acquisition which has resulted in a claim or action being filed against Portec Rail or any of its Subsidiaries for “bad faith” or breach of contract.

ARTICLE VI

COVENANTS OF SALIENT

          6.1.     Conduct of Business.

      6.1.1.     Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Portec Rail, which consent will not be unreasonably withheld, Salient will: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and, except as provided herein, voluntarily take no action which would adversely affect its ability to perform its covenants and agreements under this Agreement.

      6.1.2.     Negative Covenants. Salient agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in SALIENT DISCLOSURE SCHEDULE 6.1.2, or consented to by Portec Rail in writing (which consent shall not be unreasonably withheld), it will not:

(A) change or waive any provision of its Articles of Incorporation, Charter or Code of Regulations or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of Salient Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Salient Stock Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend (cash or otherwise) or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Salient may issue shares of Salient Common Stock upon the valid exercise, in accordance with the information set forth in SALIENT DISCLOSURE SCHEDULE 4.2.1, of presently outstanding Salient Stock Options issued under the Salient Stock Option Plan.

(C) enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

(D) transfer to any person or entity any material rights to the Salient Intellectual Property other than in the ordinary course of business consistent with past practice;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as otherwise contemplated by this Agreement. Salient shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $90,000, provided that Salient may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate Salient or any Salient Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Salient or any Salient Subsidiary, other than sales of Salient business products in the ordinary course of business consistent with past practice; or make any acquisition of all or any substantial portion of the business or assets of any other Person;

(H) except as permitted by Section 6.1.2(B) sell or otherwise dispose of the capital stock of Salient or sell or otherwise dispose of any asset of Salient or of any Salient Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Salient or of any Salient Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(I) take any action which would be reasonably expected to result in any of the representations and warranties of Salient set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied;

(J) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Salient or any Salient Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(K) except as set forth on the SALIENT DISCLOSURE SCHEDULE 6.1.2(K), enter into, renew, extend or modify any other transaction with any Affiliate;

(L) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(M) make any change in accounting policies or practices in existence on the date of this Agreement and reflected in the Salient Financial Statements, including without limitation those policies regarding accounts receivable and revenue and cost recognition, except as may be required by changes in applicable law or regulations or GAAP;

(N) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Salient Compensation and Benefit Plan;

(O) except as set forth in SALIENT DISCLOSURE SCHEDULE 6.1.2(O), make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(P) except as set forth in SALIENT DISCLOSURE SCHEDULE 6.1.2(P), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(Q) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers, involving a payment by Salient or any Salient Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof.

(R) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(S) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Portec Rail and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Portec Rail (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Portec Rail (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(T) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefore that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(U) transfer to any person or entity any material rights to the Intellectual Property; or

(V) agree to do any of the foregoing.

          6.2.     Current Information.

      6.2.1.     During the period from the date of this Agreement to the Effective Time, Salient will cause one or more of its representatives to confer with representatives of Portec Rail and report the general status of its ongoing operations at such times as Portec Rail may reasonably request. Salient will promptly notify Portec Rail of any change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Salient. Without limiting the foregoing, senior officers of Portec Rail and Salient shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Salient, and Salient shall give due consideration to Portec Rail’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Portec Rail nor any Portec Rail Subsidiary shall under any circumstance be permitted to exercise control of Salient prior to the Effective Time.

      6.2.2.     Salient and Portec Rail shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems to those used by Portec Rail, which planning shall include, but not be limited to, discussion of the possible termination by Salient of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Salient in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Salient shall be obligated to take any such action prior to the Effective Time provided, however, that Salient shall not be required to take such action unless Portec Rail agrees in writing that it is requiring Salient to take such actions and all conditions to closing set forth in Article IX have been satisfied or waived.

      6.2.3.     Salient shall promptly inform Portec Rail upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Salient under any labor or employment law.

          6.3.     Access to Properties and Records.

      Subject to Section 12.1 hereof, Salient shall permit Portec Rail reasonable access upon reasonable notice to its properties, and shall disclose and make available to Portec Rail during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Salient reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Code of Regulations, material contracts and agreements, filings with any Governmental Entities, litigation files, plans affecting employees, and any other business activities or prospects in which Portec Rail may have a reasonable interest; provided, however, that Salient shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Salient’s reasonable judgment, would interfere with the normal conduct of Salient’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Salient shall provide and shall request its independent accountants to provide Portec Rail with such historical financial information regarding it (and related audit reports and consents) as Portec Rail may reasonably request. Portec Rail shall use commercially reasonable efforts to minimize any interference with Salient’s regular business operations during any such access to Salient’s property, books and records. Salient shall permit Portec Rail, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or, to the extent permitted under the applicable lease agreement, occupied by Salient.

          6.4.     Financial and Other Statements.

      6.4.1.     Promptly upon receipt thereof, Salient will furnish to Portec Rail copies of each annual, interim or special audit or review of the books of Salient and the Salient Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Salient by such accountants in connection with each annual, interim or special audit of the books of Salient and the Salient Subsidiaries made by such accountants.

      6.4.2.     Within 15 days after the end of each month, Salient will deliver to Portec Rail a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

      6.4.3.     With reasonable promptness, Salient will furnish to Portec Rail such additional financial data that Salient possesses and as Portec Rail may reasonably request, including without limitation, detailed monthly financial statements.

      6.4.4.     Salient shall permit BKD, LLP to conduct an audit of the balance sheet and income statement of Salient as of and for the year ended December 31, 2003, which audit shall be paid for by Portec Rail.

          6.5.     Maintenance of Insurance.

      6.5.1.     Salient shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Salient set forth in SALIENT DISCLOSURE SCHEDULE 4.9.2. Salient will promptly inform Portec Rail if Salient receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

      6.5.2.     Salient will contract for air transportation through Business Flyers Group, Inc. only in the ordinary course of business consistent with past practice.

          6.6.     Disclosure Supplements.

      From time to time prior to the Effective Time, Salient will promptly supplement or amend the SALIENT DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SALIENT DISCLOSURE SCHEDULE or which is necessary to correct any information in such SALIENT DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such SALIENT DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the SALIENT DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied. Within 15 days of receipt of a supplement or amendment to a SALIENT DISCLOSURE SCHEDULE, Portec Rail shall inform Salient if Portec Rail believes that the information set forth in such supplement or amendment constitutes a breach of a representation or warranty such that the period for curing such breach set forth in Section 11.1.2 or 11.1.3 is applicable.

          6.7.     Consents and Approvals of Third Parties.

      Salient shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Governmental Entity or other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement, including with respect to any contracts for which the consent of the other party is necessary in connection with the Merger and transactions contemplated by this Agreement.

          6.8.     All Reasonable Efforts.

      Subject to the terms and conditions herein provided, Salient agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          6.9.     Failure to Fulfill Conditions.

      In the event that Salient determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Portec Rail.

          6.10.     No Solicitation.

      From and after the date hereof until the termination of this Agreement, neither Salient, nor any Salient Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Salient), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Salient shall notify Portec Rail orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to Salient’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of Salient may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Salient from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Salient determines in good faith (after consultation, as it deems necessary, with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Salient’s stockholders than the Merger; (B) the Board of Directors of Salient determines in good faith (after consultation, as it deems necessary, with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law; (C) such Acquisition Proposal was not solicited by Salient and did not otherwise result from a breach of this Section 6.10 by Salient (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) Salient promptly notifies Portec Rail of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Salient or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that Salient and Portec Rail entered into; and (E) the Salient Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Salient or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Salient and the Salient Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Salient or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          6.11.     Minutes of Meetings of the Board of Directors and Committees.

      Salient shall provide Portec Rail with minutes of all meetings of the Board of Directors and committees thereof within fifteen days of date of the meeting; provided that Salient may redact portions of the minutes that contain confidential discussion of this Agreement and the transactions contemplated hereby.

          6.12.     Lock-up Agreement.

      The Principal Shareholders shall execute and deliver at the Closing the Lock-Up Agreement in the form attached as Exhibit F to this Agreement.

          6.13.     Non-Compete Agreements.

      As a condition to further employment with Salient, Salient shall obtain a non-compete agreement, substantially in the form attached to PORTEC RAIL DISCLOSURE SCHEDULE 6.13, with the Salient employees who are listed on PORTEC RAIL DISCLOSURE SCHEDULE 6.13.

ARTICLE VII

COVENANTS OF PORTEC

          7.1.     Conduct of Business.

      During the period from the date of this Agreement to the Effective Time, except with the written consent of Salient, which consent will not be unreasonably withheld, Portec Rail will, and it will cause each Portec Rail Subsidiary to: use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect its ability to perform its covenants and agreements under this Agreement; or (ii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

          7.2.     Current Information and Consultation.

      During the period from the date of this Agreement to the Effective Time, Portec Rail will cause one or more of its representatives to confer with representatives of Salient and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Salient may reasonably request. Portec Rail shall be reasonably responsive to requests by Salient for access to such information and personnel regarding Portec Rail and its Subsidiaries as may be reasonably necessary for Salient to confirm that the representations and warranties of Portec Rail contained herein are true and correct and that the covenants of Portec Rail contained herein have been performed in all material respects; provided, however, that Portec Rail shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Portec Rail’s reasonable judgment, would interfere with the normal conduct of Portec Rail’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

          7.3.     Financial and Other Statements.

      Promptly following the date such documents are filed with the SEC, Portec Rail will deliver to Salient the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC’s EDGAR data base.

          7.4.     Disclosure Supplements.

      From time to time prior to the Effective Time, Portec Rail will promptly supplement or amend the PORTEC RAIL DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PORTEC RAIL DISCLOSURE SCHEDULE or which is necessary to correct any information in such PORTEC RAIL DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PORTEC RAIL

DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the PORTEC RAIL DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied. Within 15 days of receipt of a supplement or amendment to a PORTEC RAIL DISCLOSURE SCHEDULE, Salient shall inform Portec Rail if Salient believes that the information set forth in such supplement or amendment constitutes a breach of a representation or warranty such that the period for curing such breach set forth in Section 11.1.2 or 11.1.3 is applicable.

          7.5.     Consents and Approvals of Third Parties.

      Portec Rail shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Governmental Entity or other person necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          7.6.     All Reasonable Efforts.

      Subject to the terms and conditions herein provided, Portec Rail agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          7.7.     Failure to Fulfill Conditions.

      In the event that Portec Rail determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Salient.

          7.8.     Stock Listing.

      Portec Rail agrees to list, at or prior to the Effective Time, on the Nasdaq (or such other national securities exchange on which the shares of the Portec Rail Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Portec Rail Common Stock to be issued in the Merger.

          7.9.     Stock and Cash Reserve.

      Portec Rail agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Portec Rail Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

APPROVALS AND OTHER MATTERS

          8.1.     Meeting of Stockholders.

      8.1.1.     Salient will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Salient’s reasonable judgment, necessary or desirable (the “Salient Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the Salient Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the Salient stockholders; and (iii) cooperate and consult with Portec Rail with respect to each of the foregoing matters. The Board of Directors of Salient may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors (as it deems necessary), has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

          8.2.     Proxy Statement-Prospectus; Merger Registration Statement.

      8.2.1.     For the purposes (x) of registering Portec Rail Common Stock to be offered to holders of Salient Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Salient Stockholders Meeting, Portec Rail shall draft and prepare, and Salient shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Salient to the Salient stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Portec Rail shall provide Salient and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Portec Rail shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Portec Rail shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Salient shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Portec Rail shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Salient shall furnish all information concerning Salient and the holders of Salient Common Stock as may be reasonably requested in connection with any such action.

      8.2.2.     Portec Rail shall, as soon practicable following the date hereof, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Portec Rail will advise Salient promptly after Portec Rail receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Portec Rail Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Portec Rail will provide Salient with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Salient may reasonably request.

      8.2.3.     Salient and Portec Rail shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Salient shall cooperate with Portec Rail in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Portec Rail shall promptly file an amended Merger Registration Statement with the SEC, and each of Salient and Portec Rail shall mail an amended Proxy Statement-Prospectus to Salient’s stockholders.

          8.3.     Third Party Approvals.

      Each of Salient and Portec Rail will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of any Governmental Entity or other third parties necessary or desirable to consummate the transactions contemplated by this Agreement. Salient and Portec Rail will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Salient or Portec Rail to any Governmental Entity or third party in connection with the Merger and the other transactions contemplated by this Agreement. Salient shall have the right to review and approve in advance all characterizations of the information relating to Salient and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Salient and Portec Rail shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity or third party prior to its filing.

          8.4.     Affiliates.

      Salient shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Salient to deliver to Portec Rail, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the Salient Stockholders Meeting, a written agreement, in the form of Exhibit C hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Portec Rail Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

          9.1.     Conditions to Each Party’s Obligations under this Agreement.

      The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

      9.1.1.     Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Salient.

      9.1.2.     Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

      9.1.3.     Approvals. All approvals from any Governmental Entity or other third party required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

      9.1.4.     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Portec Rail Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

      9.1.5.     Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Portec Rail and Salient shall have received an opinion of BKD, LLP reasonably acceptable in form and substance to Portec Rail and Salient, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.5 BKD, LLP may require and rely upon customary representations contained in certificates of officers of Portec Rail and Salient and their respective Subsidiaries.

      9.1.6.     Nasdaq Listing. The shares of Portec Rail Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

          9.2.     Conditions to the Obligations of Portec Rail under this Agreement.

      The obligations of Portec Rail under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing Date:

      9.2.1.     Representations and Warranties. Each of the representations and warranties of the Sellers set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representational warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Salient shall have delivered to Portec Rail a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Salient as of the Effective Time.

      9.2.2.     Agreements and Covenants. Salient shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Portec Rail shall have received a certificate signed on behalf of Salient by the Chief Executive Officer and Chief Financial Officer of Salient to such effect dated as of the Effective Time.

      9.2.3.     Absence of Litigation. Neither Salient nor Portec Rail shall be made a party to, or to the Knowledge of either party, threatened by, any actions, suits, proceedings, litigation or legal proceedings which challenges the Agreement or any of the terms thereof or transactions contemplated thereby, or which if adversely determined could, in the reasonable opinion of Portec Rail, (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) affect adversely the right of Portec Rail to own the assets of Salient and to operate its business following the Merger.

      9.2.4.     Governmental Entity Approval. No approval from any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall include any condition or requirement that could reasonably be expected by Portec Rail to result in a Material Adverse Effect on Portec Rail and its Subsidiaries, taken as a whole.

      9.2.5.     Closing Documents. The Sellers shall have delivered to Portec Rail the closing documents as specified in Section 10.2.

      9.2.6.     Employment Agreement. Harold Harrison shall have executed the Employment Agreement.

      9.2.7.     Consents of Third Parties. Portec Rail shall have received the consents of the other parties to the contracts and leases referenced in Section 4.8.2, or evidence satisfactory to Portec Rail that such consents are unnecessary.

      9.2.8.     Non-Compete Agreements. The Salient employees listed on PORTEC DISCLOSURE SCHEDULE 6.13 shall have executed the non-compete agreements attached to PORTEC DISCLOSURE SCHEDULE 6.13.

      9.2.9.     Life Insurance. Portec Rail shall have obtained a key man life insurance policy on Harold Harrison.

      9.2.10.     Legal Opinion. Portec Rail shall have received a legal opinion from Vorys, Sater, Seymour and Pease LLP to the effect that: all corporate actions necessary for the consummation of the transactions contemplated by this Agreement have been duly authorized by Salient; all shares of Salient Common Stock issued and outstanding as of the Closing Date have been duly authorized and validly issued; the requisite vote of the Salient Shareholders approving the Merger and the Merger Agreement has been obtained; Salient is a corporation in good standing under the laws of the State of Ohio; the engagement agreement with the Falls River Group, dated March 25, 2002, was approved by the board of directors of Salient at a duly convened meeting of the board, and represents a valid obligation of Salient, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws effecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

      9.2.11.     Dissenting Shares. As of immediately prior to the Effective Time, not more than 5% of the issued and outstanding shares of Salient Common Stock shall have dissented to the Merger under the OGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Salient Common Stock under the OGCL.

          9.3.     Conditions to the Obligations of Salient under this Agreement.

      The obligations of Salient under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.10 at or prior to the Closing Date:

      9.3.1.     Representations and Warranties. Each of the representations and warranties of Portec Rail set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representational warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date); and Portec Rail shall have delivered to Salient a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of Portec Rail as of the Effective Time.

      9.3.2.     Agreements and Covenants. Portec Rail shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Salient shall have received a certificate signed on behalf of Portec Rail by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of Portec Rail to such effect dated as of the Effective Time.

      9.3.3.     Absence of Litigation. Neither Salient nor Portec Rail shall be made a party to any actions, suits, proceedings, litigation or legal proceedings which challenges the Agreement or any of the terms thereof or transactions contemplated thereby, or which if adversely determined could, in the reasonable opinion of Salient, (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) have a Material Adverse Effect on Portec Rail following the Effective Time.

      9.3.4.     Governmental Entity Approval. No approval from any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall include any condition or requirement that could reasonably be expected by Salient to result in a Material Adverse Effect on Salient or its shareholders.

      9.3.5.     Closing Documents. Portec Rail shall have delivered to Salient the closing documents as specified in Section 10.3.

      9.3.6.     Employment Agreement. Portec Rail shall have executed the Employment Agreement.

      9.3.7.     Legal Opinion. Salient shall have received a legal opinion from Luse Gorman Pomerenk & Schick, P.C. to the effect that: all corporate actions necessary for the consummation of the transactions contemplated by this Agreement have been duly authorized by Portec Rail; all shares of Portec Rail Common Stock to be issued to the Salient shareholders in connection with this Agreement have been duly authorized and validly issued and properly registered with the SEC and listed on Nasdaq; and Portec Rail is a corporation in good standing under the laws of the State of West Virginia.

      9.3.8.     Permits, Authorizations, Etc. Portec Rail and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Portec Rail and its Subsidiaries, taken as a whole.

      9.3.9.     Payment of Merger Consideration. Portec Rail shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Salient with a certificate evidencing such delivery.

      9.3.10.     Potential Adjustment to Merger Consideration. The aggregate value of the shares of Portec Rail Common Stock, based on the closing price of the Portec Rail Common Stock on the day immediately preceding the Closing Date and the day immediately preceding the Effective Time, to be delivered as of the Effective Time, not including the amount of cash paid in lieu of fractional shares of Portec Rail Common Stock pursuant to Section 3.1.8, shall not be less than 51% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time (including cash paid in lieu of fractional shares), plus (ii) the value of any consideration described in Section 1.368(1)(ii) of the Treasury Department regulations, plus (iii) cash to be paid to holders of Dissenting Shares (and for this purpose, assuming that holders of Dissenting Shares will receive an amount of consideration for their shares of Salient Common Stock that will not materially exceed the value of the Base Merger Consideration the holders of such shares would have received if they had participated in the transactions contemplated by this Agreement), plus (iv) the value of any consideration paid by Portec Rail or any of its Subsidiaries (or any “related persons” to Portec Rail or any of its Subsidiaries within the meaning of Section 1.3681(e)(3) of the Treasury Department regulations) to acquire shares of Salient Common Stock prior to the Effective Time; provided, however, that if the condition described in this Section 9.3.10 is not satisfied as provided above, the parties shall postpone the Closing or the consummation of the Merger (as the case may be) until the earlier of (i) the satisfaction of the condition set forth in this Section 9.3.10, or (ii) the expiration of 30 days if such condition has not been satisfied. In the event the condition set forth in this Section 9.3.10 has not been satisfied within the time frames set forth herein, Salient may terminate the Agreement pursuant to Section 11.1.3.

ARTICLE X

THE CLOSING

          10.1.     Time and Place.

      Subject to the provisions of Articles IX and XI hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by Portec Rail, in its sole discretion, upon 5 days prior written notice to Salient, but in no event later than 30 after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Portec Rail and Salient mutually agree (the “Closing Date”). A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

          10.2.     Salient Deliveries at the Closing.

      At or prior to the Closing, Salient shall deliver to Portec Rail: (i) certified copies of resolutions of Salient’s Board of Directors authorizing this Agreement and the transactions contemplated thereby; (ii) a certificate executed by the President and Chief Executive Officer, the Chief Financial Officer and by the Principal Shareholders attesting that Salient and each Principal Shareholder has complied with all conditions set forth in Section 9.2 or indicating with specificity any respects in which those conditions have not been complied with; (iii) opinions of legal counsel as set forth in Section 9.2.10; (iv) the executed escrow agreements in the form attached as Exhibits C1 and C2; (v) the option cancellation agreement referenced in Section 3.3; (vi) the executed non-compete agreement referenced in Section 9.2.8, (vii) evidence of the consent of the other parties to contracts and leases referenced Section 9.2.7; (viii) certificates from the State of Ohio and from each jurisdiction where Salient is required to qualify to do business as a foreign corporation, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing of Salient; (ix) an assignment, consent or waiver, in a form acceptable to Portec Rail, of the lessor as described in SALIENT DISCLOSURE SCHEDULE 4.8.1 and (x) such other documents as reasonably requested by Portec Rail.

          10.3.     Portec Rail Deliveries at the Closing.

      At the Closing, Portec Rail shall deliver to Salient the (i) evidence that the Merger Consideration has been delivered as provided under Section 9.3.9; (ii); certified copies of resolutions of Portec Rail’s Board of Directors authorizing this Agreement and the transactions contemplated thereby; and (iii) certificate executed by the President and Chief Executive Officer of Portec Rail attesting that Portec Rail has complied with all conditions set forth in Section 9.3 or indicating with specificity any respects in which those conditions have not been complied with. (iv) the executed escrow agreements in the form attached as Exhibits C1 and C2; (v) the opinion of legal counsel referenced in Section 9.3.7; (vi) the Harrison Promissory Note referenced in the form attached as Exhibit E; (vii) the tax opinion referenced in Section 9.1.5; and (viii) such other documents as reasonably requested by Salient.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

          11.1.     Termination.

      This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Salient:

      11.1.1.     At any time by the mutual written agreement of Portec Rail and Salient;

      11.1.2.     By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such breach by the terminating party to the other party;

      11.1.3.     By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such failure by the terminating party to the other party;

      11.1.4.     At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Portec Rail and Salient; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

      11.1.5.     By either party, if the stockholders of Salient shall have voted at the Salient Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

      11.1.6.     By either party if (i) final action has been taken by a Governmental Entity whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

      11.1.7.     By the Board of Directors of Portec Rail if Salient has received a Superior Proposal and the Board of Directors of Salient has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Portec Rail.

      11.1.8.     By the Board of Directors of Salient if Salient has received a Superior Proposal and the Board of Directors of Salient has made a determination to accept such Superior Proposal; provided that Salient shall not terminate this Agreement pursuant to this Section 11.1.8 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Portec Rail’s receipt of written notice advising Portec Rail that Salient has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Salient intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Salient shall provide a reasonable opportunity to Portec Rail during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Salient to proceed with the Merger on such adjusted terms.

          11.2.     Effect of Termination.

      11.2.1.     In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 11.3, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

      11.2.2.     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided in (B) and (C) below, or in Section 11.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith under this Section 11.2.2(B).

(C) As a condition of Portec Rail’s willingness, and in order to induce Portec Rail to enter into this Agreement, and to reimburse Portec Rail for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Salient hereby agrees to pay Portec Rail, and Portec Rail shall be entitled to payment of, a fee of $1,200,000 (the “Fee”), within three business days after written demand for payment is made by Portec Rail, following the occurrence of any of the events set forth below:

(i) Salient terminates this Agreement pursuant to Section 11.1.8 or Portec Rail terminates this Agreement pursuant to Section 11.1.7; or

(ii) The entering into a definitive agreement by Salient relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Salient within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Portec Rail pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Salient or any Salient Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to Salient; or (ii) the termination of the Agreement by Portec Rail or Salient pursuant to Section 11.1.5 because of the failure of the stockholders of Salient to approve this Agreement at the Salient Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of Salient.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then Portec Rail will not have any other rights or claims against Salient or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Portec Rail against Salient and its Subsidiaries and their respective officers and directors.

          11.3.     Indemnification

      11.3.1.     Survival Periods. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties, and together with the covenants to be performed after the Closing Date, shall survive the Closing Date for a period ending three years after the Closing Date (the “Survival Period”). No claim for indemnification may be made under this Section 11.3 after the expiration of the Survival Period. Claims based on fraud, willful misconduct or breaches of covenants to be performed after Closing may be asserted up to the expiration date of any applicable statute of limitations. Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party’s right to enforce any representation or warranty by the other party contained herein. Any notice of a possible claim for indemnification that is provided in writing during the Survival Period shall survive the expiration of the Survival Period.

      11.3.2.     Offset. Portec Rail shall have the right to set off all or any part of any damages it may reasonably claim are covered by indemnity granted under Section 11.3.3 by reducing the amount or value of any consideration to be paid or otherwise transferred under Section 3.1.3(C) (ascribing to such shares the closing price of the Portec Rail Common Stock on Nasdaq as of the close of trading on the day immediately preceding the date of any payment described in Section 3.1.3(C)). This right may affect the timing and amount of any payments required under Section 3.1.3(C), which payments shall be made promptly and with interest at the Wall Street Journal prime rate if it is determined that Portec Rail was not entitled to the indemnity so claimed.

      11.3.3.     Indemnification by Salient and the Principal Shareholders. Subject to Section 11.3.6, Salient (but only prior to the Closing) and the Principal Shareholders shall indemnify and hold Portec Rail harmless against and with respect to, and shall reimburse Portec Rail for:

(A) Any and all claims, losses, expenses, liabilities, or damages resulting from any untrue representation or breach of warranty contained in this Agreement or in any certificate delivered to Portec Rail hereunder, or from any nonfulfillment of any covenants by Sellers contained herein to be performed prior to Closing; and

(B) The reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Portec Rail relating to any and all actions, suits, proceedings, claims, demands, assessments, judgments, and investigations reasonably necessary to attempt to avoid the same or to oppose the imposition of any loss, liability or damage relating to a claim covered by the indemnification provisions of this Section 11.3.

      11.3.4.     Indemnification by Portec Rail. Portec Rail shall indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

(A) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Portec Rail contained herein or in any certificate delivered to Salient and Sellers hereunder; and

(B) The reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Salient (if there is no Closing) and the Principal Shareholders relating to any and all actions, suits, proceedings, claims, demands, assessments, judgments, and investigations reasonably necessary to attempt to avoid the same or to oppose the imposition of any loss, liability or damages relating to a claim covered by the indemnification provisions of under this Section 11.3.

      11.3.5.     Procedures for Indemnification. The procedures for indemnification shall be as follows:

(A) The party claiming the indemnification (the “Indemnified Party”) shall promptly give notice to the party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party within ten (10) business days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.

(B) Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) business days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim.

(C) With respect to any claim by a third party as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.

(D) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

(E) If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

      11.3.6.     Limitation on Indemnification. Notwithstanding any other provision of this Agreement:

(A) Other than with respect to any indemnification claim made with respect to Sections 4.1, 4.2, 4.3, 4.14, 4.13, or 4.25 hereof, Sellers shall not have any indemnification payment obligations under this Section 11.3 unless and until the aggregate amount of losses, liabilities, damages, costs or expenses of any kind under Section 11.3 exceeds Fifty Thousand Dollars ($50,000) with respect to any individual claim, or One Hundred Fifty Thousand Dollars ($150,000) for any combination of claims, provided, that once the aggregate amount of such losses, liabilities, damages, costs or expenses exceeds One Hundred Fifty Thousand Dollars ($150,000), Sellers shall be liable for all such losses, liabilities, damages, costs or expenses.

(B) The maximum liability for indemnification obligations of Sellers under Section 11.3, other than with respect to Sellers’ fraud or willful misconduct, shall be $4,700,000. Portec Rail agrees to assert any claims for indemnification under Section 11.3 (other than with respect to actions for fraud or willful misconduct) against the Principal Shareholders pro rata basis based on their percentage ownership of Salient as of the Closing Date.

(C) The Sellers shall not have any indemnification payment obligations under this Section 11.3 unless and until Portec Rail shall have exhausted the liability limits of any insurance coverage (under a policy that is in effect as of the date hereof) applicable to such claim (provided that Portec Rail shall be deemed to have exhausted the liability limits if it requests coverage under the policy, which request is denied by the insurer).

(D) All indemnification payments made under Section 11.3.3 shall be deemed to be adjustments to the Merger Consideration.

(E) Any indemnification obligation of the Sellers shall be reduced by the net Tax benefits available to Portec Rail and/or Affiliates.

      11.3.7.     Exclusive Remedies. The remedies provided for in this Section 11.3 of this Agreement shall be the sole and exclusive remedies for any breach or inaccuracy of any representation or warranty in this Agreement or any certificate delivered at Closing (but shall be in addition to any right to terminate the Agreement based on such breach or inaccuracy); provided however that nothing herein is intended to waive any claims for fraud or willful misconduct or waive any equitable remedies to which a party may be entitled for fraud or willful misconduct.

          11.4.     Amendment, Extension and Waiver.

      Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Salient), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Salient, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Salient’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

          12.1.     Confidentiality.

      Except as specifically set forth herein, Portec Rail and Salient mutually agree to be bound by the terms of the confidentiality agreement dated June 10, 2004 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

          12.2.     Public Announcements.

      Salient and Portec Rail shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Salient nor Portec Rail shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

          12.3.     Notices.

      All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

      If to Salient, to:

Harold D. Harrison
President and Chief Executive Officer
Salient Systems, Inc.
4330 Tuller Road
Dublin, Ohio 43017-5006
Fax: (614) 792-5800

      With required copies to:

Anker M. Bell, Esq.
Vorys, Sater, Seymour and Pease LLP
P.O. Box 1008
Columbus, Ohio 43216
Fax: (614) 719-4623

Kerry Dustin
Chief Executive Officer
Falls River Group, LLC
425 8th Street South
Naples Fl 34102
Fax: (239) 649-1792

      If to Portec Rail, to:

John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
900 Old Freeport Road
Pittsburgh, PA 15238-8250
Fax: (412) 782-3987

      With required copies to:

John J. Gorman, Esq.
Robert Lipsher, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

          12.4.     Parties in Interest.

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

          12.5.     Complete Agreement.

      This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

          12.6.     Counterparts.

      This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

          12.7.     Severability.

      In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

          12.8.     Governing Law.

      This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

          12.9.     Counsel

      Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

          12.10.     Interpretation.

      When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          12.11.     Jurisdiction And Venue.

      12.11.1.     Each of the parties hereto by its execution hereof:

(A) Irrevocably submits to the jurisdiction of any state court located in Allegheny County, Pennsylvania and to the jurisdiction of the United States District Court having jurisdiction over Allegheny County, Pennsylvania for the purpose of any suit, action or other proceeding arising out of or based on this Agreement, or the subject matter hereof; and

(B) Waives to the extent not prohibited by applicable law, and agrees not assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

      12.11.2.     The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the Commonwealth of Pennsylvania, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section is reasonably calculated to give actual notice.

          12.12.     Specific Performance.

      The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.13.     Costs and Expenses.

      Except as otherwise provided herein or otherwise agreed in writing, Salient and Portec Rail shall each pay all of their own costs and expenses, including legal and accounting fees, and all expense relating to their respective performance of, and compliance with, all undertakings herein. All fees to be paid to Government Entities in connection with the transactions contemplated by this Agreement shall be borne by Portec Rail.

          12.14.     WAIVER OF TRIAL BY JURY.

      THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

      IN WITNESS WHEREOF, Portec Rail, Salient and the Principal Shareholders have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

PORTEC RAIL PRODUCTS, INC.

By:	/s/ JOHN S. COOPER

Name: John S. Cooper

Title:	President and Chief Executive Officer

Dated: July 20, 2004

SALIENT SYSTEMS, INC.

By:	/s/ HAROLD D. HARRISON

Name: Harold D. Harrison

Title:	President and Chief Executive Officer

Dated: July 20, 2004

PRINCIPAL SHAREHOLDERS

/s/ HAROLD D. HARRISON

Harold D. Harrison

Dated: July 20, 2004

/s/ SHARRON A. HARRISON

Sharron A. Harrison

Dated: July 20, 2004

APPENDIX B

Ohio Revised Code

Section 1701.85

      Dissenting shareholder’s demand for fair cash value of shares.

(A)(1)	A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2)	If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3)	The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80.1 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.80.1 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4)	In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5)	If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B)	Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)	If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or section 1701.80.1 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1)	The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)	The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)	The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)	The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d)	The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2)	For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

APPENDIX C

Portec Rail Products, Inc.

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Portec Rail Products, Inc.

Condensed Consolidated Balance Sheets

	June 30	December 31
	2004	2003

	(unaudited)

	(In Thousands)
Assets
Current assets
Cash and cash equivalents	$9,918	$418
Accounts receivable, net	11,263	8,099
Inventories, net	13,098	12,968
Prepaid expenses and other current assets	924	1,394
Deferred income taxes	402	401

Total current assets	35,605	23,280
Property, plant and equipment	19,801	19,717
Less accumulated depreciation	(8,414)	(7,876)

	11,387	11,841
Other assets	109	170
Goodwill	5,130	5,096

Total assets	$52,231	$40,387

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$781	$8,555
Accounts payable	5,212	4,939
Accrued income taxes	1,042	1,049
Customer deposits	684	395
Accrued compensation	677	986
Other accrued liabilities	1,802	1,201

Total current liabilities	10,198	17,125
Long-term debt, less current maturities	584	716
Accrued pension costs	1,760	1,975
Deferred income taxes	1,121	1,172
Other long-term liabilities	284	266

Total liabilities	13,947	21,254

Commitments and Contingencies	—	—
Shareholders’ equity:
Common stock, $1 par value, 50,000,000 shares authorized, 8,618,002 and 6,523,002 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	8,618	6,523
Additional paid-in capital	18,633	2,756
Retained earnings	12,480	11,221
Accumulated other comprehensive loss	(1,447)	(1,367)

Total shareholders’ equity	38,284	19,133

Total liabilities and shareholders’ equity	$52,231	$40,387

See Notes to Condensed Consolidated Financial Statements

Portec Rail Products, Inc.

Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(unaudited)

	(Dollars in Thousands, Except Earnings Per Share Data)
Net sales	$18,513	$17,696	$33,706	$31,826
Cost of sales	13,083	12,725	24,405	22,696

Gross profit	5,430	4,971	9,301	9,130
Selling, general and administrative	3,281	2,777	6,115	5,403
Amortization expense	16	19	32	38

Operating income	2,133	2,175	3,154	3,689
Interest expense	25	100	71	201
Other (income) expense, net	(51)	30	(33)	109

Income before income taxes	2,159	2,045	3,116	3,379
Provision for income taxes	695	753	995	1,269

Net income	$1,464	$1,292	$2,121	$2,110

Earnings per share
Basic	$.17	$.20	$.25	$.32
Diluted	$.17	$.20	$.25	$.32
Weighted average shares outstanding
Basic	8,602,169	6,525,002	8,602,169	6,525,002
Diluted	8,602,169	6,525,002	8,602,169	6,525,002
Dividends per share	$.05	$.05	$.10	$.05

See Notes to Condensed Consolidated Financial Statements

Portec Rail Products, Inc.

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30

	2004	2003

	(unaudited)
	(In Thousands)
Operating Activities
Net income	$2,121	$2,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	728	695
Provision for doubtful accounts	46	12
Changes in operating assets and liabilities:
Accounts receivable	(3,187)	(1,905)
Inventories	(204)	(2,044)
Prepaid expenses and other assets	391	(230)
Accounts payable	257	1,317
Income tax payable	(10)	271
Accrued expenses	455	375

Net cash provided by operating activities	597	601

Investing Activities
Purchases of property, plant and equipment	(309)	(389)
Proceeds from sale of assets	13	—

Net cash used in investing activities	(296)	(389)

Financing Activities
Net (decrease) increase in revolving credit agreement	(5,834)	1,003
Principal payments on bank term loans	(2,005)	(1,106)
Borrowings from Boone County Bank, Inc. (related party)	—	100
Principal payments to Boone County Bank, Inc. (related party)	(74)	(126)
Principal payments on capital leases	(5)	(17)
Cash dividends paid to shareholders	(862)	(163)
Purchase of common stock	—	(14)
Issuance of common stock	17,972	—

Net cash provided by (used in) financing activities	9,192	(323)

Effect of exchange rate changes on cash and cash equivalents	7	167

Increase in cash and cash equivalents	9,500	56
Cash and cash equivalents at beginning of period	418	1,431

Cash and cash equivalents at end of period	$9,918	$1,487

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$67	$199

Income taxes	$1,075	$1,111

Capital lease obligation incurred for equipment	$16	$7

See Notes to Condensed Consolidated Financial Statements

Portec Rail Products, Inc.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1:     Organization

      Portec Rail Products, Inc. (sometimes herein referred to as “we,” “our,” “us,” the “Company,” or “Portec Rail Products”) was incorporated in West Virginia in 1997. We manufacture, supply and distribute a broad range of railroad products, including rail joints, rail anchors, rail spikes, railway friction management products and systems and freight car securement devices. We also manufacture material handling equipment through our United Kingdom operation. We serve both domestic and international markets. We and our predecessors have served the railroad industry since 1906. In 1997, a group of private investors including several senior executives of Portec, Inc., our predecessor company, purchased the rail-related assets and selected material handling assets of, and assumed certain liabilities of, Portec, Inc. We operate through four global business units consisting of Railway Maintenance Products Division (“RMP”), Shipping Systems Division (“SSD”), Portec, Rail Products Ltd. (“Canada”) and Portec Rail Products (UK) Ltd. (“United Kingdom”).

Note 2:     Basis of Presentation

      The accompanying condensed consolidated financial statements include the accounts of Portec Rail Products, Inc., our wholly-owned Canadian subsidiary, Portec, Rail Products Ltd. (Canada) and our wholly-owned United Kingdom subsidiary, Portec Rail Products (UK) Ltd. (United Kingdom). All significant intercompany accounts and transactions have been eliminated in consolidation. The foregoing financial information has been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and rules and regulations of the Securities and Exchange Commission for interim financial reporting. The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full year. The accompanying interim financial information is unaudited; however, we believe, the financial information reflects all adjustments (consisting of items of a normal recurring nature) necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. Certain information and note disclosures normally included in our annual financial statements prepared in accordance with GAAP have been condensed or omitted. These interim financial statements should be read in conjunction with the 2003 Annual Report on Form 10-K. The balance sheet information as of December 31, 2003 was derived from our audited balance sheet included in our 2003 Annual Report on Form 10-K.

      Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on net earnings.

Note 3:     Inventories

      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for all inventories. Inventory costs include material, labor and manufacturing overhead.

Portec Rail Products, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

      The major components of inventories are as follows:

	June 30	December 31
	2004	2003

	(In Thousands)
Raw materials	$6,188	$5,825
Work in process	586	363
Finished goods	6,635	7,056

	13,409	13,244
Less reserve for slow-moving and obsolete inventory	311	276

Net inventory	$13,098	$12,968

Note 4:     Long-Term Debt

      Long-term debt consists of the following:

	June 30	December 31
	2004	2003

	(In Thousands)
Senior Credit Facility:
Revolving credit facility	$—	$5,510
Term loan	—	1,225
2002 Term loan	—	625
Revolving credit facility (Canada)	459	811
Term loan (United Kingdom)	318	338
Property loan (United Kingdom)	167	199
Quodeck acquisition loan (United Kingdom)	394	474
Overdraft credit facility (United Kingdom)	—	—
Boone County Bank, Inc. (related party)	—	73
Capitalized lease obligations	27	16

	1,365	9,271
Less current maturities	781	8,555

	$584	$716

      As a result of our initial public offering, all outstanding loans under our Senior Credit Facility and Boone County Bank, Inc. (related party) were repaid in January 2004.

      Under the Senior Credit Facility, we have a secured revolving credit facility with a bank for borrowings to a maximum of $6,250,000. Borrowings under the revolving credit facility can be in an amount up to 80% of the outstanding eligible accounts receivable plus 50% of the aggregate value of eligible inventory. Advances against eligible inventory are limited to $3,750,000. We are required to pay a 0.25% fee on the average daily unused portion of the revolving credit facility. Advances under the revolving credit facility accrue interest, at our option, at the Eurodollar rate plus 1.75% to 2.50% or the financial institution’s prime rate plus 0.00% to 0.50%. The Senior Credit Facility is collateralized by substantially all of our assets in the United States. The Senior Credit Facility contains certain covenants which requires us to maintain leverage ratios, current ratios, fixed charge coverage ratios and minimum amounts of tangible net worth. The Senior Credit Facility further limits capital expenditures, sales of assets, management bonuses, management fees and additional indebtedness. The Senior Credit Facility also restricts the sale of the capital stock of our wholly-owned subsidiaries. Borrowings on the revolving credit facility accrued

Portec Rail Products, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

interest at 4.00% at December 31, 2003. No borrowings were outstanding under the revolving credit facility at June 30, 2004. The revolving credit facility expires on December 31, 2006.

      Our Canadian subsidiary has a secured revolving demand credit facility with a bank for borrowings to a maximum of 3,750,000 Canadian dollars ($2,800,000). Borrowings under the revolving credit facility can be in an amount up to 80% of the outstanding eligible accounts receivable plus 50% of the aggregate value of eligible inventory. Advances against eligible inventory are limited to 1,875,000 Canadian dollars. The interest rate is the Canadian prime rate plus 1.00%. Borrowings on the revolving line of credit accrued interest at 4.75% and 4.50% at June 30, 2004 and December 31, 2003, respectively. The credit facility is secured by specific pledges of land, building, equipment, accounts receivable and inventory. At June 30, 2004, borrowings under this credit facility were 615,000 Canadian dollars ($459,000) and additional borrowings of 3,135,000 Canadian dollars ($2,341,000) were available.

      Our United Kingdom subsidiary has a £400,000 ($728,000) overdraft facility on its primary bank account with a financial institution in the United Kingdom. The purpose of the overdraft facility is to provide for working capital requirements. The interest rate on the overdraft facility is the financial institution’s base rate plus 1.625%. For any borrowings in excess of £400,000 ($728,000) that the financial institution approves, the interest rate is the financial institution’s base rate plus 6.75%. The United Kingdom loans are collateralized by substantially all of the assets of our United Kingdom subsidiary and its wholly-owned subsidiaries. In addition, the loans contain certain covenants, which require our United Kingdom subsidiary to maintain a minimum tangible net worth, profitability, cash generation and limits additional borrowings. The covenants also restrict any payments of dividends and limit capital expenditures by our United Kingdom subsidiary. No borrowings were outstanding under the overdraft facility at June 30, 2004. The overdraft credit facility expires on March 19, 2005.

Note 5:     Retirement Plans

      In December 2003, the FASB issued revisions to SFAS 132, Employer’s Disclosures about Pensions and Other Postretirement Benefits. The revised statement includes new and revised disclosures for sponsors of defined benefit plans. The revised disclosure rules require interim presentation of net periodic benefit cost recognized, showing the component amounts separately. The revised disclosure rules also have requirements regarding interim disclosure of employer contributions paid and expected to be paid. The revised disclosure is effective for interim periods beginning after December 15, 2003 for both domestic and foreign plans. We have updated the following defined benefit plans’ disclosures to incorporate these requirements.

      The components of net periodic pension (benefit) cost of our United States defined benefit pension plan are as follows for the three and six months ended June 30, 2004 and 2003:

	Three Months		Six Months
	Ended		Ended
	June 30		June 30

	2004	2003	2004	2003

	(In Thousands)
Service cost	$—	$65	$—	$130
Interest cost	128	188	256	376
Expected return on plan assets	(178)	(217)	(356)	(475)
Amortization of transition and prior service cost	—	1	—	2

Pension (benefit) cost	$(50)	$37	$(100)	$33

      We previously disclosed in the financials statements for the year ended December 31, 2003, that the required minimum contribution for the United States defined benefit pension plan was approximately

Portec Rail Products, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

$147,000, which was funded in February 2004. We do not anticipate any additional contributions will be made to this pension plan for the remainder of 2004.

      The components of net periodic pension cost (benefit) of our United Kingdom defined benefit pension plans are as follows for the three months ended June 30, 2004 and 2003:

	Portec Rail	Conveyors	Portec Rail	Conveyors
	Plan	Plan	Plan	Plan
	2004	2004	2003	2003

	(In Thousands)
Service cost	$—	$—	$—	$—
Less employee contributions	—	—	—	—
Interest cost	69	10	—	—
Expected return on plan assets	(70)	(17)	—	—
Amortization of transition amount	(13)	(3)	—	—
Amortization of unrecognized loss (gain)	19	(1)	—	—

Pension cost (benefit)	$5	$(11)	$0	$0

      The components of net periodic pension cost (benefit) of our United Kingdom defined benefit pension plans are as follows for the six months ended June 30, 2004 and 2003:

	Portec Rail	Conveyors	Portec Rail	Conveyors
	Plan	Plan	Plan	Plan
	2004	2004	2003	2003

	(In Thousands)
Service cost	$28	$—	$—	$—
Less employee contributions	—	—	—	—
Interest cost	139	20	—	—
Expected return on plan assets	(146)	(34)	—	—
Amortization of transition amount	(27)	(6)	—	—
Amortization of unrecognized loss (gain)	38	(2)	—	—

Pension cost (benefit)	$32	$(22)	$0	$0

      During the third quarter of 2003, the Company recorded the full year net periodic pension cost of approximately $34,000 for the Portec Rail plan and the full year net periodic pension benefit of approximately $26,000 for the Conveyors plan. The impact of this adjustment on the quarterly financial statements for the year ended December 31, 2003 was not material. Future pension plan funding for the United Kingdom defined benefit pension plans will be dependent upon the performance of plan assets. As of June 30, 2004, $15,000 and $0 in employer contributions have been made to the Portec Rail plan and the Conveyors plan, respectively. For the remainder of 2004, we anticipate making additional contributions of approximately £11,000 ($20,000), plus the payment of certain plan administrative expenses, to the Portec Rail plan. We do not anticipate making any contributions to the Conveyors plan in 2004.

Portec Rail Products, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 6:     Comprehensive Income

      Comprehensive income for the three and six months ended June 30, 2004 and 2003 is as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(In Thousands)
Net income	$1,464	$1,292	$2,121	$2,110
Minimum pension liability adjustment, net of tax	15	(20)	(24)	(12)
Foreign currency translation adjustments, net of tax	(163)	537	(56)	694

Comprehensive income	$1,316	$1,809	$2,041	$2,792

Note 7:     Earnings Per Share

      Basic earnings per share (EPS) is computed as net income available to common shareholders divided by the weighted average common shares outstanding. Diluted earnings per share considers the potential dilution that occurs related to issuance of common stock under stock option plans. At the present time, the company does not have any stock option plans or other instruments that would cause dilution.

Note 8:     Commitments and Contingencies

Contractual Obligations

      The following is a summary of our contractual obligations in the form of leases and debt as of June 30, 2004:

	Six Months
	Ending
Contractual Obligations	12/31/2004	2005	2006	2007	2008	Thereafter	Total

	(In thousands)
Long term debt	$154	$310	$234	$55	$54	$72	$879
Revolving credit facilities	—	459	—	—	—	—	459
Capital leases and equipment loans	7	9	7	3	1	—	27
Operating leases	381	541	478	346	173	30	1,949

Total contractual obligations	$542	$1,319	$719	$404	$228	$102	$3,314

Litigation

      We are involved from time to time in lawsuits that arise in the normal course of business. We actively and vigorously defend all lawsuits. We are named with numerous other defendants in an environmental lawsuit. The plaintiff seeks to recover costs, which it has incurred to investigate and remediate its own property as required by the New York State Department of Environmental Conservation (NYSDEC). We have not been named as a liable party by the NYSDEC and believe we have no liability to the plaintiff in the case. We filed a motion of summary judgment seeking a ruling to have us dismissed from the case. On November 6, 2003, the motion of summary judgment was granted and we were dismissed from the case. On March 25, 2004, the plaintiff filed a notice of appeal. If the plaintiff wins on appeal, ongoing litigation may be protracted, and we will incur additional ongoing legal expenses, which are not estimable at this time.

Portec Rail Products, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 9:     Segment Information

      We operate four business segments consisting of Railway Maintenance Products Division (RMP), Shipping Systems Division (SSD), Portec, Rail Products Ltd. (Canada) and Portec Rail Products (UK) Ltd. (United Kingdom), along with a corporate functional shared service. The presentation of segment information reflects the manner in which we organize our segments by geographic areas for making operating decisions, assessing performance and allocating resources.

      Intersegment sales are accounted for at arm’s-length prices, reflecting prevailing market conditions within the United States, Canada and the United Kingdom. Such sales and associated costs are eliminated in the consolidated financial statements.

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(In Thousands)
External Sales
RMP	$8,455	$7,205	$16,320	$13,782
SSD	1,235	1,222	1,937	2,909
Canada	4,862	5,376	8,704	7,616
United Kingdom	3,961	3,893	6,745	7,519

Total	$18,513	$17,696	$33,706	$31,826

Intersegment Sales
RMP	$500	$551	$765	$961
SSD	—	—	—	—
Canada	475	444	896	894
United Kingdom	21	11	27	33

Total	$996	$1,006	$1,688	$1,888

Total Sales
RMP	$8,955	$7,756	$17,085	$14,743
SSD	1,235	1,222	1,937	2,909
Canada	5,337	5,820	9,600	8,510
United Kingdom	3,982	3,904	6,772	7,552

Total	$19,509	$18,702	$35,394	$33,714

Operating Income (Loss)
RMP	$1,259	$1,070	$2,337	$2,031
SSD	198	165	217	445
Canada	793	957	1,217	1,132
United Kingdom	346	279	165	642
Corporate	(463)	(296)	(782)	(561)

Total	2,133	2,175	3,154	3,689
Interest Expense	25	100	71	201
Other (Income) Expense, net	(51)	30	(33)	109

Income Before Income Taxes	$2,159	$2,045	$3,116	$3,379

Portec Rail Products, Inc.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

	Three Months		Six Months Ended
	Ended June 30		June 30

	2004	2003	2004	2003

	(In Thousands)
Depreciation and Amortization
RMP	$160	$155	$318	$309
SSD	3	3	6	6
Canada	80	78	161	149
United Kingdom	120	120	241	229
Corporate	1	1	2	2

Total	$364	$357	$728	$695

Capital Expenditures
RMP	$84	$44	$235	$251
SSD	—	7	2	28
Canada	11	57	34	62
United Kingdom	44	35	54	55
Corporate	—	—	—	—

Total	$139	$143	$325	$396

	June 30	December 31
	2004	2003

Total Assets
RMP	$18,174	$17,462
SSD	1,864	1,525
Canada	11,318	10,194
United Kingdom	10,636	9,577
Corporate	10,239	1,629

Total	$52,231	$40,387

Note 10:     Subsequent Events

      On July 20, 2004, we entered into a definitive merger agreement with Salient Systems, Inc. whereby we will acquire 100% of the outstanding shares of Salient Systems for a combination of our stock and cash. The initial purchase value is estimated to be in the range of $12.4 million to $14.0 million depending upon our stock price prior to closing. In addition, there is an earn-out provision for the years 2004 to 2006 and a working capital adjustment. The merger agreement has been approved by the Board of Directors of both companies and is subject to the satisfaction of certain conditions, including the approval of the Salient Systems, Inc. shareholders. We will be filing a registration statement, prospectus and other relevant documents with the Securities and Exchange Commission. It is anticipated that the transaction will close in September 2004.

Portec Rail Products, Inc.

Consolidated Balance Sheets

	December 31

	2003	2002

	(In Thousands)
Assets
Current assets
Cash and cash equivalents	$418	$1,431
Accounts receivable, net	8,099	6,922
Inventories, net	12,968	9,418
Prepaid expenses and other current assets	1,394	348
Deferred income taxes	401	322

Total current assets	23,280	18,441
Property, plant and equipment, net	11,841	11,162
Other assets	170	293
Goodwill	5,096	4,958

Total assets	$40,387	$34,854

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$8,555	$2,193
Accounts payable	4,939	4,025
Accrued income taxes	1,049	833
Accrued compensation	986	862
Other accrued liabilities	1,596	1,591

Total current liabilities	17,125	9,504
Long-term debt, less current maturities	716	7,338
Accrued pension costs	1,975	1,304
Deferred income taxes	1,172	539
Other long-term liabilities	266	226

Total liabilities	21,254	18,911

Commitments and Contingencies	—	—
Shareholders’ equity:
Common stock, $1 par value, 50,000,000 and 10,000,000 shares authorized, 6,523,002 and 6,527,002 shares issued and outstanding at December 31, 2003 and 2002, respectively	6,523	6,527
Additional paid-in capital	2,756	2,766
Retained earnings	11,221	8,638
Accumulated other comprehensive loss	(1,367)	(1,988)

Total shareholders’ equity	19,133	15,943

Total liabilities and shareholders’ equity	$40,387	$34,854

See Notes to Consolidated Financial Statements

Portec Rail Products, Inc.

Consolidated Statements of Income

	Years Ended December 31

	2003	2002	2001

	(Dollars in Thousands, Except
	Earnings Per Share Data)
Net sales	$57,564	$50,081	$43,839
Cost of sales	40,986	36,357	31,798

Gross profit	16,578	13,724	12,041
Selling, general and administrative	10,880	9,345	9,008
Amortization expense	78	229	340

Operating income	5,620	4,150	2,693
Interest expense	353	530	1,007
Other expense, net	85	122	51

Income before income taxes	5,182	3,498	1,635
Provision for income taxes	1,784	1,312	782

Net income	$3,398	$2,186	$853

Earnings per share
Basic	$.52	$.35	$.14
Diluted	$.52	$.34	$.13

See Notes to Consolidated Financial Statements

Portec Rail Products, Inc.

Consolidated Statements of Shareholders’ Equity

					Accumulated
					Other
	Common Stock				Comprehensive
			Paid-in	Retained	Income
	Shares	Amount	Capital	Earnings	(Loss)	Total

	(Dollars in Thousands)
Balance at January 1, 2001	6,308,000	$6,308	$2,831	$5,599	$(497)	$14,241
Purchase of common stock	(56,400)	(56)	(138)	—	—	(194)
Issuance of common stock	47,098	47	115	—	—	162
Comprehensive income:
Net income	—	—	—	853	—	853
Minimum pension liability adjustment, net of tax benefit of $111	—	—	—	—	(260)	(260)
Foreign currency translation adjustment, net of tax benefit of $165	—	—	—	—	(269)	(269)

Total comprehensive income						324

Balance at December 31, 2001	6,298,698	6,299	2,808	6,452	(1,026)	14,533
Purchase of common stock	(52,216)	(52)	(128)	—	—	(180)
Issuance of common stock	7,400	7	18	—	—	25
Options exercised	273,120	273	68	—	—	341
Comprehensive income:
Net income	—	—	—	2,186	—	2,186
Minimum pension liability adjustment, net of tax benefit of $801	—	—	—	—	(1,356)	(1,356)
Foreign currency translation adjustment, net of tax of $224	—	—	—	—	394	394

Total comprehensive income						1,224

Balance at December 31, 2002	6,527,002	6,527	2,766	8,638	(1,988)	15,943
Purchase of common stock	(4,000)	(4)	(10)	—	—	(14)
Cash dividends on common stock paid to shareholders	—	—	—	(815)	—	(815)
Comprehensive income:
Net income	—	—	—	3,398	—	3,398
Minimum pension liability adjustment, net of tax benefit of $239	—	—	—	—	(577)	(577)
Foreign currency translation adjustment, net of tax of $750	—	—	—	—	1,198	1,198

Total comprehensive income						4,019

Balance at December 31, 2003	6,523,002	$6,523	$2,756	$11,221	$(1,367)	$19,133

See Notes to Consolidated Financial Statements

Portec Rail Products, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
Operating Activities
Net income	$3,398	$2,186	$853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,399	1,567	1,716
Provision for doubtful accounts	42	18	115
Deferred income taxes	6	(101)	(3)
Loss on sale of fixed assets	12	—	10
Changes in operating assets and liabilities:
Accounts receivable	(862)	(1,338)	2,651
Inventories	(3,048)	2,307	(572)
Prepaid expenses and other assets	(1,090)	(20)	(275)
Accounts payable	748	30	(49)
Income tax payable	117	537	45
Accrued expenses	12	429	(642)

Net cash provided by operating activities	734	5,615	3,849

Investing Activities
Purchases of property, plant and equipment	(678)	(762)	(332)
Proceeds from sale of assets	15	46	24

Net cash used in investing activities	(663)	(716)	(308)

Financing Activities
Net Increase (decrease) in revolving credit agreement	2,083	(2,845)	(761)
Proceeds from bank term loans	—	1,721	—
Principal payments on bank term loans	(2,401)	(2,479)	(2,780)
Borrowings from Boone County Bank, Inc. (related party)	100	—	—
Principal payments to Boone County Bank, Inc. (related party)	(231)	(222)	(200)
Principal payments on capital leases	(23)	(45)	(47)
Cash dividends paid to shareholders	(815)	—	—
Exercise of stock options	—	341	—
Purchase of common stock	(14)	(180)	(194)
Issuance of common stock	—	25	162

Net cash used in financing activities	(1,301)	(3,684)	(3,820)

Effect of exchange rate changes on cash and cash equivalents	217	(23)	(24)

(Decrease) increase in cash and cash equivalents	(1,013)	1,192	(303)
Cash and cash equivalents at beginning of period	1,431	239	542

Cash and cash equivalents at end of period	$418	$1,431	$239

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$353	$532	$1,064

Income taxes	$1,768	$938	$368

Capital lease obligation incurred for equipment	$7	$0	$87

See Notes to Consolidated Financial Statements

Portec Rail Products, Inc.

Notes to Consolidated Financial Statements

Note 1:     Nature of Operations and Significant Accounting Policies

Nature of Operations

      We are a manufacturer of insulated rail joints, rail lubrication equipment, rail anchors, rail spikes, freight car and locomotive jacking systems, load securement equipment and material handling equipment, serving both domestic and international markets. We have four manufacturing facilities located in Huntington, West Virginia; St. Jean, Quebec Canada; Wrexham, Wales United Kingdom; and Leicester, England United Kingdom. We also have offices near Chicago, Illinois; Montreal, Quebec Canada and our corporate office is near Pittsburgh, Pennsylvania.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Portec Rail Products, Inc., our wholly-owned Canadian subsidiary, Portec, Rail Products Ltd. (Canada) and our wholly-owned United Kingdom subsidiary, Portec Rail Products (UK) Ltd. (United Kingdom). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      We consider all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Accounts Receivable

      Accounts receivable are stated at the amount billed to our customers. We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due between 30 and 60 days after the issuance of the invoice. Accounts past due more than 90 days are considered delinquent. Delinquent receivables are written-off based on individual credit evaluation and specific customer circumstances.

Inventories

      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for all inventories. Inventory costs include material, labor and manufacturing overhead.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded by the straight-line method based on estimated useful lives, as follows:

Buildings and improvements	10-25 years
Machinery and equipment	4-10 years
Office furniture and equipment	3-5 years

      Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Expenses for repairs, maintenance and renewals are charged to operations as incurred. Expenditures that improve an asset or extend its useful life are capitalized.

Goodwill

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 ceases the amortization of goodwill and other intangible assets with indefinite useful lives. SFAS No. 142 also

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and will be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

      We adopted SFAS No. 142 effective January 1, 2002. We are required to test our goodwill for impairment using a two-step process described in SFAS No. 142 on an annual basis or whenever events or circumstances indicate that the fair value of our reporting units may have been affected. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We completed the transitional goodwill impairment test effective January 1, 2002 and determined no transition adjustment was required. We have established October 1st as our annual measurement date for impairment of goodwill. We completed the annual impairment test for 2003 and determined no adjustment was required.

      Prior to the adoption of SFAS No. 142 on January 1, 2002, goodwill arising from acquisitions completed before July 1, 2001 was amortized on a straight-line basis over a period of 40 years. In accordance with SFAS No. 142, we did not amortize goodwill arising from acquisitions initiated after June 30, 2001 and ceased amortization of all goodwill upon adoption of the standard.

Foreign Currency Translation

      The assets and liabilities of our foreign subsidiaries are measured using the local currency as the functional currency and are translated into U.S. dollars at exchange rates as of the balance sheet date. Income statement amounts are translated at the weighted-average rates of exchange during the year. The translation adjustment is accumulated as a separate component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in determining net income. Such amounts have not been material.

Revenue Recognition

      Revenue from product sales is recognized at the time products are delivered and title has passed or when service is performed. Delivery is determined by our shipping terms, which are primarily FOB shipping point. Revenue is recognized net of returns, discounts and other allowances.

      Revenue from installation of material handling equipment is generally recognized by applying percentages of completion for each contract to the total estimated profits for the respective contracts. The length of each contract varies, but is typically about two to four months. The percentages of completion are determined by relating the actual costs of work performed to date to the current estimated total costs of the respective contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs.

      When the estimate on a contract indicates a loss, our policy is to record the entire loss immediately in the accounting period that the loss is determined. The cumulative effect of revisions in estimates of total costs or revenue during the course of the work is reflected in the accounting period in which the facts that caused the revision first become known.

Related Party Transactions

      Related party transactions are conducted with companies under common control of our shareholders or directors. Transactions with related parties are conducted at arms length and are not material.

Warranty Obligations

      We record a liability for product warranty obligations based upon historical warranty claims experience. Product warranty accruals as of December 31, 2003 and 2002 were not significant.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Income Taxes

      Deferred income taxes are provided for the tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

      Research and experimentation tax credits are accounted for under the flow-through method as a reduction of income tax expense in the year the credits are earned.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Shipping and Handling

      Shipping and handling costs that we incur are included in the cost of sales.

Financial Instruments

      The carrying value of all of our financial instruments approximate their fair values.

Recent Accounting Pronouncements

      In January of 2003, the FASB issued Interpretation No. 46, (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, and in December 2003 the FASB deferred certain effective dates of Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling interest through ownership of a majority voting interest in the entity. We have determined that we have no such instruments.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its balance sheet certain financial instruments with characteristics of both liabilities and equity. The objective of this Statement is to require issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a nonpublic company. For these instruments, this Statement is effective for existing or new contracts for fiscal periods beginning after December 15, 2003. Adoption of this Standard is not expected to have a material effect on us.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Stock Options

      During 2002 and 2001, we had a stock-based employee compensation plan, which is described more fully in Note 10. We account for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the grant date.

      All options vested in 1998. All unexercised options expired on December 10, 2002. Due to these facts there is no pro forma impact on net income per share had we applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

Earnings Per Share

      Basic earnings per share (EPS) are computed as net income available to common shareholders divided by the weighted average common shares outstanding. Diluted earnings per share considers the potential dilutive effects of the exercise of the outstanding stock options under our stock option plan. All stock options were exercised prior to December 31, 2002.

	Years Ended December 31

	2003	2002	2001

	(Dollars in Thousands, except
	Earnings Per Share Data)
Net income available to common shareholders	$3,398	$2,186	$853
Basic common shares:
Weighted average shares outstanding	6,524,002	6,309,160	6,293,924
Diluted potential common shares:
Stock option equivalents	—	175,600	208,479
Diluted average shares outstanding	6,524,002	6,484,760	6,502,403
Basic earnings per share	$.52	$.35	$.14
Diluted earnings per share	$.52	$.34	$.13

Reclassifications

      Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 financial statement presentation. These reclassifications had no effect on net earnings.

Note 2:     Acquisition of Quodeck Limited Product Line

      On December 9, 2002, our wholly-owned subsidiary, Portec Rail Products (UK) Ltd., acquired certain assets and assumed certain liabilities of Quodeck Ltd. (Quodeck) for approximately $344,000 (£219,000). We made the acquisition to add a broader depth of new product lines targeted primarily at the garment industry for its material handling business in the United Kingdom. The acquisition was 100% financed with a bank term loan of approximately $471,000 (£300,000) which also provided working capital. Accordingly, the results of operations of Quodeck are included in our results since the acquisition date. The purchase price was allocated to assets acquired and liabilities assumed based on relative fair market values and no goodwill was recorded.

Note 3:     Accounts Receivable

      Accounts receivable are presented net of an allowance for doubtful accounts. We generally do not require collateral for our trade accounts receivable. We continually evaluate our accounts receivable and adjust our allowance for doubtful accounts for changes in potential credit risk.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      Accounts receivable consists of the following:

	December 31

	2003	2002

	(In Thousands)
Accounts receivable	$8,144	$6,965
Less allowance for doubtful accounts	45	43

Net accounts receivable	$8,099	$6,922

Note 4:     Inventories

      The major components of inventories are as follows:

	December 31

	2003	2002

	(In Thousands)
Raw materials	$5,825	$4,171
Work in process	363	283
Finished goods	7,056	5,200

	13,244	9,654
Less reserve for slow-moving and obsolete inventory	276	236

Net inventory	$12,968	$9,418

Note 5:     Property, Plant and Equipment

      Property, plant and equipment consists of the following:

	December 31

	2003	2002

	(In Thousands)
Land	$1,035	$1,003
Buildings and improvements	7,712	6,591
Machinery and equipment	8,387	7,755
Office furniture and equipment	2,583	2,127

	19,717	17,476
Less accumulated depreciation	7,876	6,314

Net property and equipment	$11,841	$11,162

      Total depreciation expense was approximately $1,321,000, $1,338,000 and $1,376,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Note 6:     Goodwill

      The changes in the carrying amounts of goodwill attributable to each segment at December 31, 2003 and 2002 are as follows:

	December 31,	Amortization	Foreign		December 31,
	2002	Expense	Exchange	Other	2003

	(In Thousands)
RMP	$2,964	$—	$—	$—	$2,964
SSD	265	—	—	—	265
Canada	440	—	—	—	440
United Kingdom	1,289	—	138	—	1,427

Total	$4,958	$0	$138	$0	$5,096

	December 31,	Amortization	Foreign		December 31,
	2001	Expense	Exchange	Other	2002

	(In Thousands)
RMP	$2,964	$—	$—	$—	$2,964
SSD	265	—	—	—	265
Canada	440	—	—	—	440
United Kingdom	1,160	—	129	—	1,289

Total	$4,829	$0	$129	$0	$4,958

      The following is our net income adjusted to exclude goodwill amortization expense (net of tax) for the years ended December 31, 2003, 2002 and 2001.

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
Net income	$3,398	$2,186	$853
Add back goodwill amortization, net of tax	—	—	114

Adjusted net income	$3,398	$2,186	$967

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Note 7:     Long-Term Debt

      Long-term debt consists of the following:

	December 31

	2003	2002

	(In Thousands)
Senior Credit Facility(a):
Revolving credit facility	$5,510	$4,150
Term loan	1,225	2,425
2002 Term loan	625	900
Mortgage loan (Canada)(b)	—	318
Revolving credit facility (Canada)(b)	811	—
Term loan (United Kingdom)(c)	338	354
Property loan (United Kingdom)(c)	199	402
Conveyors acquisition loan (United Kingdom)(c)	—	229
Quodeck acquisition loan (United Kingdom)(c)	474	483
Overdraft credit facility (United Kingdom)(c)	—	34
Boone County Bank, Inc. (related party)(d)	73	205
Capitalized lease obligations	16	31

	9,271	9,531
Less current maturities	8,555	2,193

	$716	$7,338

(a) Senior Credit Facility

      On December 31, 1997, we entered into a $20,500,000 loan and security agreement (Agreement) with a financial institution that was comprised of a $9,500,000 revolving credit facility (later amended to $7,500,000 and then amended to $6,250,000), a $9,000,000 term loan and a $2,000,000 mortgage loan. The Agreement also provides for standby and commercial letters of credit not to exceed $1,000,000. As of December 31, 2003, no standby or commercial letters of credit have been issued.

      Borrowings under the revolving credit facility can be in an amount up to 80% of the outstanding eligible accounts receivable plus 50% of the aggregate value of eligible inventory. Advances against eligible inventory are limited to $3,750,000. We are required to pay a 0.25% fee on the average daily unused portion of the revolving credit facility. At December 31, 2003, $740,000 of additional borrowings were available under the revolving credit facility.

      Advances under the revolving credit facility accrue interest, at our option, at the Eurodollar rate plus 1.75% to 2.50% or the financial institution’s prime rate plus 0.00% to 0.50%. Borrowings on the revolving credit facility accrued interest at 4.00%, and 3.17% at December 31, 2003 and 2002, respectively. The revolving credit facility expires on December 31, 2006.

      The term loan is payable in monthly installments of $100,000 through November 30, 2004 with a final payment of the remaining outstanding principal due on December 1, 2004. Monthly interest payments are computed at the London InterBank Offer Rate rate plus 1.75% to 2.50%. Borrowings on the term loan accrued interest at 4.00% and 3.17% at December 31, 2003 and 2002, respectively.

      The Senior Credit Facility is collateralized by substantially all of our assets in the United States. The Senior Credit Facility contains certain covenants which requires us to maintain leverage ratios, current

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

ratios, fixed charge coverage ratios and minimum amounts of tangible net worth. The Senior Credit Facility further limits capital expenditures, sales of assets, management bonuses, management fees and additional indebtedness. The Senior Credit Facility also restricts the sale of the capital stock of our wholly-owned subsidiaries.

      Effective March 1, 2002, the Senior Credit Facility debt agreement was amended whereby we executed a $1,250,000 term loan (2002 Term Loan). This new 2002 Term Loan effectively reduced our existing revolving credit facility from $7,500,000 to $6,250,000.

      The 2002 Term Loan is repayable in 35 equal monthly principal installments of $25,000 beginning March 31, 2003 and matures on February 28, 2006 with final payment due at that time. Monthly interest payments are computed at the U.S. prime rate plus .50% through March 31, 2003 and the Eurodollar rate plus 1.75% to 2.50% after March 31, 2003. Borrowings on the 2002 Term Loan accrued interest at 4.00% and 4.75% at December 31, 2003 and 2002, respectively.

      As a result of our initial public offering (see Note 18), all outstanding loans under the Senior Credit Facility were repaid in January 2004. Therefore, at December 31, 2003, we have classified the outstanding balances related to this facility as a current liability.

(b) Canada Loans

      On March 10, 2000, our Canadian subsidiary entered into a 2,000,000 Canadian dollar nonrevolving construction loan with a Canadian financial institution to finance a plant expansion for a new spike product line.

      On July 31, 2000, the construction loan was converted to a 1,425,000 Canadian dollar ($958,200) mortgage loan. The original amortization called for 59 equal monthly installments of principal plus interest based on a 15-year amortization schedule with a final principal and interest payment due on July 31, 2005. The interest rate was the Canadian prime rate plus 1.00%. Borrowings on the mortgage loan accrued interest at 5.50% at December 31, 2002. The mortgage loan was secured by a first mortgage on the land and building located in St. Jean, Quebec. This loan was paid in full during July 2003.

      On March 30, 2001, our Canadian subsidiary entered into a 3,750,000 Canadian dollar revolving credit facility. Borrowings under the revolving credit facility can be in an amount up to 80% of the outstanding eligible accounts receivable plus 50% of the aggregate value of eligible inventory. Advances against eligible inventory are limited to 1,875,000 Canadian dollars. The interest rate is the Canadian prime rate plus 1.00%. Borrowings on the revolving line of credit accrued interest at 5.50% at December 31, 2003 and 2002. The credit facility is secured by specific pledges of land, building, equipment, accounts receivable and inventory. At December 31, 2003, additional borrowings of 2,700,000 Canadian dollars ($2,086,000) were available under the revolving credit facility.

      At December 31, 2003, we have classified our Canadian subsidiary’s borrowings under the Canadian dollar revolving credit facility as a current liability due to the repayment of the outstanding balance on this facility in January 2004.

(c) United Kingdom Loans

      In connection with a plant expansion, our United Kingdom subsidiary entered into a £300,000 ($466,000) term loan with a financial institution in the United Kingdom. The term loan is repayable in equal monthly installments and has a maturity date of July 31, 2010. The interest rate is the financial institution’s base rate plus 2.25%. Borrowings on the term loan accrued interest at 5.75% and 6.25% at December 2003 and 2002, respectively.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      In connection with the acquisition of Conveyors International Ltd., Torvale Fisher Limited, a wholly-owned subsidiary of our United Kingdom subsidiary, entered into a property loan and an acquisition loan with a financial institution in the United Kingdom. The £400,000 ($663,800) property loan is repayable in equal monthly installments and has a maturity date of March 31, 2009. The interest rate is the financial institution’s base rate plus 2.25%. Borrowings on the property loan accrued interest at 5.75% and 6.25% at December 31, 2003 and 2002, respectively. The £1,300,000 ($2,157,350) Conveyors acquisition loan was repayable in equal monthly installments and had a maturity date of March 31 2004. The interest rate was the financial institution’s base rate plus 2.25%. Borrowings on the Conveyors acquisition loan accrued interest at 6.25% at December 31, 2002. This loan was paid in full during July 2003.

      In connection with the acquisition of the assets of Quodeck Ltd., our United Kingdom subsidiary entered into a £300,000 ($471,000) Quodeck acquisition loan with a financial institution in the United Kingdom. The Quodeck acquisition loan is repayable in equal monthly installments beginning September 2003 and has a maturity date of September 10, 2006. The interest rate is the financial institution’s base rate plus 1.75%. Borrowings on the Quodeck acquisition loan accrued interest at 5.25% and 5.75% at December 31, 2003 and 2002, respectively.

      Our United Kingdom subsidiary also has a £400,000 ($711,000) overdraft facility on its primary bank account with a financial institution in the United Kingdom. The purpose of the overdraft facility is to provide for working capital requirements. The interest rate on the overdraft facility is the financial institution’s base rate plus 1.625%. For any borrowings in excess of £400,000 ($711,000) that the financial institution approves, the interest rate is the financial institution’s base rate plus 6.75%. Borrowings under the overdraft credit facility accrued interest at 5.125% and 5.625% at December 31, 2003 and 2002. The overdraft credit facility expires on March 19, 2005. No borrowings were outstanding under this facility at December 31, 2003.

      The United Kingdom loans are collateralized by substantially all of the assets of our United Kingdom subsidiary and its wholly-owned subsidiaries. In addition, the loans contain certain covenants which require our United Kingdom subsidiary to maintain a minimum tangible net worth, profitability, cash generation and limits additional borrowings. The covenants also restrict any payments of dividends and limit capital expenditures by our United Kingdom subsidiary.

(d) Boone County Bank, Inc. (Related Party)

      On November 30, 1999, we and Boone County Bank, Inc. (Boone), a related party, executed a note payable for $703,808 which is payable in 48 consecutive monthly installments of $17,388 and matures on November 30, 2003. Interest on the note accrues at the published prime rate, which was 4.00% and 4.25% at December 31, 2003 and 2002, respectively. The proceeds from the note were used to consolidate all prior Boone debt into one note and provide $100,000 of additional funding for capital expenditures.

      On April 27, 2000, we and Boone executed a note payable for $100,000 which is payable in 48 consecutive monthly installments of $2,497 and matures on April 30, 2004. Interest on the note accrues at the published prime rate. The proceeds from the note were used to fund capital expenditures.

      On February 28, 2003, we and Boone executed a note payable for $100,110 which is payable in 36 consecutive monthly installments of $2,973 and matures on February 28, 2006. Interest on the note accrues at the published prime rate. The proceeds from the note were used to provide additional funding for capital expenditures.

      As a result of our initial public offering (see Note 18), all outstanding notes payable balances to Boone were repaid in January 2004. Therefore, at December 31, 2003, we have classified outstanding notes payable balances related to Boone as current liabilities.

      These credit agreements are secured by certain equipment.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Future Maturities of Long-Term Debt

      Future maturities of long-term debt are as follows:

(In Thousands)

2004	$8,555
2005	306
2006	230
2007	55
2008	54
Thereafter	71

Total	$9,271

Note 8:     Retirement Plans

Defined Contribution Plans

      We maintain a qualified defined contribution 401(k) plan covering substantially all United States employees. Under the terms of the plan, we may contribute up to 30% of the first 6% of each employee’s compensation contributed. Total expense that we recorded for matching contributions was approximately $39,000, $34,000 and $33,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

      In August 2003, in conjunction with freezing our defined benefit plan, we amended the defined contribution plan for all United States employees by providing a non-elective Company contribution for all eligible employees and increasing our matching contribution that is tied to profits of our United States divisions. Under the terms of the amendment, we may contribute 3% of each employee’s compensation as a non-elective contribution and may also contribute up to 50% of the first 6% of each employee’s compensation contributed to the plan as an annual profit sharing match. The effective date of the amendment was January 1, 2004.

      We also maintain a defined contribution plan covering all non-union Canadian employees. Under the terms of the Canadian plan, we may contribute 4% of each employee’s compensation as a non-elective contribution and may also contribute 30% of the first 6% of each employee’s compensation contributed to the plan. Total expense that we recorded for non-elective and matching contributions for the Canadian defined contribution plan was approximately $45,000, $32,000, and $31,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

      We also maintain a defined contribution pension plan covering all United Kingdom employees not participating in one of the United Kingdom defined benefit plans. These benefits are provided under no formal written agreement. Under the terms of the defined contribution plan, we may make non-elective contributions of between 3% and 7.5% of each employee’s compensation. There are no Company matching contributions. Total expense that we recorded for the United Kingdom defined contribution pension plan contributions was approximately $60,000, $42,000 and $29,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

      In conjunction with freezing our defined benefit plan effective December 31, 2003, all eligible United Kingdom employees will now participate in the defined contribution plan at the non-elective contribution levels described above.

Defined Benefit Plans

      In December 2003, the FASB issued revisions to SFAS 132, Employer’s Disclosures about Pensions and Other Postretirement Benefits. The revised statement includes new and revised disclosures for sponsors

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

of defined benefit plans. The revised disclosure requires separate presentation of the rates used to calculate the benefit obligation and the rates used to calculate net benefit cost. The revised disclosure is effective for years ending after December 15, 2003 for both domestic and foreign plans. In addition, new annual disclosures are required for plan assets, accumulated benefit obligation, expected benefit payments for each of the next five fiscal years and in aggregate for the five fiscal years thereafter, estimated contributions expected to be paid to the plan in the next fiscal year and disclosure of measurement dates. For domestic plans, all of the new disclosures except the expected benefit payments are effective for years ending after December 15, 2003. For domestic plans, the expected benefit payment disclosure is effective for fiscal years ending after June 15, 2004. For foreign plans, all of the new annual disclosures are effective for fiscal years ending after June 15, 2004. We have updated the following defined benefit plans’ disclosures to incorporate these requirements.

      We maintain a noncontributory defined benefit plan that covers substantially all of our United States employees, former employees and retirees. Benefits under the plan are based on years of service for hourly employees. For salaried employees, benefits under the plan are based on years of service and the employee’s average compensation during defined periods of service. Our funding policy is to make minimum annual contributions required by applicable regulations. No contributions were made to the plan in 2003, 2002, or 2001. We have a required minimum contribution for 2003 in the amount of approximately $147,000 that is payable by September 2004. This required minimum contribution was funded in February 2004.

      In August 2003, we amended our United States defined benefit plan by freezing the benefits accrued for all participants effective December 31, 2003, and preventing new enrollments after December 31, 2003. Our future net periodic pension cost and plan funding will be dependent upon the performance of plan assets. The loss on curtailment recognized during the period ended December 31, 2003, was approximately $47,000.

      We maintain a contributory defined benefit plan in the United Kingdom, the Portec Rail Products (UK) Limited Pension Plan (Portec Rail plan). The Portec Rail plan covers 21 active employees along with our former employees and retirees and has been frozen to new entrants since April 1, 1997. Benefits under the Portec Rail plan are based on years of service and eligible compensation during defined periods of service. Our funding policy for the Portec Rail plan is to contribute approximately 10% of each active employee’s eligible compensation to the plan along with each active employee also contributing to the plan at 3% of eligible compensation. Our total contributions into the Portec Rail plan amounted to approximately $90,000, $91,000 and $100,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

      We also maintain another contributory defined benefit plan in the United Kingdom, the Conveyors International Limited Pension Plan (Conveyors plan). After January of 2002, the Conveyors plan covers only former employees. Benefits under the Conveyors plan were based on years of service and eligible compensation during defined periods of service. Our funding policy for the Conveyors plan is to make minimum annual contributions required by applicable regulations. Our total contributions to the Conveyors plan amounted to approximately $0, $5,000 and $29,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Our future net periodic pension cost and plan funding will be dependent upon the performance of plan assets.

      In September 2003, we amended the Portec Rail and Conveyors plans by freezing the benefits accrued for all participants effective December 31, 2003. Our future net periodic pension cost and plan funding will be dependent upon the performance of plan assets. Effective with this amendment, we will now be solely responsible for meeting the minimum funding requirements to maintain this plan. The unrecognized transition gain for the Portec Rail plan of $580,000 and for the Conveyors plan of $108,000 will continue to be amortized over the average remaining service period of employees in the plan.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      We use a December 31 measurement date for the United States defined benefit pension plan. The funded status of our United States defined benefit pension plan is as follows for the periods ended:

	December 31

	2003	2002

	(In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$8,610	$7,786
Service cost	194	159
Interest cost	565	546
Plan amendment (curtailment)	(891)	—
Actuarial loss	589	617
Benefits paid	(493)	(498)

Benefit obligation at end of year	8,574	8,610

Change in plan assets:
Fair value of plan assets at beginning of year	6,730	8,373
Actual return on plan assets	1,271	(1,145)
Benefits paid	(493)	(498)

Fair value of plan assets at end of year	7,508	6,730

Funded status of the plan	(1,066)	(1,880)
Unrecognized net actuarial loss	1,846	2,652
Unrecognized prior service cost	—	50

Prepaid benefit cost	$780	$822

Accumulated Benefit Obligation	$8,574	$7,880
Amounts recognized in the balance sheets:
Prepaid benefit cost	$—	$—
Accrued benefit liability	(1,066)	(1,150)
Intangible asset	—	50
Accumulated other comprehensive loss	1,846	1,922

Net amount recognized at December 31	$780	$822

      The weighted average assumptions used to determine the benefit obligation are as follows for the periods ended:

	December 31

	2003	2002

Discount rate	6.25%	6.75%
Rate of compensation increase	N/A	4.00%

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      The weighted-average assumptions used for determining net periodic pension cost are as follows for the periods ended:

	December 31

	2003	2002	2001

Discount rate	6.25%	6.75%	7.25%
Expected return on plan assets	8.25%	8.25%	8.50%
Rate of compensation increase	N/A	4.00%	4.00%

      The components of net periodic pension cost (benefit) are as follows for the years ended December 31, 2003, 2002 and 2001:

	December 31

	2003	2002	2001

	(In Thousands)
Service cost	$194	$159	$179
Interest cost	565	546	539
Expected return on plan assets	(767)	(708)	(743)
Amortization of transition and prior service cost	3	3	3
Effect of curtailment	47	—	—

Pension cost (benefit)	$42	$0	$(22)

      We have estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

      Plan assets are held by a trust company as trustee, which invests the plan assets in accordance with the provisions of the plan agreement. The plan agreement permits investment in cash/money market funds, U.S. fixed income securities and equity securities; based on certain target allocation percentages.

      Asset allocation is primarily based on a strategy to provide stable earnings while still permitting the plans to recognize potentially higher returns through a limited investment in equity securities. The target asset allocation percentages for 2003 and 2002 are as follows:

Pension
Benefits

Cash/money market funds	0–10%
U.S. fixed income securities	20–40%
Equity securities	60–80%

      Plan assets are re-balanced at least quarterly. At December 31, 2003 and 2002, plan assets by category are as follows:

	Pension
	Benefits

	2003	2002

Cash/money market funds	1%	3%
U.S. fixed income securities	28	34
Equity securities	71	63

	100%	100%

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      We use an October 31 measurement date for the United Kingdom defined benefit pension plans. The funded status of our United Kingdom defined benefit pension plans is as follows for the years ended December 31:

	Portec Rail	Conveyors	Portec Rail	Conveyors
	Plan	Plan	Plan	Plan

	2003	2003	2002	2002

	(In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$2,893	$682	$2,793	$509
Service cost	103	—	85	18
Interest cost	183	42	175	32
Plan amendment (curtailment)	(126)	(17)	—	—
Actuarial loss (gain)	1,115	(112)	(396)	62
Benefits paid	(76)	—	(47)	—
Foreign currency translation adjustments	400	64	283	61

Benefit obligation at end of year	4,492	659	2,893	682

Change in plan assets:
Fair value of plan assets at beginning of year	2,559	682	2,536	643
Actual return on plan assets	507	62	(301)	(33)
Employer contributions	90	—	91	5
Employee contributions	29	—	27	1
Benefits paid	(76)	—	(47)	—
Foreign currency translation adjustments	313	77	253	66

Fair value of plan assets at end of year	3,422	821	2,559	682

Funded status of the plan	(1,070)	162	(334)	—
Unrecognized net actuarial loss	2,078	107	1,238	226
Unrecognized transition gain	(580)	(108)	(572)	(106)

Prepaid benefit cost	$428	$161	$332	$120

Accumulated Benefit Obligation	$4,492	$659	$2,833	$669
Amounts recognized in the balance sheets:
Prepaid benefit cost	$—	$161	$—	$120
Accrued benefit liability	(1,070)	—	(274)	—
Accumulated other comprehensive loss	1,498	—	606	—

Net amount recognized at December 31	$428	$161	$332	$120

      The weighted average assumptions used to determine the benefit obligation are as follows for the periods ended:

	December 31

	2003	2002

Discount rate	5.75%	6.00%
Rate of compensation increase	N/A	3.00%

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      The weighted-average assumptions used for determining net periodic pension cost are as follows for the years ended December 31:

	December 31

	2003	2002	2001

Discount rate	5.75%	6.00%	6.00%
Expected return on plan assets	8.00%	7.70%	8.00%
Rate of compensation increase	N/A	3.00%	3.25%

      The components of net periodic pension cost are as follows for the years ended December 31:

	Portec Rail	Conveyors	Portec Rail	Conveyors	Portec Rail	Conveyors
	Plan	Plan	Plan	Plan	Plan	Plan

	2003	2003	2002	2002	2001	2001

	(In Thousands)
Service cost	$103	$—	$85	$18	$132	$27
Less employee contributions	(29)	—	(27)	(1)	(24)	(8)
Interest cost	183	42	175	32	149	34
Expected return on plan assets	(202)	(54)	(212)	(54)	(237)	(58)
Amortization of transition amount	(49)	(9)	(45)	(8)	(42)	(8)
Amortization of unrecognized loss (gain)	28	(5)	25	(4)	—	(3)

Pension cost (benefit)	$34	$(26)	$1	$(17)	$(22)	$(16)

Note 9:     Accumulated Other Comprehensive Loss

			Accumulated
			Other
	Currency	Minimum	Comprehensive
	Translation	Pension	Income
	Adjustment	Liability	(Loss)

	(In Thousands)
Balance at January 1, 2001	$(497)	$—	$(497)
Net change	(269)	(260)	(529)

Balance at December 31, 2001	(766)	(260)	(1,026)
Net change	394	(1,356)	(962)

Balance at December 31, 2002	(372)	(1,616)	(1,988)
Net change	1,198	(577)	621

Balance at December 31, 2003	$826	$(2,193)	$(1,367)

      The income tax benefit (expense) associated with the currency translation adjustment included in accumulated other comprehensive income for other non-U.S. subsidiaries was approximately $(506,000), 244,000 and $468,000 December 31, 2003, 2002 and 2001, respectively. The income tax benefit associated with the minimum pension liability included in accumulated other comprehensive income was approximately $1,151,000, $912,000 and $111,000 at December 31, 2003, 2002 and 2001, respectively.

Note 10:     Stock Option Plan

      On January 12, 1998, we granted 360,000 stock options to management employees. The options were required to be exercised over a five-year period from the date of grant at an exercise price of $1.25 per share. There were 309,600 and 337,600 stock options available to be exercised during 2002 and 2001,

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

respectively. No stock options were exercised during 2001. During 2002, 273,120 options were exercised. All unexercised options expired on December 10, 2002.

      We have elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for our stock options to management. Under APB Opinion No. 25, because the exercise price of our stock options was greater than the market price of the underlying common stock on the date of grant and the number of shares was fixed and known, no compensation expense was recognized. Since all the options vested in 1998, there is no pro forma effect on net income for the years ending December 31, 2002 and 2001.

Note 11:     Earnings Per Share

      Earnings per share have been restated to reflect the 2 for 1 stock split effective July 1, 2003. Earnings per share (EPS) were computed as follows:

		Weighted-Average	Per Share
	Income	Shares	Amount

Year Ended December 31, 2003
Net Income	$3,398,000

Basic Earnings per Share
Income available to common shareholders	3,398,000	6,524,002	$.52
Effect of Dilutive Securities
Stock options		—

Diluted Earnings Per Share
Income available to common shareholders and assumed conversions	$3,398,000	6,524,002	$.52

Year Ended December 31, 2002
Net Income	$2,186,000

Basic Earnings per Share
Income available to common shareholders	2,186,000	6,309,160	$.35
Effect of Dilutive Securities
Stock options		175,600

Diluted Earnings Per Share
Income available to common shareholders and assumed conversions	$2,186,000	6,484,760	$.34

Year Ended December 31, 2001
Net Income	$853,000

Basic Earnings per Share
Income available to common shareholders	853,000	6,293,924	$.14
Effect of Dilutive Securities
Stock options		208,479

Diluted Earnings Per Share
Income available to common shareholders and assumed conversions	$853,000	6,502,403	$.13

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Note 12:     Income Taxes

      Income tax expense consists of the following:

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
Income taxes:
Current:
Federal	$825	$666	$241
State	154	86	25
Foreign	799	661	519

	1,778	1,413	785

Deferred:
Federal	31	(13)	(3)
State	5	(2)	—
Foreign	(30)	(86)	—

	6	(101)	(3)

	$1,784	$1,312	$782

      A reconciliation of U.S. income tax computed at the statutory rate and actual expense is as follows:

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
Amount computed at statutory rate	$1,762	$1,189	$556
State and local taxes less applicable federal income tax	107	55	16
Foreign tax withheld on repatriated earnings	—	—	89
Incremental tax on foreign operations	(72)	(51)	47
Tax benefit of foreign tax credit carryforwards	—	—	(93)
Increase in valuation reserve	—	—	93
Other	(13)	119	74

	$1,784	$1,312	$782

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      The components of the net deferred tax assets and liabilities are as follows:

	December 31

	2003	2002

Deferred tax liabilities:
Property and equipment	$1,345	$1,312
Goodwill	597	500
Foreign currency translation	506	—

Total deferred tax liabilities	2,448	1,812

Deferred tax assets:
Minimum pension liability	1,151	912
Inventory reserves	85	65
Accrued expenses	111	18
Accounts receivable	7	6
Uniform capitalization	188	224
Foreign tax credit carryforward	285	285
Foreign currency translation	—	244
Other	45	36

Total deferred tax assets	1,872	1,790
Valuation allowance	(195)	(195)

Net deferred tax assets	1,677	1,595

Net deferred tax liabilities	$771	$217

      Our foreign tax credit carryforwards expire from 2003 to 2006.

Note 13:     Commitments and Contingencies

Lease Commitments

      We lease certain automobiles, office equipment and facilities. These leases are subject to renewal options for varying periods. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

(In Thousands)
2004	$726
2005	491
2006	434
2007	318
2008	146
Thereafter	23

Total minimum lease payments	$2,138

      Operating lease expense under such arrangements was approximately $785,000, $734,000 and $707,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Litigation

      We are involved from time to time in lawsuits that arise in the normal course of business. We actively and vigorously defend all lawsuits. We are named with numerous other defendants in an environmental lawsuit. The plaintiff seeks to recover costs which it has incurred to investigate and remediate its own

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

property as required by the New York State Department of Environmental Conservation (NYSDEC). We have not been named as a liable party by the NYSDEC and believe we have no liability to the plaintiff in the case. We filed a motion of summary judgment seeking a ruling to have us dismissed from the case. On November 6, 2003, the motion of summary judgment was granted and we were dismissed from the case. However, the plaintiff has the right to appeal this decision but has not taken any action to date. If the plaintiff appeals this motion, we will incur additional ongoing expenses, which are not estimable at this time.

Note 14:	Segments, Geographic and Major Customer Financial Information

Segments

      We operate four business segments consisting of Railway Maintenance Products Division (RMP), Shipping Systems Division (SSD), Portec, Rail Products Ltd. (Canada) and Portec Rail Products (UK) Ltd. (United Kingdom), along with a corporate functional shared service. The presentation of segment information reflects the manner in which we organize our segments by geographic areas for making operating decisions, assessing performance and allocating resources.

      Intersegment sales are accounted for at arm’s-length prices, reflecting prevailing market conditions within the United States, Canada and the United Kingdom. Such sales and associated costs are eliminated in the consolidated financial statements.

      Railway Maintenance Products Division RMP segment manufactures and assembles track components and friction management products, along with providing service to railroads, transit systems and railroad contractors. RMP is also a distributor and reseller of purchased track components, lubricants and friction modifiers manufactured by third parties. The manufactured and assembled track component and friction management products consist primarily of standard and insulated rail joints, friction management systems and gage plates. The purchased and distributed products consist primarily of various lubricants and friction modifiers. Friction modifiers are water-based liquids that contain a suspension of active friction modifier materials that help reduce friction and noise while being applied on top of the rail without impacting a train’s braking or traction capabilities. The friction management products are aimed at rail customers to help them achieve cost savings primarily through reduced rail wear, wheel wear and fuel usage in order to be more competitive. The manufactured and assembled track components, such as rail joints, are used for rail replacement or repair.

      Shipping Systems Division SSD segment engineers and sells securement systems primarily to the railroad freight car market. These systems are used to secure a wide variety of products and lading onto freight cars. Independent subcontractors produce most of our manufactured products; however, beginning in 2002, RMP began to perform some of the assembly functions related to this product line.

      Portec, Rail Products Ltd. The Canada segment manufactures rail anchors, rail spikes and assembles friction management products primarily for the two largest Canadian railroads. Rail anchors and rail spikes are devices to secure rails to the ties to restrain the movement of the rail. Canada is also a distributor and reseller of lubricants and friction modifiers manufactured by third parties.

      Portec Rail Products (UK) Ltd. The United Kingdom segment operates and serves customers in two markets. In the rail market, the major product line is friction management products and services that primarily serve the United Kingdom passenger rail network. In the material handling market, the major product lines are overhead and floor conveyor systems and racking and mezzanine flooring systems. The end users of the material handling products are primarily United Kingdom based customers in the manufacturing, distribution, garment and food industries.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
External Sales
RMP	$27,825	$24,645	$23,431
SSD	4,323	3,441	3,007
Canada	12,135	10,596	6,214
United Kingdom	13,281	11,399	11,187

Total	$57,564	$50,081	$43,839

Intersegment Sales
RMP	$1,473	$1,586	$1,502
SSD	7	—	10
Canada	2,011	1,345	1,461
United Kingdom	60	27	24

Total	$3,551	$2,958	$2,997

Total Sales
RMP	$29,298	$26,231	$24,933
SSD	4,330	3,441	3,017
Canada	14,146	11,941	7,675
United Kingdom	13,341	11,426	11,211

Total	$61,115	$53,039	$46,836

Operating Income (Loss)
RMP	$3,776	$3,365	$2,963
SSD	514	144	(26)
Canada	1,767	1,204	399
United Kingdom	742	618	867
Corporate	(1,179)	(1,181)	(1,510)

Total	5,620	4,150	2,693
Interest Expense	353	530	1,007
Other Expense, net	85	122	51

Income Before Income Taxes	$5,182	$3,498	$1,635

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
Depreciation and Amortization
RMP	$618	$721	$784
SSD	12	15	67
Canada	310	392	282
United Kingdom	455	373	469
Corporate	4	66	114

Total	$1,399	$1,567	$1,716

Total Assets
RMP	$17,462	$15,787
SSD	1,525	1,806
Canada	10,194	6,843
United Kingdom	9,577	9,563
Corporate	1,629	855

Total	$40,387	$34,854

Capital Expenditures
RMP	$508	$276	$200
SSD	28	3	1
Canada	76	122	81
United Kingdom	73	356	137
Corporate	—	5	—

Total	$685	$762	$419

      Geographic information for sales, based on country of destination, and assets, based on country of location, is as follows:

	Years Ended December 31

	2003	2002	2001

	(In Thousands)
External Sales
United States	$28,381	$25,920	$23,458
Canada	14,881	12,375	7,300
United Kingdom	10,981	9,999	8,588
Other	3,321	1,787	4,493

Total	$57,564	$50,081	$43,839

Total Assets
United States	$20,616	$18,448
Canada	10,194	6,843
United Kingdom	9,577	9,563

Total	$40,387	$34,854

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

Major Customers

      Our largest customers are North American Class I railroads; products are also sold to a variety of regional and short-line railroads, rail transit systems, and original equipment manufacturers for the material handling market in the United Kingdom. Our two largest customers represented approximately 24%, 23%, and 20% of ours sales for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, our two largest customers represented approximately 30% and 8%, respectively, of our total accounts receivable.

Note 15:     Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Dollars in Thousands)
2003
Revenue	$14,130	$17,696	$12,911	$12,827
Gross Profit	4,159	4,971	3,854	3,594
Net Income	818	1,292	750	538
Earnings per Share:
Basic	$.13	$.20	$.11	$.08
Diluted	.13	.20	.11	.08
2002
Revenue	$12,755	$14,433	$12,598	$10,295
Gross Profit	3,351	3,924	3,399	3,050
Net Income	521	786	559	320
Earnings per Share:
Basic	$.08	$.12	$.09	$.05
Diluted	.08	.12	.09	.05
2001
Revenue	$10,982	$12,484	$10,648	$9,725
Gross Profit	2,789	3,538	3,155	2,559
Net Income	120	396	262	75
Earnings per Share:
Basic	$.02	$.06	$.04	$.01
Diluted	.02	.06	.04	.01

      The sums of the quarterly earnings per share do not equal annual amounts due to differences in the weighted-average number of shares outstanding during the respective periods.

Note 16:     Financial Instruments

      We are exposed to market risk due to changes in currency exchange rates and interest rates. We currently do not utilize hedging or derivatives to offset these risks.

Currency Exchange Risk

      Occasionally, we are exposed to currency exchange risk from transactions we enter into with customers whereby we settle in a currency other than our primary currency. Our primary foreign currency exposures in relation to the U.S. dollar are the United Kingdom pound sterling and the Canadian dollar.

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

      The amount of transactions and the currency exchange differences that we recorded for reported years and periods were not significant.

Interest Rate Risk

      We have approximately $9,271,000 of debt. Substantially all of this debt is variable rate and adjusts based upon an underlying index such a LIBOR. As noted in Note 7 and Note 18, in January 2004, we repaid approximately $8,244,000 of the December 31, 2003 outstanding debt balance.

Note 17:     Certain Significant Estimates

      Our estimates that influence the financial statements are normally based on knowledge and experience about past and current events and assumptions about future events. The following estimates affecting the financial statements are particularly sensitive because of their significance, and it is at least reasonably possible that a change in these estimates will occur in the near term:

Employee Benefits — Defined Benefit Plan

      The liabilities and expenses for pensions require significant judgments and estimates. These amounts are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets and assumptions relating to the employee workforce (retirement age and mortality). The rate used to discount future estimated liabilities is determined considering the rates available at year end on debt instruments that could be used to settle obligations of the plan. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations.

Goodwill

      We evaluate the recoverability of the goodwill of each of our reporting units as required under SFAS No. 142 by comparing the fair value of each reporting unit with its carrying value. The fair values of our reporting units are determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. We apply our best judgment when assessing the reasonableness of the financial projections used to determine the fair value of each reporting unit.

Income Taxes

      As a Company with international operations, we record an estimated liability or benefit for income taxes and other taxes based on what it determines will likely be paid in various jurisdictions in which it operates. We use our best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on various matters including the resolution of the tax audits in the various affected tax jurisdictions and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount.

Note 18:     Subsequent Events

      On January 28, 2004, we completed the sale of 2,000,000 shares of our common stock in an underwritten offering for $10 per share. The transaction generated net proceeds of approximately $17,122,000. As discussed in Note 7 and Note 16, approximately $8,244,000 of our outstanding December 31, 2003 debt was repaid in January 2004. This repayment was funded by $7,313,000 from the initial public offering proceeds and $931,000 from January 2004 operating cash flows. In addition, on February 26, 2004, upon exercise by the underwriter of its option to purchase additional shares to cover

Portec Rail Products, Inc.
Notes to Consolidated Financial Statements

over allotment in the initial public offering, we completed the sale of 95,000 shares of our common stock for $10 per share. Net proceeds from the sale of the additional shares were approximately $867,000. We will use the remaining proceeds from the initial offering and the sale of additional shares for general corporate purposes, which may include future acquisitions and product line expansion.

      On February 26, 2004, our Board of Directors declared a quarterly cash dividend of $.05 per share of common stock for shareholders of record on March 12, 2004 payable on March 31, 2004.

Independent Accountants’ Report

To the Shareholders and Board of Directors
Portec Rail Products, Inc.
Pittsburgh, Pennsylvania

      We have audited the accompanying consolidated balance sheets of Portec Rail Products, Inc. (Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements described above present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the financial statements, in 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

February 20, 2004

Evansville, Indiana

APPENDIX D

Salient Systems, Inc.

Salient Systems, Inc.

Condensed Balance Sheet

June 30, 2004

(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,540
Accounts receivable, net	355
Inventories, net	847
Costs and Estimated earnings in excess of billings on uncompleted contracts	223
Prepaid expenses and other current assets	97
Deferred income taxes	(44)

Total current assets	4,018
Property, plant and equipment, net	67

Total assets	$4,085

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$12
Billings in excess of costs and estimated earnings on uncompleted contracts	719
Accrued compensation	130
Other accrued liabilities	78

Total current liabilities	939

Total liabilities	939
Shareholders’ equity:
Common stock, no par value, 6,500,000 shares authorized, 3,591,615 issued and outstanding at June 30, 2004	6
Additional paid-in capital	2,201
Retained earnings	939

Total shareholders’ equity	3,146

Total liabilities and shareholders’ equity	$4,085

Salient Systems, Inc.

Consolidated Income Statements

For the six
months ended
June 30, 2004

(unaudited)
Income Statement Data
Net sales	$904
Cost of sales	189

Gross profit	715
Selling, general and administrative	678
Research and development costs	268

Operating income/(loss)	(231)
Interest expense/(income), net	(8)

Income/(loss) before income taxes	(223)
Provision (benefit) for income taxes	(61)

Net Income/(loss)	$(162)

Earnings per share:
Basic	$(0.05)
Diluted	$(0.05)
Cash Dividends paid per share	$—
Weighted average shares outstanding
Basic	3,591,615
Diluted	3,591,615

Salient Systems, Inc.

Balance Sheets
December 31, 2003

Assets
Current Assets
Cash and cash equivalents	$3,314,391
Accounts receivable — trade	709,130
Inventories	486,379
Costs and estimated earnings in excess of billings on uncompleted contracts	51,583
Prepaid expenses	61,028

Total current assets	4,622,511
Property and Equipment, net	102,464

Total assets	$4,724,975

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$54,348
Accrued expenses	128,050
Accrued warranty	72,314
Income taxes payable	317,339
Billings in excess of costs and estimated earnings on uncompleted contracts	790,220
Deferred tax liability	54,000

Total current liabilities	1,416,271

Shareholders’ Equity
Common stock, no par value, 6,500,000 authorized, 3,591,615 shares issued and outstanding	5,703
Additional paid-in capital	2,200,819
Retained earnings	1,102,182

Total shareholders’ equity	3,308,704

Total liabilities and shareholders’ equity	$4,724,975

See Notes to Financial Statements

Salient Systems, Inc.

Statement of Net Income and Retained Earnings
Year Ended December 31, 2003

Net Sales	$4,603,930
Cost of Revenue Earned	1,150,513

Gross Profit	3,453,417

Operating Expenses
General and administrative	1,044,099
Research and development	705,293

Total operating expenses	1,749,392

Operating Income	1,704,025

Other Income (Expense)
Interest income	13,185
Loss on disposal of assets	(12,054)

Total other income	1,131

Income Before Provision for Income Taxes	1,705,156
Provision for Income Taxes	593,769

Net Income	1,111,387
Retained Deficit, Beginning of Year	(9,205)

Retained Earnings, End of Year	$1,102,182

Basic and Dilutive Earnings Per Share
Net income	$0.31

See Notes to Financial Statements

Salient Systems, Inc.

Statement of Cash Flows
Year Ended December 31, 2003

Cash Flows from Operating Activities
Net income	$1,111,387

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	43,912
Loss on disposal of property and equipment	12,054
Deferred income taxes	(35,000)
(Increase) decrease in operating assets
Accounts receivable — trade	(86,298)
Inventories	1,960
Costs and estimated earnings in excess of billings on uncompleted contracts	19,426
Prepaid expenses	1,479
Refundable income taxes	137,851
Increase (decrease) in operating liabilities
Accounts payable	36,066
Accrued expenses	(15,414)
Accrued warranty	(44,624)
Income taxes payable	317,339
Billings in excess of costs and estimated earnings on uncompleted contracts	(51,241)

Total adjustments	337,510

Net cash provided by operating activities	1,448,897

Cash Flows from Investing Activities
Acquisition of property and equipment	(60,094)
Proceeds from sale of property and equipment	18,911

Net cash used in investing activities	(41,183)

Net Increase in Cash and Cash Equivalents	1,407,714
Cash and Cash Equivalents, Beginning of Year	1,906,677

Cash and Cash Equivalents, End of Year	$3,314,391

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for income taxes	$325,100

See Notes to Financial Statements

Salient Systems, Inc.

Notes to Financial Statements
December 31, 2003

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

      Salient Systems, Inc. (Salient) was incorporated in September 1984 to engage in the manufacturing of wheel impact load detectors and other products for the railroad industry. Salient is the premier supplier of state-of-the-art wayside monitoring and failure detection systems to the global rail industry. Revenue recognized from wayside detection systems was 72% of net revenue for the year ended December 31, 2003. Salient’s corporate offices are located in Dublin, Ohio and its products are distributed worldwide. Salient Systems Foreign Sales Corporation (SSFCS), a wholly-owned subsidiary, was formed in 1994 to conduct foreign sales on behalf of Salient and was dissolved during 2003.

Note 2:	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable — Trade

      Salient grants credit principally to Class I railroads, governmental entities and others in the railroad industry. Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts past due by more than 30 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific customer circumstances. Accounts receivable are stated at the amount billed to the customer and no interest is charged on past due accounts. Payments of accounts receivable are applied to the customer balance based on the customer’s payment detail.

      The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amount that will not be collected. Management individually reviews all accounts receivable balance and estimates the portion, if any, of the balance that will be uncollectible. This estimate is based on historical trends, payment history with specific customers and current economic conditions. At December 31, 2003, no allowance for potential uncollectible accounts has been recorded due to management’s belief that all accounts are collectible.

Inventories

      Inventories are carried at the lower of cost or market. Raw materials are valued using the first-in, first-out method. Component parts, consisting of materials, labor and overhead costs, are valued using the specific identification method.

Property and Equipment

      Property and equipment is carried at cost, less accumulated depreciation and amortization computed on accelerated methods. Major renewals and betterments are capitalized and depreciated; maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation and amortization are

Salient Systems, Inc.
Notes to Financial Statements

removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

Machinery and equipment	5-12 years
Furniture and fixtures	5-10 years
Leasehold improvements	39 years

Revenue and Cost Recognition

      Salient sells its product by contract, which provides for, among other items, progress billings based on the completion of the contract. Revenues from contracts are recognized on the percentage-of-completion method, measured by the percentage of total labor hours accumulated to date to estimate total labor hours for each contract. This method is used because management considers total labor hours to be the best available measure of progress on such contracts.

      Contract costs include all direct material, labor hours and certain overhead charges. Administrative and selling costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that Salient’s estimated costs to complete its contracts could change in the near term.

      The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts”, represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts”, represents billings in excess of revenues recognized.

Product Warranty

      Salient provides limited warranties on certain of its products, for varying periods. Generally, the warranty periods range from one to three years. Salient records an accrued liability and expense for estimated future warranty claims based upon historical experience and management’s estimate of the level of future claims. Because of the inherent uncertainties of estimating the timing and amount of warranty costs, it is at least reasonably possible that Salient’s estimates of warranty costs could change in the near term. Changes in the estimated amounts recognized in prior years are recorded as an adjustment to the accrued liability and expense in the current year. A reconciliation of the liability is as follows:

Beginning balance	$116,938
Changes in liability and product warranties issued	15,000
Changes in estimated liability for warranties issued in prior years	(44,624)
Payments made under warranties	(15,000)

Ending balance	$72,314

Research and Development

      Research and development expenses are charged to operations as incurred.

Earnings per Share

      Earnings per share are computed on the weighted-average number of common shares outstanding (3,591,615 in 2003). Options to purchase 96,000 shares for the year ended December 31, 2003, were not

Salient Systems, Inc.
Notes to Financial Statements

included in the computation of diluted earnings per share because the exercise price of the options is greater than the average market price of common shares.

Incentive Stock Option Plan

      At December 31, 2003, Salient has an incentive stock option plan for director and employees, which is described more fully in the Shareholders’ Equity note. Salient accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if Salient had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Net income, as reported	$1,111,387
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(17,700)

Pro forma net income	$1,093,687

Earnings per share
Basic and diluted — as reported	$0.31
Basic and diluted — pro forma	$0.30

Statements of Cash Flows

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits held by banks, cash in escrow and short-term debt instruments with maturities of three months or less.

Note 3:	Cash and Cash Equivalents

      Salient maintains cash balances in one bank in excess of federally insured limits. It is the policy of Salient to invest excess cash in the highest quality cash equivalent investments. At December 31, 2003, the Companies’ cash accounts exceeded federally insured limits by approximately $3,200,000.

Note 4:	Inventories

      Inventories are comprised of the following:

Raw materials	$318,201
Finished goods	168,178

$486,379

Salient Systems, Inc.
Notes to Financial Statements

Note 5:	Costs and Estimated Earnings on Uncompleted Contracts

      Contracts in progress consisted of:

Costs incurred on uncompleted contracts	$286,990
Estimated earnings	863,088

1,150,078
Less: billings to date	(1,888,715)

$(738,637)

      Contracts in progress are included in the accompanying balance sheet as follows:

Costs and estimated earnings in excess of billings on uncompleted contracts	$51,583
Billings in excess of costs and estimated earnings on uncompleted contracts	(790,220)

$(738,637)

Note 6:	Property and Equipment

      Property and equipment consisted of the following:

Machinery and equipment	$459,881
Furniture and fixtures	114,952
Leasehold improvements	28,919

603,752
Less accumulated depreciation	(501,288)

Net property and equipment	$102,464

Note 7:	Note Payable — Line of Credit

      Salient has a line of credit agreement with a bank for $400,000 which expired in April 2004. During 2003, interest was calculated at prime rate. The agreement is secured by substantially all assets of Salient. There was no outstanding balance on the line of credit at December 31, 2003.

Note 8:	Income Taxes

      The provision (benefit) for income taxes consists of the following:

Current	$628,769
Deferred	(35,000)

Provision for income tax	$593,769

      The provision for income taxes included in the accompanying statement of income and retained earnings was computed based on statutory rates applied to income before taxes. Deferred tax assets and liabilities are recorded for all temporary differences between financial and tax reporting. The primary difference is the use of the completed contract method for recognition of contract revenues. Deferred income tax expense (benefit) results from the net change during the year of the deferred income tax assets and liabilities.

Salient Systems, Inc.
Notes to Financial Statements

      The temporary differences are as follows:

Deferred tax asset
Tax benefit of warranty deferral	$25,000
Other	32,000

57,000
Deferred tax liability
Recognition of income from contracts in progress	(111,000)

Net current liability	$(54,000)

      A reconciliation of the Companies’ effective tax rate is as follows:

Income tax at statutory rates	(34)%
State and local taxes, net of federal benefit	(2)
Other	1

(35)%

Note 9:	Shareholders’ Equity

      Salient has an incentive stock option plan for director and employees. The maximum number of common shares that may be issued under the plan is 200,000. All stock options vest immediately upon grant.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003:

Dividend yield	0%
Expected volatility	126.34%
Risk-free interest rate	2.90%
Expected life	10 years

      A summary of the status of Salient’s director and employee stock options as of December 31, 2003, and changes for the year then ended is presented below:

		Weighted-Average
	Shares	Exercise Price

January 1	66,000	$1.59
Granted	30,000	0.61
Canceled	—	—

December 31	96,000	$1.28

Options exercisable at year end	96,000

Weighted-average fair value of options granted during the year		$0.59

Salient Systems, Inc.
Notes to Financial Statements

      The following table summarized information about employee stock options at December 31, 2003:

		Weighted-Average
		Remaining	Weighted-Average
	Number Outstanding	Contractual Life	Exercise Price
Exercise Price	December 31, 2003	(in Years)	2003

$4.50	11,000	3.93	$4.50
1.01	55,000	8.21	1.01
0.61	30,000	9.21	0.61

Note 10:	Operating Leases

      Salient is currently leasing its office and facilities under an operating lease which expires in January 2005. Rental expense charged to operations was $129,051 for 2003. The future minimum lease commitments under operating leases are $129,870 for 2004 and $10,823 for 2005.

Note 11:	License Agreement

      Under a license agreement, Salient is required to pay an annual royalty fee of the greater of $5,000 or 3% of the sales price on all licensed products sold. The royalty fee expense was $6,224 for the year ended December 31, 2003.

Note 12:	Retirement Plan

      Salient sponsors a qualified 401(k) profit sharing and savings plan in which eligible employees may contribute pre-tax dollars. All employees, upon reaching age 21, are eligible to participate in the plan. Salient may make matching or discretionary contributions to the plan at the discretion of management. There were no employer matching or discretionary contributions during 2003.

Note 13:	Foreign Revenue

      Net revenue from customers in foreign countries totaled $829,426 (or 18% of total revenue) in 2003.

Note 14:	Major Customers

      Five customers accounted for 77% of net revenue during the year ended December 31, 2003, while two customers accounted for 88% of the accounts receivable balance at December 31, 2003.

Note 15:	Related Party Transactions

      Air transportation for Salient is provided by Business Flyers Group, Inc., an entity owned by the majority shareholders of Salient. The use of the aircraft is purchased by reimbursing Business Flyers Group, Inc. for fuel, maintenance and other related expenses. Total expenses related to these reimbursements were $75,419 for the year ended December 31, 2003.

Salient Systems, Inc.
Notes to Financial Statements

Note 16:	Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$321,958	$921,865	$1,468,715	$1,891,392
Gross profit	158,382	712,515	1,145,442	1,437,078
Net income (loss)	(235,174)	285,860	385,059	675,642
Earnings (loss) per share:
Basic	$(.07)	$.08	$.11	$.19
Diluted	(.07)	.08	.11	.19

Independent Accountants’ Report

Board of Directors
Salient Systems, Inc.
Dublin, Ohio

      We have audited the accompanying balance sheet of Salient Systems, Inc. as of December 31, 2003, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salient Systems, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

July 1, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Article VIII of the Registrant’s Bylaws provides as follows:

1. To the extent permitted by applicable law, the corporation shall indemnify any person (other than a shareholder of the corporation) who was or is a party or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action or proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

2. To the extent permitted by applicable law the corporation shall indemnify any shareholder of the corporation who was or is a party or threatened to be made a party to any threatened, pending or completed action or proceedings, whether civil, criminal, administrative, or investigative (including, without limitation, an action or proceeding by or in the right of the corporation) by reason of the fact that he is or was a shareholder, director, officer, employee or agent of the corporation, or is, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct. In the event of any other judgment against any such shareholder or in the event of a settlement, indemnification shall be made only if the corporation shall be advised, in case none of the persons involved shall have been a director or the corporation, by the board of directors, and otherwise by independent counsel to be appointed by the board of directors, that in its or his opinion such shareholder was not guilty of gross negligence or willful misconduct, and, in the event of a settlement, that such settlement was, or if still to be made, is, in the best interests of the corporation. If a determination is to be made by the board of directors, it may rely, as to all questions of law, on the advice of the independent counsel.

3. The foregoing rights of indemnification shall inure to the benefit of the heirs, executors or administrators of each such shareholder, director, officer, employee or agent and shall be in addition to and not exclusive of, any other rights to which such shareholder, director, officer, employee or agent may be entitled.

      Sections 31D-8-851 through 31D-8-853 of the West Virginia Business Corporation Act provide for the indemnification and the advancement of expenses to persons acting on behalf of a West Virginia corporation. These sections are as follows:

      31D-8-851 PERMISSIBLE INDEMNIFICATION. — (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

      (b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

      (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

      (d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

      31D-8-852 MANDATORY INDEMNIFICATION. — A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

      31D-8-853 ADVANCE FOR EXPENSES. — (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

      (b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

      (c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

Item 21.	Exhibits and Financial Statement Schedules

      The exhibits and financial statements filed as part of this Registration Statement are as follows:

      (a) Exhibits

2	Agreement and Plan of Merger by and among Portec Rail Products, Inc., Portec Rail Acquisition Corp., Salient Systems, Inc., Harold D. Harrison and Sharron D. Harrison (included as Appendix A to the Proxy Statement/Prospectus).
3.1	Articles of Incorporation of Portec Rail Products, Inc., as amended
3.2	Bylaws of Portec Rail Products, Inc.
4	Form of Common Stock Certificate of Portec Rail Products, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation as to the legality of the securities being issued.
8	Form of Federal Tax Opinion of BKD, LLP
21	Subsidiaries of Portec Rail Products, Inc.
23.1	Consent of BKD, LLP
23.2	Consent of BKD, LLP
23.3	Consent of Luse Gorman Pomerenk & Schick, a Professional Corporation (set forth in Exhibit 5.1).
24	Power of attorney (set forth on the signature pages to this Registration Statement).

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

      (e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to an meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania, on August 17, 2004.

PORTEC RAIL PRODUCTS, INC.

By:	/s/ JOHN S. COOPER

John S. Cooper
Chief Executive Officer and President

POWER OF ATTORNEY

      We, the undersigned directors and officers of Portec Rail Products, Inc. (the “Company”) severally constitute and appoint John S. Cooper with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said John S. Cooper may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said John S. Cooper shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ JOHN S. COOPER John S. Cooper	Chief Executive Officer, President and Director (Principal Executive Officer)	August 17, 2004

/s/ MICHAEL D. BORNAK Michael D. Bornak	Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2004

/s/ MARSHALL T. REYNOLDS Marshall T. Reynolds	Chairman of the Board	August 17, 2004

/s/ KIRBY J. TAYLOR Kirby J. Taylor	Director	August 17, 2004

/s/ PHILIP E. CLINE Philip E. Cline	Director	August 17, 2004

/s/ NEAL W. SCAGGS Neal W. Scaggs	Director	August 17, 2004

Signatures	Title	Date

/s/ ROBERT L. SHELL, JR. Robert L. Shell, Jr.	Director	August 17, 2004

/s/ DANIEL P. HARRINGTON Daniel P. Harrington	Director	August 17, 2004

/s/ DOUGLAS V. REYNOLDS Douglas V. Reynolds	Director	August 17, 2004

/s/ A. MICHAEL PERRY A. Michael Perry	Director	August 17, 2004

/s/ THOMAS W. WRIGHT Thomas W. Wright	Director	August 17, 2004

EXHIBIT INDEX

2	Agreement and Plan of Merger by and among Portec Rail Products, Inc., Portec Rail Acquisition Corp., Salient Systems, Inc., Harold D. Harrison and Sharron D. Harrison (included as Appendix A to the Proxy Statement/Prospectus).
3.1	Articles of Incorporation of Portec Rail Products, Inc., as amended
3.2	Bylaws of Portec Rail Products, Inc.
4	Form of Common Stock Certificate of Portec Rail Products, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation as to the legality of the securities being issued.
8	Form of Federal Tax Opinion of BKD, LLP
21	Subsidiaries of Portec Rail Products, Inc.
23.1	Consent of BKD, LLP
23.2	Consent of BKD, LLP
23.3	Consent of Luse Gorman Pomerenk & Schick, a Professional Corporation (set forth in Exhibit 5.1).
24	Power of attorney (set forth on the signature pages to this Registration Statement).